Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

dated as of

September 7, 2018

by and among

CONCRETE PUMPING HOLDINGS ACQUISITION CORP.,

INDUSTREA ACQUISITION CORP.,

CONCRETE PUMPING INTERMEDIATE ACQUISITION CORP.,

CONCRETE PUMPING MERGER SUB INC.,

INDUSTREA ACQUISITION MERGER SUB INC.,

CONCRETE PUMPING HOLDINGS, INC.

and

PGP INVESTORS, LLC, as the Holder Representative

TABLE OF CONTENTS

ARTICLE I. CERTAIN DEFINITIONS		3

1.1	Definitions	3
1.2	Construction	21
1.3	Knowledge	22

ARTICLE II. THE MERGERS; CLOSING		22

2.1	The Mergers	22
2.2	Effects of the Mergers	23
2.3	Closing; Concrete Effective Time; Industrea Effective Time	23
2.4	Certificate of Incorporation and Bylaws of the Concrete Surviving Corporation, Industrea Surviving Corporation and Newco	23
2.5	Directors and Officers of the Concrete Surviving Corporation, the Industrea Surviving Corporation and Newco	24

ARTICLE III. EFFECTS OF THE CONCRETE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS; INDUSTREA MERGER		25

3.1	Conversion of Shares of Company Stock and Options	25
3.2	Closing Payments	28
3.3	Pre-Closing Statement; Closing Consideration Schedule	30
3.4	Adjustment Amount	32
3.5	Holder Representative Expense Amount	34
3.6	Exchange Agent	34
3.7	Dissenting Shares	35
3.8	Withholding	35
3.9	Industrea Merger	35

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		37

4.1	Corporate Organization	37
4.2	Subsidiaries	38
4.3	Due Authorization	38
4.4	No Conflict	38
4.5	Governmental Consents	39
4.6	Capitalization of the Company	39
4.7	Capitalization of Subsidiaries	39
4.8	Financial Statements	40
4.9	Undisclosed Liabilities; Indebtedness	40
4.10	Litigation and Actions	40
4.11	Compliance with Laws	41
4.12	Contracts; No Defaults	41
4.13	Company Benefit Plans	43
4.14	Labor Relations	46
4.15	Taxes	47
4.16	Brokers’ Fees	49
4.17	Insurance	49
4.18	Licenses, Permits and Authorizations	49
4.19	Business Equipment and Other Tangible Personal Property.	50
4.20	Real Property	50
4.21	Intellectual Property	51

i

4.22	Environmental Matters	53
4.23	Absence of Changes	53
4.24	Affiliate Matters.	53
4.25	Anti-Corruption Laws	54
4.26	Suppliers	54
4.27	Bank Accounts	54
4.28	Accounts and Notes Receivable	55
4.29	Information Supplied	55
4.30	No Additional Representations or Warranties	55

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE INDUSTREA PARTIES		55

5.1	Organization	55
5.2	Due Authorization	56
5.3	No Conflict	56
5.4	Litigation and Actions	56
5.5	Capitalization	56
5.6	Subsidiaries	58
5.7	No Undisclosed Liabilities	58
5.8	Absence of Certain Developments	58
5.9	Material Contracts	58
5.10	Benefit Plans	58
5.11	Compliance with Laws	59
5.12	Affiliate Transactions	59
5.13	Governmental Consents	59
5.14	Financial Ability	59
5.15	Brokers’ Fees	60
5.16	Solvency; Concrete Surviving Corporation After the Concrete Merger	60
5.17	No Outside Reliance	60
5.18	Acquisition of Interests for Investment	60
5.19	SEC Filings	61
5.20	Listing; Financial Statements	61
5.21	Trust Account	62
5.22	Industrea Vote Required	62
5.23	Equity Investment	62
5.24	Internal Controls; Listing; Financial Statements	63
5.25	Investment Company Act; JOBS Act	63

ARTICLE VI. COVENANTS OF THE COMPANY		63

6.1	Conduct of Business	63
6.2	Inspection	66
6.3	HSR Act	66
6.4	Financing Cooperation	67
6.5	Termination of Affiliate Agreements	68
6.6	Exclusivity.	68

ARTICLE VII. COVENANTS OF THE INDUSTREA PARTIES		69

7.1	HSR Act	69
7.2	Indemnification and Insurance	70
7.3	Employment Matters	71
7.4	Financing Efforts	72

ii

7.5	Retention of Books and Records	74
7.6	Contact with Customers and Vendors	74
7.7	Conduct of Business	74
7.8	R&W Insurance Policy	75
7.9	Registration Statement; Industrea Stockholder Approval	76
7.10	Trust Account	77
7.11	Exclusivity	78

ARTICLE VIII. JOINT COVENANTS		78

8.1	Support of Transaction	78
8.2	Escrow Agreement	78
8.3	Further Assurances.	78
8.4	[Reserved	79
8.5	Section 280G	79
8.6	Tax Matters	79
8.7	Confidentiality	83
8.8	Notification of Certain Matters	83

ARTICLE IX. CONDITIONS TO OBLIGATIONS		83

9.1	Conditions to the Obligations of Industrea Parties and the Company	83
9.2	Conditions to the Obligations of Industrea Parties	84
9.3	Conditions to the Obligations of the Company	84
9.4	Waiver of Conditions; Frustration of Conditions	85

ARTICLE X. TERMINATION/EFFECTIVENESS		85

10.1	Termination	85
10.2	Effect of Termination	87

ARTICLE XI. HOLDER REPRESENTATIVE		87

11.1	Designation and Replacement of Holder Representative	87
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	88

ARTICLE XII. SURVIVAL; INDEMNIFICATION		89

12.1	Survival	89
12.2	Indemnification by the Pre-Closing Holders	89
12.3	Indemnification by Industrea Parties	89
12.4	Limitations on Indemnification	89
12.5	Indemnification Claim Process	90
12.6	Indemnification Procedures for Non-Third Party Claims	92
12.7	Exclusive Remedy	92
12.8	Tax Treatment of Indemnity Payments	93
12.9	Determination of Breaches and Losses	93
12.10	Effect of Investigation	93

ARTICLE XIII. MISCELLANEOUS		94

13.1	Waiver	94
13.2	Notices	94
13.3	Assignment	95
13.4	Rights of Third Parties	95
13.5	Expenses	96

iii

13.6	Governing Law	96
13.7	Captions; Counterparts	96
13.8	Schedules and Annexes	96
13.9	Entire Agreement	96
13.10	Amendments	97
13.11	Publicity	97
13.12	Severability	97
13.13	Jurisdiction; Waiver of Jury Trial	97
13.14	Enforcement	98
13.15	Non-Recourse	98
13.16	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	99
13.17	Certain Matters Regarding the Financing Sources	100
13.18	Trust Account Waiver	101

iv

Annexes

Annex A	–	Illustrative Net Working Capital Calculation
Annex B-1	–	Form of Certificate of Concrete Merger
Annex B-2	–	Form of Certificate of Industrea Merger
Annex C-1	–	Form of Certificate of Incorporation of Concrete Surviving Corporation
Annex C-2	–	Form of Bylaws of Concrete Surviving Corporation
Annex D-1	–	Form of Certificate of Incorporation of Industrea Surviving Corporation
Annex D-2	–	Form of Bylaws of Industrea Surviving Corporation
Annex E	–	Form of Concrete Merger Letter of Transmittal
Annex F	–	Form of Escrow Agreement
Annex G	–	Accounting Principles
Annex H	–	Form of FIRPTA Certificate
Annex I-1	–	Form of Non-Management Rollover Agreement
Annex I-2	–	Form of Management Rollover Agreement
Annex I-3	–	Form of UK Share Purchase Agreement
Annex J	–	R&W Insurance Policy
Annex K-1	–	Newco A&R Charter
Annex K-2	–	Newco A&R Bylaws
Annex L	–	Debt Commitment Letters

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 7, 2018, is entered into by and among Concrete Pumping Holdings Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Industrea (“Newco”), Industrea Acquisition Corp., a Delaware corporation (“Industrea”), Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Concrete Parent”), Concrete Pumping Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Concrete Parent (“Concrete Merger Sub”), Industrea Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Industrea Merger Sub”), Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), and PGP Investors, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the stockholders of the Company entitled to approve and adopt this Agreement;

WHEREAS, the board of directors of Concrete Parent has (i) declared the advisability of this Agreement and approved this Agreement and (ii) resolved to recommend approval and adoption of this Agreement, the Concrete Merger (as defined herein) and the other transactions contemplated hereby by Newco as the sole stockholder of Concrete Parent;

WHEREAS, the board of directors of Concrete Merger Sub has (i) declared the advisability of this Agreement and approved this Agreement and (ii) resolved to recommend approval and adoption of this Agreement, the Concrete Merger (as defined herein) and the other transactions contemplated hereby by Concrete Parent as the sole stockholder of Concrete Merger Sub;

WHEREAS, Concrete Parent has approved and adopted this Agreement in its capacity as the sole stockholder of Concrete Merger Sub;

WHEREAS, the board of directors of Industrea Merger Sub has (i) declared the advisability of this Agreement and approved this Agreement and (ii) resolved to recommend approval and adoption of this Agreement, the Industrea Merger (as defined herein) and the other transactions contemplated hereby by Newco as the sole stockholder of Industrea Merger Sub;

WHEREAS, in connection with the consummation of the Mergers, it is contemplated that Newco will amend and restate its certificate of incorporation in the form attached hereto as Annex K-1 and amend and restate its bylaws in the form attached hereto as Annex K-2 (such amendment and restatement of the certificate of incorporation and bylaws, the “Newco Charter& Bylaws Amendment”);

WHEREAS, the board of directors of Newco, subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved this Agreement, the Newco Charter & Bylaws Amendment and the other transactions contemplated hereby, and (ii) resolved to recommend approval and adoption of this Agreement, the Newco Charter & Bylaws Amendment and the other transactions contemplated hereby by all of the stockholders of Newco entitled to approve and adopt this Agreement;

1

WHEREAS, Newco has approved and adopted this Agreement in its capacity as the sole stockholder of Concrete Parent and Industrea Merger Sub;

WHEREAS, the board of directors of Industrea has (i) declared the advisability of this Agreement and approved this Agreement and (ii) resolved to recommend approval and adoption of this Agreement, the Industrea Merger (as defined herein) and the other transactions contemplated hereby of this Agreement by all of the stockholders of Industrea;

WHEREAS, concurrent with the execution of this Agreement, the Company shall obtain, in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), a written consent of the stockholders of the Company approving and adopting this Agreement, the Mergers and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”);

WHEREAS, as a condition and material inducement to Industrea’s execution and delivery of this Agreement, contemporaneously with the execution and delivery of this Agreement, certain Pre-Closing Holders have executed and delivered to Industrea a restrictive covenant agreement (the “Restrictive Covenant Agreements”);

WHEREAS, as a condition and material inducement to Newco’s execution and delivery of this Agreement, contemporaneously with the execution and delivery of this Agreement, certain Pre-Closing Holders (the “Rollover Holders”) have executed and delivered to Newco (i) a rollover agreement substantially in the form of Annex I-1 (the “Non-Management Rollover Agreement”) pursuant to which such Rollover Holder has agreed to contribute his, her or its Rollover Shares to Newco in exchange for shares of Newco Common Stock (“Newco Common Shares”) as set forth in such Rollover Holder’s Non-Management Rollover Agreement or (ii) if such Rollover Holder holds Rollover ISOs, a stock option acknowledgement and rollover agreement substantially in the form of Annex I-2 (the “Management Rollover Agreements”, and together with the Non-Management Rollover Agreement, the “Rollover Agreements”) pursuant to which such Rollover Holder has agreed to contribute his, her or its Rollover ISOs and, if applicable, Rollover Shares to Newco in exchange for, respectively, (x) fully-vested tax-qualified incentive stock options covering Newco Common Shares (with such exchange conducted in accordance with the requirements of Section 424(a) of the Code), and (y) if applicable, Newco Common Shares, in each case, as set forth in such Rollover Holder’s Management Rollover Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain debt and equity holders (the “UK Rollover Investors”) of Camfaud Group Limited (f/k/a Oxford Pumping Holdings Ltd.), a private limited company incorporated under the Laws of England and Wales and an indirect Subsidiary of the Company (“Camfaud”) (i) have entered into that certain Share Purchase Agreement dated as of the date hereof in the form of Annex I-3 (the “UK Share Purchase Agreement”), by and among Lux Concrete Holdings II S.á r.l., a company incorporated in Luxembourg and an indirect Subsidiary of the Company (“Lux II”), and the UK Rollover Investors, and (ii) in connection with the Closing, will enter into those certain Put and Call Options in the form attached to the UK Share Purchase Agreement (the “UK Put/Call Agreement”) by and among the UK Rollover Investors, Lux II, the Company, Concrete Parent, Newco and the other Subsidiaries of the Company named therein, pursuant to which, on the terms set forth therein, in connection with the consummation of the transactions contemplated by this Agreement, Lux II has agreed to acquire from the UK Rollover Investors all of the outstanding indebtedness owed by Camfaud to the UK Rollover Investors as well as all outstanding B ordinary shares of £0.02 each in Camfaud held by the UK Rollover Investors, in each case for consideration consisting of cash and/or unsecured loan notes issued to the UK Rollover Investors by Lux II;

2

WHEREAS, prior to the Closing, Argand Partners LP or one or more of its Affiliates (the “Argand Investor”), shall, pursuant to a subscription agreement entered into contemporaneously with the execution and delivery of this Agreement, a copy of which has been provided to the Holder Representative (the “Argand Subscription Agreement”), subscribe for and purchase shares of Industrea Common Stock for an aggregate purchase price of no less than $54,400,000 as set forth therein (the “Argand Equity Investment”), and immediately thereafter Industrea shall cause the transfer of the proceeds of the Argand Equity Investment to Concrete Parent;

WHEREAS, prior to the Closing, (i) an institutional investor (the “Lead Common Investor”), shall, pursuant to a subscription agreement entered into contemporaneously with the execution and delivery of this Agreement, a copy of which has been provided to the Holder Representative (the “Lead Common Subscription Agreement”), subscribe for and purchase shares of Industrea Common Stock for an aggregate purchase price of $17,500,000 as set forth therein (the “Lead Common Equity Investment”) and (ii) Nuveen Alternatives Advisors, LLC, on behalf of one or more funds and accounts (the “Nuveen Investor” and together with the Lead Common Investor, the “Third Party PIPE Investors”), shall, pursuant to a subscription agreement entered into contemporaneously with the execution and delivery of this Agreement, a copy of which has been provided to the Holder Representative (the “Nuveen Subscription Agreement” and together with the Lead Common Subscription Agreement, the “Third Party PIPE Subscription Agreements”), subscribe for and purchase shares of Newco preferred stock for an aggregate purchase price of $25,000,000 as set forth therein (the “Nuveen Equity Investment” and together with the Lead Common Investment, the “Third Party PIPE Investment”);

WHEREAS, for U.S. federal and applicable state income Tax purposes, the Rollover, taken together with the Industrea Merger, the Argand Equity Investment, the Third Party PIPE Investment, the UK Rollover Investment and any other relevant contributions to Newco, is intended to be a contribution of property qualifying under Section 351 of the Code;

WHEREAS, as a condition and material inducement to the Company’s execution and delivery of this Agreement, contemporaneously with the execution and delivery of this Agreement, the Argand Investor has executed and delivered to the Company an expense reimbursement letter in favor of the Company (the “Expense Reimbursement Letter”); and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders (defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Newco, Industrea, Concrete Parent, Concrete Merger Sub, Industrea Merger Sub and the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1         Definitions. As used herein, the following terms shall have the following meanings:

“2021 Notes Indenture” means that certain Indenture for the 10.375% Senior Secured Notes Due 2021, dated as of August 18, 2014, among Brundage-Bone Concrete Pumping, Inc., a Colorado corporation (successor to BB Merger Sub, Inc.), the guarantors party thereto, Wilmington Trust, National Association, as trustee and collateral agent, along with all related supplemental indentures.

“2023 Notes Indenture” means that certain Indenture for 10.375% Senior Secured Notes Due 2023, dated September 8, 2017, among Brundage-Bone Concrete Pumping, Inc., the guarantors party thereto, Wilmington Trust, National Association, as trustee and collateral agent, along with all related supplemental indentures.

3

“Accounting Principles” means the accounting practices, policies, judgments and methodologies set forth on Annex G.

“Accounting Referee” has the meaning specified in Section 3.4(b).

“Accounts Receivable” has the meaning specified in Section 4.28.

“Acquisition Proposal” has the meaning specified in Section 6.6.

“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Adjustment Escrow Amount” means $2,000,000.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Industrea shall include the Company and its Subsidiaries. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” means any Contract, other than this Agreement, between or among (i) any Pre-Closing Holder or any Affiliate of any Pre-Closing Holder or any Affiliate of the Company (in each case, other than the Company and its Subsidiaries), on the one hand, and (ii) the Company or a Subsidiary of the Company, on the other hand.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Fully-Diluted Shares” means the sum of (i) the aggregate number of Preferred Shares held by all Pre-Closing Holders immediately prior to the Effective Time, plus (ii) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time, plus (iv) the aggregate number of Dissenting Shares immediately prior to the Effective Time.

“Aggregate Option Escrow Percentage” means a percentage equal to the sum of the Escrow Percentages of all Pre-Closing Holders solely in respect of such holders’ Vested Options that are outstanding as of immediately prior to the Effective Time.

“Aggregate Preferred Amount” means the sum of the Preferred Amount Per Share of all Preferred Shares issued and outstanding immediately prior to the Effective Time.

4

“Aggregate Rollover Amount” means the amount in U.S. dollars equal to the portion of the Merger Consideration that would have been paid in respect of all Rollover Shares and Rollover ISOs at the Closing pursuant to this Agreement if such Rollover Shares and Rollover ISOs were instead treated as shares of Company Stock that are not Rollover Shares or Vested Options that are not Rollover ISOs, respectively, as determined in accordance with the Rollover Agreements.

“Aggregate Stock Escrow Percentage” means a percentage equal to the sum of the Escrow Percentages of all Pre-Closing Holders solely in respect of such holders’ shares of Company Stock issued and outstanding as of immediately prior to the Effective Time.

“Aggregate Vested Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all Vested Options that are outstanding as of immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010 (the “U.K. Bribery Act”), or any similar laws and regulations regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Company and its Subsidiaries engages in business.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any other applicable foreign competition authority.

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Argand Equity Investment” has the meaning specified in the Recitals.

“Argand Investor” has the meaning specified in the Recitals.

“Argand Parties” has the meaning specified in Section 7.11.

“Argand Subscription Agreement” has the meaning specified in the Recitals.

“Audited Financial Statements” has the meaning specified in Section 4.8.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Equipment” means any concrete boom pumps, vehicles, and related specialty equipment with an individual net book value in excess of $50,000 or, in the case of any such assets that are held in the United Kingdom, £50,000.

5

“Camfaud” has the meaning specified in the Recitals.

“Camfaud Articles of Association” means the Articles of Association of Camfaud, adopted by special resolution passed on November 17, 2016.

“Cancelled Shares” has the meaning specified in Section 3.1(a).

“Cap” has the meaning specified in Section 12.4(a).

“Cash” of any Person as of any date means the book value of all cash and cash equivalents (including marketable securities and short term investments), and (i) includes checks, wire transfers and drafts deposited or available for deposit for such Person’s account, as well as petty cash and (ii) excludes issued but uncleared checks, wire transfers in transit and drafts issued by such Person.

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(g)(ii).

“Cash Per Fully-Diluted Preferred Share” has the meaning specified in Section 3.1(g)(i).

“Certificate” has the meaning specified in Section 3.2(b).

“Certificate of Concrete Merger” has the meaning specified in Section 2.1(a).

“Certificate of Industrea Merger” has the meaning specified in Section 2.1(c).

“Certificates of Merger” has the meaning specified in Section 2.1(c).

“Change in Recommendation” has the meaning specified in Section 7.9(e).

“Claims Notice” has the meaning specified in Section 12.5(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Consideration Schedule” has the meaning specified in Section 3.3(b).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Balance Sheet” has the meaning specified in Section 3.3(a)(iv).

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Payments” means (a) the payment in full, in cash, of the Merger Consideration, (b) the repayment in full of all Funded Debt of the Company as of the Closing Date required to be repaid or refinanced pursuant to its terms, (c) the payment of all Transaction Expenses payable as of the Closing Date, and (d) the payment of all costs, fees and expenses in connection with the foregoing on the Closing Date.

“Closing Statement” has the meaning specified in Section 3.4(a).

6

“Closing Transaction Expenses” has the meaning specified in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” has the meaning specified in Section 3.1(c).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(b)(i).

“Company Fundamental Representations” has the meaning specified in Section 9.2(a).

“Company Leases” has the meaning specified in Section 4.20(a).

“Company Prepared Returns” has the meaning specified in Section 8.6(b)(i).

“Company Stock” means the Common Stock and the Preferred Stock.

“Concrete Merger” has the meaning specified in Section 2.1(a).

“Concrete Merger Constituent Corporations” has the meaning specified in Section 2.1(a).

“Concrete Merger Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Concrete Merger Sub” has the meaning specified in the preamble hereto.

“Concrete Parent” has the meaning specified in the preamble hereto.

“Concrete Surviving Corporation” has the meaning specified in Section 2.1(b).

“Confidentiality Agreement” has the meaning specified in Section 8.7.

“Continuing Employees” has the meaning specified in Section 7.3(a).

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases, licenses and purchase orders.

“Converted Option” has the meaning specified in Section 3.1(i)(iii).

“Current Assets” means as of any date, the consolidated current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on Annex A attached hereto under the heading “Current Assets” and no other assets (including Cash); provided, that (i) if the Closing occurs on or before October 31, 2018, then current Tax assets (but for the avoidance of doubt, no deferred Tax assets) will be included in Current Assets, but (ii) if Closing occurs after October 31, 2018, then no Tax assets will be included in Current Assets.

7

“Current Liabilities” means as of any date, the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line items set forth on Annex A attached hereto under the heading “Current Liabilities” and no other liabilities (including Funded Debt, Funded Debt Exclusions, Transaction Expenses and the Holder Representative Expense Amount); provided, that (i) if the Closing occurs on or before October 31, 2018, then current Tax liabilities (but for the avoidance of doubt, no deferred Tax liabilities) will be included in Current Liabilities, but (ii) if Closing occurs after October 31, 2018, then no Tax liabilities will be included in Current Liabilities.

“Cut-Off Date” has the meaning specified in Section 12.1(a).

“D&O Tail Premium” has the meaning specified in Section 7.2(b).

“Debt Commitment Letters” means the debt commitment letters with respect to senior secured term loan and asset based loan financing substantially in the forms attached hereto as Annex L, each as amended, supplemented or replaced in compliance with this Agreement or as required by Section 7.4, pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters.

“Debt Financing Period” means the first period of fifteen (15) consecutive Business Days, commencing on the first (1st) Business Day after the date of delivery of the Required Financial Information, throughout which Industrea shall have the Required Financial Information; provided, that (a) the Debt Financing Period shall end on any day that is the date on which the Debt Financing is consummated, (b) the Debt Financing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (i) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any of the Required Financial Information, in which case, the Debt Financing Period shall not be eligible to commence (and, for the avoidance of doubt, shall be deemed not to have commenced) unless and until a new audit opinion (without material qualifications), prepared in accordance with the PCAOB, is issued with respect thereto by the Company’s independent accountants, or (ii) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Financial Information, in which case the Debt Financing Period shall not be eligible to commence unless and until such restatement has been completed and the relevant Required Financial Information has been amended or the Company has reasonably determined that no restatement shall be required, (c) if the Debt Financing Period shall not have been completed on or prior to December 21, 2018, then such Debt Financing Period shall be deemed not to have commenced until January 7, 2019, (d) the Debt Financing Period shall not include November 21, 2018 or November 23, 2018, and (e) if the Holder Representative shall in good faith reasonably believe that it has delivered the Required Financial Information, the Holder Representative may deliver to Industrea written notice to that effect (stating when the Holder Representative believes it completed any such delivery), in which case the Holder Representative shall be deemed to have delivered such Required Financial Information on the date specified in such notice and the Debt Financing Period shall be deemed to have commenced on the date specified in such notice, unless Industrea in good faith reasonably believes that the Holder Representative has not completed delivery of such Required Financial Information and, within two (2) Business Days after their receipt of such notice from the Holder Representative, Industrea delivers a written notice to the Holder Representative to that effect (stating with specificity what Required Financial Information the Holder Representative has not delivered).

“Deductible” has the meaning specified in Section 12.4(b).

“Deficit Amount” has the meaning specified in Section 3.4(e).

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“Designated Person” has the meaning specified in Section 13.16(a).

“Determination Date” has the meaning specified in Section 3.4(b)3.4(b).

“DGCL” has the meaning specified in the Recitals.

“Disagreement Notice” has the meaning specified in Section 3.4(b).

“Dissenting Shares” has the meaning specified in Section 3.7.

“Dissenting Stockholders” has the meaning specified in Section 3.7.

“Effective Time” shall mean the Industrea Effective Time or the Concrete Effective Time, as applicable.

“Environmental Laws” means any and all applicable foreign, federal, state or local Laws relating to Hazardous Materials or the protection of the environment, natural resources or worker health as in effect prior to or on the date hereof.

“Environmental Permits” has the meaning specified in Section 4.22.

“Equity Financing” means the equity financing contemplated to be consummated pursuant to the Subscription Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning specified in Section 3.2(d)(i).

“Escrow Agreement” has the meaning specified in Section 8.2.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.

“Escrow Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of Preferred Shares held by such holder immediately prior to the Effective Time, (B) the number of Common Shares held by such holder immediately prior to the Effective Time, and (C) the number of shares of Common Stock issuable upon the exercise of all Vested Options (if any) held by such holder immediately prior to the Effective Time, divided by (ii) the sum of (A) the aggregate number of Preferred Shares held by all Pre-Closing Holders immediately prior to the Effective Time, (B) the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time and (C) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time, excluding, in each case, any Dissenting Shares.

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“Estimated Closing Date Cash” has the meaning specified in Section 3.3(a).

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3(a).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3(a).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $20,067,000.

“Estimated Transaction Expenses” has the meaning specified in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means a fraction, the numerator of which equals the Cash Per Fully-Diluted Common Share (assuming all Vested Options and Rollover ISOs have been fully exercised in exchange for Common Shares as of such time) and the denominator of which equals the fair market value of a Newco Common Share immediately prior to the Effective Time, as determined in good faith by Newco.

“Existing Notes” means (i) Brundage-Bone Concrete Pumping, Inc.’s 10.375% Senior Secured Notes due 2023 and (ii) Brundage-Bone Concrete Pumping, Inc.’s 10.375% Senior Secured Notes due 2021.

“Existing Notes Indentures” means (i) the 2021 Notes Indenture and (ii) the 2023 Notes Indenture.

“Existing Notes Redemptions” has the meaning specified in Section 6.4(b).

“Existing Representation” has the meaning specified in Section 13.16(a).

“Expense Reimbursement Letter” has the meaning specified in the Recitals.

“Filing Requirements” means: (x) on or prior to September 10, 2018, the Company shall have provided to Industrea all of the information described in Section 7.9(d) hereof that is required to be included in the Registration Statement, including (1) all audited financial statements (and notes thereto) of the Company and its Subsidiaries, prepared in compliance with Regulation S-X and accompanied by an unqualified audit report of BDO USA LLP (“BDO”) with respect thereto (including all required audited financial statements of businesses acquired by the Company accompanied by an unqualified audit report from RSM LLP (“RSM”) with respect thereto) and (2) all unaudited interim financial statements (and notes thereto) of the Company and its Subsidiaries and pro forma historical financial information (and notes thereto) of the Company and its Subsidiaries, in each case prepared in compliance with Regulation S-X and having been reviewed by BDO and RSM which shall have advised the Company in writing (e-mail being sufficient) that it has no further comments thereon, (3) written consents from each of BDO and RSM providing such firm’s consent to the inclusion of such firm’s audit report within the Registration Statement, and (y) on or prior to September 10, 2018, the Company shall have provided written authorization (e-mail being sufficient), on behalf of itself and its applicable advisors, to Industrea to proceed with the filing of the Registration Statement.

“Final Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Financial Statements” has the meaning specified in Section 4.8.

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“Financing Conditions” means with respect to the Debt Financing, the conditions precedent set forth in Exhibit C to each Debt Commitment Letter.

“Financing Failure Event” has the meaning specified in Section 7.4(a).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (including, for the avoidance of doubt, the financial institutions party to the Debt Commitment Letters) or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ officers, directors, employees, counsel, agents and representatives and their respective successors and assigns.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for U.S. federal Income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Preferred Shares held by such holder immediately prior to the Effective Time, (B) the number of Common Shares held by such holder immediately prior to the Effective Time and (C) the number of shares of Common Stock issuable upon the exercise of all Vested Options (if any) held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Shares.

“Funded Debt” means, without duplication, (a) all indebtedness of the Company and its consolidated Subsidiaries for borrowed money (including (x) letters of credit to the extent drawn, (y) the Existing Notes and (z) the UK Facility and the UK Acquisition Loans), (b) all obligations of the Company and its consolidated Subsidiaries as of such date under leases that have been recorded as capital leases in accordance with the Accounting Principles, (c) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement (including any swaps, forward contracts, caps, floors, collars and similar Contracts), (e) obligations under any performance bond, but only to the extent drawn or called prior to the Closing Date, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses “(a)” through “(e)” above, and (g) for clauses “(a)” through “(e)” above, all accrued and unpaid interest thereon, if any, and any premiums, make-whole amounts, penalties (including in respect of prepayment) and fees owing in respect thereof; provided, however, that Funded Debt shall not include (i) trade payables, accounts payable and other current liabilities, (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (iii) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries, (iv) the Aggregate Preferred Amount, (v) the Oxford B Share Amount, (vi) any Tax liabilities, and (vii) any redemption premium, prepayment penalty or similar payment with respect to capitalized leases included in the Funded Debt to the extent such leases are not required by their terms to be repaid in full at the Effective Time and not otherwise due as a result of the consummation of the Closing (clauses (i) through (vii) collectively, the “Funded Debt Exclusions”).

“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, municipal, local or foreign government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (d) regulatory or administrative agency, (e) multinational organization, (f) governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or (g) other body exercising, or entitled to exercise, any executive, judicial, legislative, police or taxing authority or power of any nature.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect, including petroleum and any byproducts or derivatives thereof and any material identified or regulated as carcinogenic.

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expense Amount” means the amount to be paid to the Holder Representative and used for payment of expenses incurred in its capacity as the Holder Representative, which amount shall be set forth in the Pre-Closing Statement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings or gross income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

“Indemnified Covenants” has the meaning specified in Section 12.1(b).

“Indemnified Person” has the meaning specified in Section 7.2(c).

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes: (a) all Taxes of the Company or any Subsidiary of the Company (other than Transfer Taxes (which are governed by (c))) for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) as determined in accordance with Section 8.6(c), (b) any Taxes of an Affiliated Group for which the Company or a Subsidiary of the Company is responsible by reason of having been a member of such Affiliated Group before the Closing, (c) the Pre-Closing Holders’ allocable share of all Transfer Taxes as determined under Section 8.6(f) and (d) all Taxes resulting from a breach of a representation or warranty contained in Section 4.15 and those representations and warranties with respect to Taxes in Section 4.13 (in each case, construed as if they were not qualified by “material” or similar language); provided, however, that notwithstanding the foregoing, Indemnified Taxes shall not include any Taxes (w) that were included in the calculation of Net Working Capital or otherwise were already reflected in the Merger Consideration, (x) resulting from any breach of any covenant by Industrea, by Newco, by Concrete Parent, by Concrete Merger Sub or (after the Closing) by the Company, (y) resulting from any action taken by Newco or its Affiliates (including the Company and the Subsidiaries of the Company) after the Closing outside the ordinary course of business or (z) with respect to a Post-Closing Tax Period or the portion of any Straddle Period beginning after the Closing Date, other than as a result of a breach of the representations and warranties contained in Section 4.15(e).

“Indemnitee” has the meaning specified in Section 12.3.

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“Indemnitor” means the party required to provide indemnification pursuant to Article XII.

“Indemnity Escrow Amount” means $6,100,000.

“Indemnity Escrow Fund” has the meaning specified in Section 12.7(b).

“Industrea” has the meaning specified in the preamble hereto.

“Industrea Alexandria” means Industrea Alexandria LLC, a Delaware limited liability company.

“Industrea Acquisition Proposal” has the meaning specified in Section 7.11.

“Industrea Benefit Plans” has the meaning specified in Section 7.3(b).

“Industrea Board Recommendation” has the meaning specified in Section 7.9(e).

“Industrea Cancelled Shares” has the meaning specified in Section 3.9.

“Industrea Certificates” has the meaning specified in Section 3.9(e)(ii).

“Industrea Class A Common Stock” has the meaning specified in Section 5.5(a).

“Industrea Class B Common Stock” has the meaning specified in Section 5.5(a).

“Industrea Common Stock” means the common stock of Industrea, par value $0.0001 per share.

“Industrea Cure Period” has the meaning specified in Section 10.1(c).

“Industrea Exchange Schedule” has the meaning specified in Section 3.9(b).

“Industrea Financial Statements” has the meaning specified in Section 5.20(b).

“Industrea Fundamental Representations” has the meaning specified in Section 9.3(a).

“Industrea Insiders” shall have the meaning assigned to such term in the Industrea Letter Agreement.

“Industrea Letter Agreement” means that certain letter agreement by and among Industrea, its officers, directors and Industrea Alexandria, dated of July 26, 2017 included as Exhibit 10.1 to Industrea’s Form 10-K filing for the fiscal year ended December 31, 2017.

“Industrea Material Contract” has the meaning specified in Section 5.9.

“Industrea Merger” has the meaning specified in Section 2.1(c).

“Industrea Merger Constituent Corporations” has the meaning specified in Section 2.1(c).

“Industrea Merger Letter of Transmittal” has the meaning specified in Section 3.9(e)(ii).

“Industrea Merger Sub” has the meaning specified in the preamble hereto.

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“Industrea Party” means each of Newco, Concrete Parent, Concrete Merger Sub, Industrea Merger Sub and Industrea.

“Industrea Preferred Stock” has the meaning specified in Section 5.5(a).

“Industrea Record Date” has the meaning specified in Section 7.9(a).

“Industrea SEC Reports” has the meaning specified in Section 5.19.

“Industrea Share” has the meaning specified in Section 3.9(b).

“Industrea Stock” means Industrea Common Stock and Industrea Preferred Stock.

“Industrea Stockholder” has the meaning set forth in Section 3.9(e)(ii).

“Industrea Stockholder Approval” has the meaning specified in Section 5.22.

“Industrea Stockholders Meeting” has the meaning specified in Section 5.22.

“Industrea Surviving Corporation” has the meaning specified in Section 2.1(d).

“Intellectual Property” means any of the following worldwide: (i) patents and patent applications (including utility and design patents); (ii) registered and unregistered trademarks, service marks trade dress and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright, and all applicable moral rights associated with any of the foregoing; (iv) internet domain names; (v) trade secrets (including business and technical documents), know-how, inventions (patentable or not), and other proprietary rights; and (vi) rights in computer software.

“Interim Balance Sheet” means the balance sheet included in the Interim Financial Statements.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Company of any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 5.24(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased or licensed by the Company or any of its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(b).

“Lien” means any mortgage, servitude, easement, right of way, equitable interest, license, leasehold or other possessory interest, option, preference, priority, right of first refusal, deed of trust, pledge, hypothecation, encumbrance, security interest, condition, limitation or other lien of any kind or nature whatsoever (whether absolute or contingent).

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“Loss” means, collectively, all losses, costs, damages, claims, judgments, awards, fines, penalties, settlement payments, Taxes, expenses (including reasonable fees and expenses of outside attorneys, outside accountants and other outside professionals), and the reasonable out of pocket costs of enforcing any rights hereunder.

“Lux II” has the meaning specified in the Recitals.

“Majority Holders” has the meaning specified in Section 11.1.

“Material Adverse Effect” means, any event, change, development, effect, occurrence that has, or would reasonably be expected to (a) with respect to the Company, have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or any of its Subsidiaries, (v) the compliance with the terms of this Agreement or any action taken or not taken at the request of any Industrea Parties or as required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events or (viii) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) or the fact that the prospective owner of the Company or any of its Subsidiaries is Industrea or any Affiliate of Industrea; except, in the case of clauses (i), (ii), (iii) and (vii) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate, taken as a whole, (b) with respect to the Company or its Subsidiaries, have a material adverse effect on the ability of the Company or any of its Subsidiaries, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement and (c) with respect to the Industrea Parties, have a material adverse effect on the ability of the Industrea Parties to enter into, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

“Mergers” has the meaning set forth in Section 2.1(c).

“Merger Consideration” has the meaning specified in Section 3.1(f).

“MSA” means the Management Services Agreement, dated as of August 18, 2014, by and among Brundage-Bone Concrete Pumping, Inc., Eco-Pan, Inc. and PGP Advisors, LLC, as amended by the First Amendment to Management Services Agreement, dated as of September 8, 2017.

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“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company, any or its Subsidiaries or any of their respective ERISA Affiliates has any liability, contingent or actual.

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” as of any date means (i) all Current Assets, minus (ii) all Current Liabilities. An illustrative calculation of Net Working Capital, as of April 30, 2018, is set forth on Annex A attached hereto.

“Newco” has the meaning specified in the preamble hereto.

“Newco Common Stock” means the common stock, par value $0.01 per share, of Newco.

“Newco Prepared Returns” has the meaning specified in Section 8.6(b)(ii).

“Newco Common Shares” has the meaning specified in the Recitals.

“Option” means each outstanding and unexercised option to purchase shares of Common Stock.

“Option Pro-Rata Share” means, with respect to any holder of Vested Options, a ratio (expressed as a percentage) equal to (x) the number of shares of Common Stock issuable upon the exercise of all Vested Options held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Shares.

“Other Indemnitors” has the meaning specified in Section 7.2.

“Outstanding Claims” has the meaning specified in Section 12.7(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Oxford B Share Amount” has the meaning assigned to such term in the UK Share Purchase Agreement.

“PCAOB” means the Public Company Accounting Oversight Board auditing standards.

“Permits” has the meaning specified in Section 4.18.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens (A) with respect to any amounts not yet due and payable or (B) which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the payment of Funded Debt at the Closing pursuant to Section 3.2(c), Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to such Funded Debt, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money to the extent the same would not be material to the Company and its Subsidiaries, taken as a whole, (viii) Liens referred to in the Financial Statements and (ix) Liens described on Schedule 1.1.

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“Person” means any individual, firm, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency, trust, firm, organization, instrumentality or other entity of any kind.

“Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each stock purchase, stock option, stock appreciation right, restricted stock, profits interest, phantom equity or other equity-based compensation, severance, employment, salary continuation, change in control, termination, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health, life, disability, accident, group insurance, welfare, vacation, and holiday plan, policy or program and any other plan, policy or program providing compensation and/or benefits.

“Post-Closing Matter” has the meaning specified in Section 13.16(a).

“Post-Closing Representation” has the meaning specified in Section 13.16(a).

“Post-Closing Tax Period” means any taxable period that begins on or after the day immediately following the Closing Date.

“Pre-Closing Designated Person” has the meaning specified in Section 13.16(b).

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock or Vested Options immediately prior to the Effective Time.

“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).

“Pre-Closing Statement” has the meaning specified in Section 3.3(a).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Preferred Amount Per Share” has the meaning specified in Section 3.1(g)(i).

“Preferred COD” means the Certificate of Designations of the Powers, Preferences and Relative Participating and Other Special Rights of 13.5% Participating Preferred Stock and Qualifications, Limitations and Restrictions Thereof, filed by the Company with the Secretary of State of the State of Delaware on August 18, 2014.

“Preferred Share” has the meaning specified in Section 3.1(b).

“Preferred Stock” means the 13.5% participating preferred stock, par value $0.001 per share, of the Company.

“Prior Company Counsel” has the meaning specified in Section 13.16(a).

“Privileged Materials” has the meaning specified in Section 13.16(c).

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Statement” has the meaning specified in Section 7.9(a).

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“Remedies Exception” has the meaning specified in Section 4.3.

“Required Financial Information” means (i) an audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows of the Company as of the end of and for the fiscal years ended on or about October 31, 2015, October 31, 2016 and October 31, 2017 and each subsequent fiscal year ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal quarters ended on or about April 30, 2018 and each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (or, if such fiscal quarter is the last fiscal quarter of a fiscal year, 90 days prior to the Closing Date), (iii) a pro forma consolidated balance sheet and related pro forma statement of income of the Company as of the last day of and for the four fiscal quarters ended on the last date/or for which financial statements pursuant to the prior clause (ii) were most recently required, prepared after giving effect to the Transactions (as defined in the Debt Commitment Letters) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), and (iv) all other financial and business information regarding the Company and its Subsidiaries required by the Financing Sources pursuant to the terms of the Debt Commitment Letters and customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured term loan financings of the nature of those contemplated by the Debt Commitment Letters (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum).

“Restricted Persons” has the meaning specified in Section 8.7.

“Restrictive Covenant Agreement” has the meaning specified in the Recitals.

“Retained Indemnity Escrow Amount” has the meaning specified in Section 12.7(b).

“Rollover UK Loan Amount” means the amount of UK Acquisition Loans that are purchased by Lux II in exchange for unsecured loan notes issued to the UK Rollover Investors by Lux II pursuant to the terms of the UK Share Purchase Agreement.

“Rollover” means the contribution by the Rollover Holders of (i) Rollover Shares to Newco in exchange for Newco Common Shares or (ii) Rollover ISOs to Newco in exchange for Converted Options, in each case, pursuant to the terms of the Rollover Agreements.

“Rollover Agreements” has the meaning specified in the Recitals.

“Rollover Holders” has the meaning specified in the Recitals.

“Rollover ISO” means each Option held by a Rollover Holder as of immediately prior to the Effective Time, that qualifies, as of the Effective Time, as a tax-qualified incentive stock option under Section 421 of the Code and that is subject to the Rollover in accordance with the Rollover Agreements.

“Rollover Shares” means those shares of Company Stock held by the Rollover Holders and subject to the Rollover in accordance with the Rollover Agreements.

“Schedules” has the meaning specified in the first sentence of Article IV.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Waived Payments” has the meaning specified in Section 8.5.

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“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” means that certain Stockholders Agreement, in the form attached to the Rollover Agreements, to be entered into by each of Newco, the Rollover Holders, the UK Rollover Investors, Industrea and the other parties thereto on the Closing Date.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subscription Agreements” means the Argand Subscription Agreement and the Third Party PIPE Subscription Agreements.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Contest” has the meaning specified in Section 8.6(d).

“Tax Refund” has the meaning specified in Section 8.6(g).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, add-on minimum or estimated tax, and including any interest, penalty or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

“Terminating Industrea Breach” has the meaning specified in Section 10.1(c)(i).

“Termination Date” has the meaning specified in Section 10.1(b)(ii).

“Third Party Claim” has the meaning specified in Section 12.5(c).

“Transaction Documents” has the meaning specified in Section 4.3.

“Transaction Expenses” means the following fees, expenses and amounts payable solely to the extent such fees, expenses and amounts payable are incurred and unpaid as of the Closing: (a) the fees and expenses payable to the Company’s advisors and other professional service firms incurred by the Company or its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (including any such payments required to be made pursuant to the terms of the MSA and any other management or similar fees payable by the Company to PGP Investors, LLC or any of its Affiliates), (b) any severance, change of control, transaction, retention, termination or similar amounts payable to any employees of the Company and its Subsidiaries solely as a result of the consummation of the transactions contemplated hereby together with the employer portion of all payroll Taxes thereon, (c) the employer portion of all payroll Taxes imposed on the Company or any of its Subsidiaries with respect to the payment of the Option Consideration, (d) the Oxford B Share Amount, (e) the D&O Tail Premium and (f) fifty percent (50%) of the amounts payable in connection with the R&W Insurance Policy (including any premiums, commissions, taxes and other charges, fees or expenses of the underwriter(s) of any such policy). For the avoidance of doubt, no amounts payable in connection with (i) the repayment of any Funded Debt, (ii) any Funded Debt Exclusions or (iii) the Holder Representative Expense Amount shall be included in the Transaction Expenses.

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“Transaction Proposals” has the meaning specified in Section 7.9(a).

“Transfer Taxes” has the meaning specified in Section 8.6(f).

“Trust Account” has the meaning specified in Section 5.21(a).

“Trust Agreement” has the meaning specified in Section 5.21(a).

“Trustee” has the meaning specified in Section 5.21(a).

“UK Acquisition Loans” means, collectively, (i) the UK Camfaud Acquisition Loan, (ii) the UK Oxford Acquisition Loan and (iii) the UK Reilly Notes.

“UK Adjustment Escrow Contribution” means an amount in U.S. dollars equal to 0.328% of the product of (i) 0.12 multiplied by (ii) the Enterprise Value (as defined in the UK Share Purchase Agreement).

“UK Benefit Plan” has the meaning specified in Section 4.13(a).

“UK Camfaud Acquisition Agreement” means that certain Share Sale Agreement relating to the entire issued share capital of Camfaud Concrete Pumps Limited, dated November 17, 2016, by and among Camfaud, the Company, the Sellers named in Schedule 1 thereto and the Trustees named in Schedule 1 thereto.

“UK Camfaud Acquisition Loan” means the Debt plus any accrued and unpaid interest owing to the Sellers and the Trustee pursuant to the UK Camfaud Acquisition Agreement (for purposes of this definition, Debt, Sellers and Trustee shall each have the meanings assigned to such terms in the UK Camfaud Acquisition Agreement).

“UK Escrow Contribution Amount” means an amount equal to the sum of the UK Indemnity Escrow Contribution and the UK Adjustment Escrow Contribution.

“UK Escrow Percentage” means the quotient (expressed as a percentage) of the UK Escrow Contribution Amount divided by the Escrow Amount.

“UK Facility” means the £25,000,000 revolving multicurrency facility dated November 17, 2017 between (amongst others) Camfaud and Wells Fargo Capital Finance (UK) Limited.

“UK Indemnity Escrow Contribution” means an amount in U.S. dollars equal to 1.00% of the product of (i) 0.12 multiplied by (ii) the Enterprise Value (as defined in the UK Share Purchase Agreement).

“UK Oxford Acquisition Agreement” means that certain Share Sale Agreement relating to the entire issued share capital of Project Oxford 2 Limited, dated November 17, 2016, by and among Camfaud, the Company, the Sellers named in Schedule 1 thereto and Oxford Pumping Holdings Ltd.

“UK Oxford Acquisition Loan” means the Debt plus any accrued and unpaid interest owing to the Sellers pursuant to the UK Oxford Acquisition Agreement (for purposes of this definition, Debt and Sellers shall each have the meanings assigned to such terms in the UK Oxford Acquisition Agreement).

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“UK Reilly Note Instrument” means the Loan Note Instrument, dated July 3, 2017, constituting the UK Reilly Notes executed as a Deed by Camfaud.

“UK Reilly Notes” means the £1,500,000 Principal Amount 5% Fixed Rate Unsecured Loan Notes due 2020 issued July 3, 2017 issued by Camfaud to the Noteholders (as such term is defined in the UK Reilly Note Instrument) pursuant to the UK Reilly Note Instrument.

“UK Put/Call Agreement” has the meaning specified in the Recitals.

“UK Rollover Investors” has the meaning specified in the Recitals.

“UK Share Purchase Agreement” has the meaning specified in the recitals.

“US Escrow Contribution Amount” means the difference of the Escrow Amount less the UK Escrow Contribution Amount.

“US Escrow Percentage” means the quotient (expressed as a percentage) of the US Escrow Contribution Amount, divided by the Escrow Amount.

“Vested Option” means any Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (after taking into account any accelerated vesting that may apply in connection with the transactions contemplated hereby, if any).

“WARN Act” has the meaning specified in Section 4.14(d).

“Warrant” means each warrant issued and outstanding pursuant to the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 26, 2017, by and between Industrea and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Written Consent” has the meaning specified in the Recitals.

1.2         Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement, (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)          Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)          The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

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(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)          All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.

(i)           Any U.S. legal term for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include which most nearly approximates in that jurisdiction the U.S. legal term.

1.3         Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the knowledge, following reasonable inquiry of direct reports, of, in the case of the Company, Bruce Young, Iain Humphries, Stephen De Bever and Tony Faud, and in the case of all other parties, such party’s executive officers.

ARTICLE II.
THE MERGERS; CLOSING

2.1         The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, the Industrea Parties and the Company (Concrete Merger Sub and the Company sometimes being referred to herein as the “Concrete Merger Constituent Corporations”) shall cause Concrete Merger Sub to be merged with and into the Company effective as of the Concrete Effective Time (as defined below), with the Company being the surviving corporation (the “Concrete Merger”). The Concrete Merger shall be consummated at the Concrete Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Concrete Merger in substantially the form of Annex B-1 attached hereto (the “Certificate of Concrete Merger”).

(b)          Upon consummation of the Concrete Merger, the separate corporate existence of Concrete Merger Sub shall cease and the Company, as the surviving corporation of the Concrete Merger (hereinafter referred to for the periods at and after the Concrete Effective Time as the “Concrete Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Concrete Parent.

(c)          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, the Industrea Parties (other than Industrea) and Industrea (Industrea Merger Sub and Industrea sometimes being referred to herein as the “Industrea Merger Constituent Corporations”) shall cause Industrea Merger Sub to be merged with and into Industrea effective as of the Industrea Effective Time (as defined below), with Industrea being the surviving corporation (the “Industrea Merger”, and together with the Concrete Merger, the “Mergers”). The Industrea Merger shall be consummated at the Industrea Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Industrea Merger in substantially the form of Annex B-2 attached hereto (the “Certificate of Industrea Merger” and, together with the Certificate of Concrete Merger, the “Certificates of Merger”).

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(d)          Upon consummation of the Industrea Merger, the separate corporate existence of Industrea Merger Sub shall cease and Industrea, as the surviving corporation of the Industrea Merger (hereinafter referred to for the periods at and after the Industrea Effective Time as the “Industrea Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Newco.

2.2         Effects of the Mergers. At and after each of the Concrete Effective Time and Industrea Effective Time, respectively, the effect of each of the Concrete Merger and Industrea Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, (i) the Concrete Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Concrete Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Concrete Merger Constituent Corporations and (ii) the Industrea Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Industrea Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Industrea Merger Constituent Corporations.

2.3         Closing; Concrete Effective Time; Industrea Effective Time. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Industrea and the Company may mutually agree; provided, however, that in no event shall the Industrea Parties be obligated to effect the Closing prior to the third (3rd) Business Day following the final day of the Debt Financing Period, unless Industrea shall request an earlier date on three (3) Business Days’ prior written notice (but, subject in such case, to the satisfaction or waiver in writing of all conditions set forth in Article IX, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, (i) the Industrea Parties and the Company shall cause the Certificate of Concrete Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (ii) the Industrea Parties (other than Industrea) and Industrea shall cause the Certificate of Concrete Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Concrete Merger shall become effective at the time when the Certificate of Concrete Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Concrete Parent and the Company in writing and specified in the Certificate of Concrete Merger (the “Concrete Effective Time”). The Industrea Merger shall become effective at the time when the Certificate of Industrea Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Newco, Industrea and the Company in writing and specified in the Certificate of Concrete Merger (the “Industrea Effective Time”).

2.4         Certificate of Incorporation and Bylaws of the Concrete Surviving Corporation, Industrea Surviving Corporation and Newco.

(a)          At the Concrete Effective Time, the certificate of incorporation of the Company shall be amended as of the Concrete Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex C-1, and, as so amended, shall become the certificate of incorporation of the Concrete Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, that any such amendment shall be subject to the provisions of Section 7.2.

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(b)          The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Concrete Effective Time shall, from and after the Concrete Effective Time, be amended in their entirety in the form of the bylaws attached hereto as Annex C-2, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Concrete Surviving Corporation and such bylaws; provided, that any such amendment shall be subject to the provisions of Section 7.2.

(c)          At the Industrea Effective Time, the certificate of incorporation of Industrea shall be amended as of the Industrea Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex D-1, and, as so amended, shall become the certificate of incorporation of the Industrea Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(d)          The parties hereto shall take all actions necessary so that the bylaws of Industrea in effect immediately prior to the Industrea Effective Time shall, from and after the Industrea Effective Time, be amended in their entirety in the form of the bylaws attached hereto as Annex D-2, until thereafter amended in accordance with the applicable provisions of the DGCL and the certificate of incorporation of the Industrea Surviving Corporation and such bylaws.

(e)          At the latest occurring Effective Time, the certificate of incorporation of Newco shall be amended as of the such Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex K-1, and, as so amended, shall become the certificate of incorporation of Newco until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation. Upon the Effective Time, the Industrea Parties may, at their option, cause Newco to be renamed “Concrete Pumping Holdings, Inc.”.

(f)          The parties hereto shall take all actions necessary so that the bylaws of Newco in effect immediately prior to the later to occur of the latest occurring Effective Time shall, from and after the such Effective Time, be amended in their entirety in the form of the bylaws attached hereto as Annex K-2, until thereafter amended in accordance with the applicable provisions of the DGCL and the certificate of incorporation of Newco and such bylaws.

2.5         Directors and Officers of the Concrete Surviving Corporation, the Industrea Surviving Corporation and Newco.

(a)          The directors of Concrete Merger Sub immediately prior to the Concrete Effective Time shall be the directors of the Concrete Surviving Corporation immediately after the Concrete Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Concrete Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Concrete Surviving Corporation.

(b)          The officers of the Company immediately prior to the Concrete Effective Time shall be the officers of the Concrete Surviving Corporation immediately after the Concrete Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Concrete Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Concrete Surviving Corporation.

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(c)          The directors of Industrea immediately prior to the Industrea Effective Time shall be the directors of the Industrea Surviving Corporation immediately after the Industrea Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Industrea Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Industrea Surviving Corporation.

(d)          The officers of Industrea immediately prior to the Industrea Effective Time shall be the officers of the Industrea Surviving Corporation immediately after the Industrea Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Industrea Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Industrea Surviving Corporation.

(e)          The Industrea Parties shall take all actions necessary so that each of (i) David Brown, Tariq Osman, David Hall, John Piecuch, Howard Morgan, Heather Faust, Bruce Young, Iain Humphries and Brian Hodges shall be the directors of Newco, (ii) David Brown, John Piecuch and Heather Faust shall be the members of the Audit Committee, (iii)  Tariq Osman, Howard Morgan and Brian Hodges shall be the members of the Remuneration Committee, (iv) David Brown, Tariq Osman and David Hall shall be the members of the Nominating and Governance Committee and (v) Tariq Osman, David Brown and John Piecuch shall be the members of the Indemnification Committee, in each case, immediately after the latest occurring Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Newco until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Newco.

(f)          In the event that BBCP Investors, LLC is entitled to appoint (and provides notice to Newco of its election to so appoint) any directors of Newco pursuant to the terms of the Non-Management Rollover Agreement, the Industrea Parties shall take all actions necessary so that each of such appointees shall be directors of Newco immediately after the latest occurring Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Newco and the Non-Management Rollover Agreement until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Newco and the Non-Management Rollover Agreement.

ARTICLE III.

EFFECTS OF THE CONCRETE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS; INDUSTREA MERGER

3.1         Conversion of Shares of Company Stock and Options.

(a)          At the Concrete Effective Time, by virtue of the Concrete Merger and without any further action on the part of any stockholder of the Company or Industrea Parties, each share of Company Stock held by Industrea Parties or the Company in treasury or otherwise (other than the Rollover Shares which shall survive the Concrete Merger and remain outstanding), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”).

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(b)          At the Concrete Effective Time, by virtue of the Concrete Merger and without any action on the part of any holder of Preferred Stock (other than compliance with Section 3.2(b) by the applicable holder), each share of Preferred Stock (a “Preferred Share”) that is issued and outstanding immediately prior to the Concrete Effective Time (other than Rollover Shares, Cancelled Shares and Dissenting Shares, which Cancelled Shares and Dissenting Shares shall not constitute “Preferred Shares” hereunder) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(g) and any applicable Tax Refunds, in accordance with Section 8.6(g).

(c)          At the Concrete Effective Time, by virtue of the Concrete Merger and without any action on the part of any holder of Common Stock (other than compliance with Section 3.2(b) by the applicable holder), each share of Common Stock (a “Common Share”) that is issued and outstanding immediately prior to the Concrete Effective Time (other than Rollover Shares, Cancelled Shares and Dissenting Shares, which Cancelled Shares and Dissenting Shares shall not constitute “Common Shares” hereunder) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(g) and any applicable Tax Refunds, in accordance with Section 8.6(g).

(d)          At the Concrete Effective Time, (i) each Vested Option (other than any Rollover ISO) shall be canceled and converted into the right to receive the Option Consideration, as determined pursuant to Section 3.1(g), plus such holder’s Option Pro-Rata Share of each of the US Escrow Percentage of the Adjustment Amount in accordance with Section 3.4 and any applicable Tax Refunds in accordance with Section 8.6(g), and (ii) each Option that is outstanding as of immediately prior to the Concrete Effective Time that has an exercise price per share that is equal to or greater than the Cash Per Fully-Diluted Common Share shall be cancelled and terminated for no consideration.

(e)          At the Concrete Effective Time, by virtue of the Concrete Merger and without any action on the part of Industrea Parties, each share of common stock, par value $0.01 per share, of Concrete Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the Concrete Surviving Corporation.

(f)          Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of $610,000,000 in cash, plus (i) the Estimated Net Working Capital Adjustment Amount (if a positive number), less (ii) the absolute value of the Estimated Net Working Capital Adjustment Amount (if a negative number), less (iii) the Estimated Closing Date Funded Debt, plus (iv) the Estimated Closing Date Cash not to exceed $3,000,000, less (v) the Transaction Expenses, and less (vi) the amount of Holder Representative Expense Amount paid by Industrea to the Holder Representative at Closing in accordance with Section 3.5, less (vii) the Aggregate Rollover Amount.

(g)          The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(g), and shall be payable in accordance with this Agreement, including Sections 3.2 and 3.4.

(i)          Each Pre-Closing Holder of Preferred Shares shall be entitled to receive in respect of each Preferred Share held by such holder immediately prior to the Concrete Effective Time (other than any Rollover Share) a portion of the Merger Consideration equal to the Cash Per Fully-Diluted Preferred Share. For purposes of this Agreement, the “Cash Per Fully-Diluted Preferred Share” shall mean, with respect to each Preferred Share, the sum of (A) the sum of (1) the Liquidation Preference (as defined in the Preferred COD), plus (2) the aggregate amount of all accumulated, accrued and unpaid Preferred Dividends (as defined in the Preferred COD) payable in respect of such Preferred Share pursuant to Section 2(a) of the Preferred COD as of immediately prior to the Concrete Effective Time (such sum, the “Preferred Amount Per Share”), plus (B) the Cash Per Fully-Diluted Common Share (as defined below).

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(ii)         Each Pre-Closing Holder of Common Shares shall be entitled to receive in respect of each Common Share (other than any Rollover Share) held by such holder immediately prior to the Concrete Effective Time a portion of the Merger Consideration equal to the Cash Per Fully-Diluted Common Share. For purposes of this Agreement, the “Cash Per Fully-Diluted Common Share” shall mean the quotient of (x) the sum of (A) the Merger Consideration, plus (B) the Aggregate Vested Option Exercise Price, minus (C) the Aggregate Preferred Amount, plus (D) the Aggregate Rollover Amount divided by (y) the Aggregate Fully-Diluted Shares.

(iii)        Each Pre-Closing Holder of any Vested Option (other than any Rollover ISO) shall be entitled to receive in respect of each Vested Option held by such holder immediately prior to the Concrete Effective Time a portion of the Merger Consideration, subject to Section 3.8, equal to (x) the product of (A) the aggregate number of shares of Common Stock subject to such Vested Option as of immediately prior to the Concrete Effective Time, multiplied by (y) (A) the Cash Per Fully-Diluted Common Share minus (B) the exercise price per share of such Vested Option as of immediately prior to the Concrete Effective Time (the “Option Consideration”).

(h)          From and after the Concrete Effective Time, (i) the Pre-Closing Holders shall cease to have any rights as stockholders or Option holders of the Company and (ii) the consideration paid pursuant to this Article III upon the delivery of Letters of Transmittal (and surrender of Certificates, if any) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock and Options, subject to the continuing rights of the Pre-Closing Holders under this Agreement, the Escrow Agreement and the Rollover Agreement (if applicable). At the Concrete Effective Time, the transfer books of the Company shall be closed and no transfer of shares of Company Stock shall be made thereafter.

(i)          Rollover Shares and Rollover ISOs.

(i)          Pursuant to the terms of the Rollover Agreements, at the Closing but prior to the Concrete Effective Time, each Rollover Share shall be contributed to Newco in consideration of the receipt of the applicable amount of Newco Common Shares as set forth in the Rollover Agreements, and each Rollover Holder shall cease to have any rights with respect to such Rollover Holder’s Rollover Shares, except the right to receive (i) from Newco, the applicable amount of Newco Common Shares as set forth in the Rollover Agreements, and (ii) from the Escrow Agent or the Holder Representative, as applicable, such Rollover Holder’s portion of its Escrow Percentage attributable to such Rollover Shares of the US Escrow Percentage of any Indemnity Escrow Amount or Adjustment Escrow Amount, due hereunder after the Closing.

(ii)         At the Closing but prior to the Concrete Effective Time, Newco shall contribute the Rollover Shares to Concrete Parent and the Concrete Parent shall assume all obligations to make payments with respect to such Rollover Shares (other than the obligation to issue the Newco Common Shares to the applicable Rollover Holder).

(iii)        Pursuant to the terms of the Rollover Agreements, each Rollover ISO that is held by a Rollover Holder shall, in accordance with its terms and the applicable Rollover Agreement automatically convert at the Closing but prior to the Concrete Effective Time into a fully-vested tax-qualified incentive stock option to acquire Newco Common Shares (each, a “Converted Option”), which shall (A) cover a number of Newco Common Shares determined by multiplying the number of shares of Common Stock subject to such Rollover ISO immediately prior to the Effective Time by the Exchange Ratio and rounding such number down to the nearest whole share and (B) have a per Newco Common Share exercise price equal to the quotient obtained by dividing the per share exercise price of the Rollover ISO as of immediately prior to the Effective Time by the Exchange Ratio and rounding up to the nearest whole cent. For the avoidance of doubt, the adjustments contemplated by this Section 3.1(i)(iii) shall comply with, and shall be performed in a manner consistent in all respects with, the applicable requirements of Section 424(a) of the Code.

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(j)          UK Rollover Investment. At the Closing, the Company shall, and shall cause its applicable Subsidiaries to, consummate each of the transactions contemplated by, and in accordance with the terms of the UK Share Purchase Agreement and the Company and Newco shall, and shall cause each of their applicable Subsidiaries to, enter into and consummate each of the transactions contemplated by and in accordance with the terms of, the UK Put/Call Agreement, respectively, including, with respect to Newco, the issuance and delivery of Newco Common Shares to the UK Rollover Investors in such amounts as specified in the UK Put/Call Agreement in satisfaction of the unsecured loan notes issued to the UK Rollover Investors by Concrete Parent thereunder (the “UK Rollover Investment”), in each case, subject to the compliance by the UK Rollover Investors and the other parties to the UK Share Purchase Agreement and the UK Put/Call Agreement with their respective obligations thereunder.

3.2         Closing Payments.

(a)          At the Closing, Industrea Parties shall pay to Continental Stock Transfer & Trust Company, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to the difference of (i) the portion of the Merger Consideration (determined in accordance with Section 3.1(f) before giving effect to the adjustments provided for in Section 3.4) necessary to pay to each Pre-Closing Holder the applicable aggregate amount to which such Pre-Closing Holder is entitled to receive in respect of such Pre-Closing Holder’s shares of Company Stock pursuant to Section 3.1(g)(i) and Section 3.1(g)(ii) above, which shall not include any amounts otherwise payable in respect of any Dissenting Shares, minus (ii) the product of (x) the US Escrow Contribution Amount, multiplied by (y) the Aggregate Stock Escrow Percentage; provided, that Industrea Parties will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Preferred Shares or Common Shares (as applicable) in accordance with Section 3.7.

(b)          As soon as reasonably practicable following the date hereof, the Company shall mail or otherwise deliver to each Pre-Closing Holder of shares of Company Stock (i) a letter of transmittal in the form attached hereto as Annex E (“Concrete Merger Letter of Transmittal”), and (ii) instructions for use in surrendering the Certificates and receiving the applicable portion of the Merger Consideration payable in respect of the shares of Company Stock represented thereby or otherwise held by such Pre-Closing Holder. After the Concrete Effective Time, each Pre-Closing Holder of shares of Company Stock, upon surrender of a Concrete Merger Letter of Transmittal, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration into which such holder’s Common Shares and Preferred Shares (as applicable) shall have been converted as a result of the Merger as set forth on the Closing Consideration Schedule; provided, however, that a portion of the Merger Consideration otherwise payable to each Pre-Closing Holder equal to the product of (i) the US Escrow Contribution Amount multiplied by (ii) such holder’s Escrow Percentage in respect of its shares of Company Stock shall be held in escrow in accordance with Section 3.4(d) and the Escrow Agreement. Notwithstanding the foregoing, in the event that, prior to the Closing Date, a Pre-Closing Holder delivers a Concrete Merger Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, such Pre-Closing Holder shall be entitled to receive from the Exchange Agent in exchange therefor at the Closing such portion of the Merger Consideration as described in the immediately preceding sentence. In the event that any Pre-Closing Holder’s shares of Company Stock are certificated, such Pre-Closing Holder shall be required to surrender and deliver to the Exchange Agent all certificates (each, a “Certificate”) for such shares of Company Stock, or a duly completed affidavit of loss (in form and substance reasonably acceptable to Industrea) with respect to any lost, stolen, or destroyed Certificate, together with such Pre-Closing Holder’s Concrete Merger Letter of Transmittal, before such Pre-Closing Holder shall be entitled to receive payment of its applicable portion of the Merger Consideration pursuant to this Section 3.2(b). Pending such surrender of a Pre-Closing Holder’s Certificate(s), such Certificate(s) shall be deemed for all purposes to evidence such Pre-Closing Holder’s right to receive the portion of the Merger Consideration into which such shares of Company Stock shall have been converted as a result of the Merger.

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(c)          At the Closing, Industrea Parties shall pay to the Concrete Surviving Corporation, by wire transfer of immediately available funds, an amount equal to (i) the portion of the Merger Consideration (determined in accordance with Section 3.1(f) before giving effect to the adjustments provided for in Sections 3.4 and 3.5) necessary to pay to each Pre-Closing Holder the applicable Option Consideration to which such Pre-Closing Holder is entitled to receive in respect of such Pre-Closing Holder’s Vested Options pursuant to Section 3.1(g)(iii) above, minus (ii) the product of (x) the US Escrow Contribution Amount, multiplied by (y) the Aggregate Option Escrow Percentage. Each Pre-Closing Holder of Vested Options shall be entitled to receive from the Surviving Corporation upon or within three (3) Business Days following the Closing, in respect of such holder’s Vested Options, payment of such holder’s Option Consideration (less any amounts attributable to the adjustments provided for in Sections 3.4 and 3.5), subject to any applicable withholding.

(d)          At the Closing:

(i)          The Industrea Parties shall pay an amount equal to the Escrow Amount, comprised of the UK Escrow Contribution Amount with the remainder being paid from a portion of the Merger Consideration equal to the US Escrow Contribution Amount, to Citibank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow in accordance with the terms of the Escrow Agreement;

(ii)         The Industrea Parties shall pay to the intended beneficiaries thereof (as set forth in the Closing Consideration Schedule and in accordance with, where applicable, invoices delivered to Industrea by the Company in connection therewith prior to the Closing) the Transaction Expenses (excluding the Oxford B Share Amount) that have not been paid in full prior to the Closing;

(iii)        The Industrea Parties shall pay or cause to be paid to the intended beneficiaries thereof (as set forth in the Closing Consideration Schedule and in accordance with, where applicable, customary payoff letters delivered to Industrea by the Company prior to the Closing) the Funded Debt (excluding the UK Escrow Contribution Amount and the Rollover UK Loan Amount) set forth on Schedule 3.2(d)(iii);

(iv)       Industrea shall deliver to the Company the certificate contemplated by Section 9.3(f);

(v)        Industrea shall deliver to the Holder Representative and the Escrow Agent an executed copy of the Escrow Agreement;

(vi)        The Company shall deliver to Industrea the certificate contemplated by Section 9.2(c);

(vii)       The Company shall deliver to Industrea and the Escrow Agent a copy of the Escrow Agreement executed by the Holder Representative;

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(viii)      The Company shall deliver (or cause to be delivered) to Industrea a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (i) the incumbency of its officers executing this Agreement and the Transaction Documents, (ii) the organizational documents of the Company and any amendments thereto, as certified by the Secretary of State of Delaware, and that such organizational documents have not been amended or rescinded since the date of such certification and remain in full force and effect immediately prior to the Concrete Effective Time and (iii) the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement and the Transaction Documents;

(ix)         The Company shall deliver (or cause to be delivered) to Industrea a certificate of the Secretary of State (or other applicable office) in which the Company and each Subsidiary of the Company that is organized in the United States is organized dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing of the Company or such applicable Subsidiary;

(x)          The Company shall deliver (or cause to be delivered) to Industrea evidence reasonably satisfactory to Industrea that all amounts due and payable under the Company’s engagement letter with Robert W. Baird & Co. have been paid as of the Closing Date, together with a release of any liabilities of the Company in respect thereof (except for any liabilities attributable to the Company’s obligation to indemnify Robert W. Baird & Co. as set forth therein);

(xi)         The Company shall deliver (or cause to be delivered) to Industrea evidence, reasonably satisfactory to Industrea, of the termination of the MSA (other than the indemnification and other provisions thereof that expressly survive any such termination) and the other Affiliate Agreements pursuant to Section 6.5;

(xii)        The Company shall deliver (or cause to be delivered) to Industrea executed resignations of the directors of the Company and its Subsidiaries (solely from the positions as directors and not in their capacities as employees or officers, if applicable) which have been requested in writing by Industrea at least five (5) Business Days prior to the Closing, such resignations to be effective concurrent with the Closing;

(xiii)       The Company shall deliver to Industrea evidence, reasonably satisfactory to Industrea, that all Liens associated with the Funded Debt to be paid pursuant to Section 3.2(d)(iii), have been released in full;

(xiv)      The Company shall deliver to Industrea evidence, reasonably satisfactory to Industrea, that the transactions contemplated by the UK Share Purchase Agreement and the UK Put/Call Agreement have been consummated, other than such transactions contemplated by the UK Put/Call Agreement that are to be consummated by Newco or its Subsidiaries in connection with the Closing.

3.3         Pre-Closing Statement; Closing Consideration Schedule.

(a)          Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Industrea a written statement (the “Pre-Closing Statement”) setting forth:

(i)          the Company’s good faith estimate of (w) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (x) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (y) Closing Date Cash (“Estimated Closing Date Cash”), and (z) Closing Transaction Expenses (“Estimated Transaction Expenses”);

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(ii)         the Company’s calculation of the Estimated Net Working Capital Adjustment Amount;

(iii)        the Company’s calculation of the Merger Consideration; and

(iv)        a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing (the “Closing Date Balance Sheet”) upon which such calculations are based.

The calculations set forth in clauses (i) through (iii) above and the Closing Date Balance Sheet shall be prepared in accordance with the Accounting Principles.

(b)          Concurrent with the Company’s delivery of the Pre-Closing Statement, the Company shall deliver to Industrea a schedule (the “Closing Consideration Schedule”) setting forth as of the Closing:

(i)          (t) the Preferred Amount Per Share and the Aggregate Preferred Amount, (s) the Cash Per Fully-Diluted Preferred Share, (t) the Cash Per Fully-Diluted Common Share, (u) the Aggregate Vested Option Exercise Price, (v) the Aggregate Fully-Diluted Shares (including any Dissenting Shares), (w) the Aggregate Stock Escrow Percentage, (x) the Aggregate Option Escrow Percentage, (y) the US Escrow Contribution Amount and (z) the UK Escrow Contribution Amount;

(ii)         for each Pre-Closing Holder: (w) the number and type of shares of Company Stock held by such Pre-Closing Holder (including the respective Certificate number of any certificated shares held by such Pre-Closing Holder), (x) the number of Common Shares underlying each Vested Option held by such Pre-Closing Holder and the exercise price per Common Share thereof, (y) the Company’s calculation of the portion of the Merger Consideration to be paid to such Pre-Closing Holder pursuant to Section 3.1(g) in respect of such Pre-Closing Holder’s Preferred Shares, Common Shares and Vested Options (as applicable), and (z) such Pre-Closing Holder’s Fully-Diluted Percentage and Escrow Percentage; and

(iii)        wire transfer or other applicable delivery instructions for payment of each item of Funded Debt and Transaction Expenses to be paid at Closing pursuant to Section 3.2(d) above.

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3.4         Adjustment Amount.

(a)          As soon as reasonably practicable following the Closing Date, and in any event (i) within sixty (60) days thereof if the Closing Date is on the last day of a month or (ii) within ninety (90) days thereof otherwise, Newco shall prepare and deliver to the Holder Representative (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Final Closing Balance Sheet”), and (B) a reasonably detailed statement (the “Closing Statement”) setting forth Newco’s calculations of: (w) Net Working Capital as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date (“Closing Date Net Working Capital”), (x) the aggregate amount of all Funded Debt of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Funded Debt”), (y) the aggregate Cash of the Company as of immediately prior to the Closing on the Closing Date not to exceed $3,000,000 (“Closing Date Cash”), and (z) the aggregate amount of Transaction Expenses as of immediately prior to the Closing on the Closing Date (the “Closing Transaction Expenses”), in each case, calculated consistent (except as provided in this Section 3.4(a)) with the Accounting Principles. The Final Closing Balance Sheet shall be prepared using the Accounting Principles; provided, however that (I) the Final Closing Balance Sheet shall not give effect to the consummation of the Mergers, including any payments of cash in respect of the Merger Consideration or any Financing transactions in connection therewith or, after the Concrete Effective Time, any other action or omission by Newco, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice, (II) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Interim Balance Sheet, and (III) the Final Closing Balance Sheet shall not reflect any expense or liability for which Newco is responsible under this Agreement. From the Closing Date through the final determination and payment of the Merger Consideration pursuant to Section 3.4, Newco shall provide the Holder Representative and its representatives reasonable access (during normal business hours and upon reasonable advance notice and at the sole cost and expense of the Holder Representative) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to cooperate as promptly as practicable with the Holder Representative in connection with its review of the Closing Balance Sheet; provided, however, that Newco shall not be required to provide any information the disclosure of which would violate applicable Law (including competition or antitrust Law) (provided, that Newco shall use commercially reasonable efforts to make alternative arrangements to permit such disclosure in a manner consistent with applicable Law) or which would, based on the advice of counsel, result in the waiver of attorney client privilege (provided, that Newco and the Holder Representative shall cooperate to permit such disclosure in a manner consistent with the preservation of such privilege).

(b)          If the Holder Representative shall disagree with the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Transaction Expenses set forth in the Closing Statement, it shall notify Newco of such disagreement in writing (a “Disagreement Notice”), setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and the Closing Statement. In the event that the Holder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Holder Representative and Newco shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Transaction Expenses set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. In the event any Disagreement Notice is timely provided, Newco and the Holder Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Ernst & Young LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Newco and the Holder Representative (such firm, subject to the following proviso, the “Accounting Referee”). Each of Newco and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Transaction Expenses and, to the extent relevant thereto, the Final Closing Balance Sheet in writing to the Accounting Referee and to each other; provided, that no party shall disclose to the Accounting Referee any settlement discussions (or the contents thereof) between the parties without the prior consent of the other party. The Accounting Referee shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Accounting Referee) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)), and the parties shall instruct the Accounting Referee to make all determinations in accordance with the Accounting Principles, notwithstanding the availability of other accounting methods, policies, practices and/or procedures under GAAP or otherwise. The Accounting Referee may not assign a value greater than the greatest value for a disputed item claimed by either party or smaller than the smallest value for such item claimed by either party. The determination of the Accounting Referee shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Referee relating to the work, if any, to be performed by the Accounting Referee hereunder shall be borne pro rata as between Newco, on the one hand, and the Holder Representative from the Holder Representative Expense Amount, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Newco and the Holder Representative (as set forth in the written submissions to the Accounting Referee) made by the Accounting Referee such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Transaction Expenses in the net amount of $1,000,000, and the Accounting Referee determines that Newco has a valid claim for $400,000 of the $1,000,000, Newco shall bear sixty percent (60%) of the fees and expenses of the Accounting Referee and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Referee from the Holder Representative Expense Amount.

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(c)          The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Transaction Expenses, minus Closing Transaction Expenses (as finally determined in accordance with Section 3.4(b)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(d) or Section 3.4(e), as applicable.

(d)          If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) Newco shall pay by wire transfer of immediately available funds (x) to the Exchange Agent (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Fully-Diluted Percentage in respect of its shares of Company Stock) an amount in cash equal to (A) the US Escrow Percentage of the Adjustment Amount, multiplied by (B) the sum of all Pre-Closing Holders’ Fully-Diluted Percentages in respect of the shares of Company Stock held by all Pre-Closing Holders, (y) to the Surviving Corporation (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Option Pro-Rata Share) an amount in cash equal to (A) the US Escrow Percentage of the Adjustment Amount, multiplied by (B) the sum of all Pre-Closing Holders’ Option Pro-Rata Shares multiplied by (C) the US Escrow Percentage, and (z) to the UK Rollover Investors an amount in cash equal to the UK Escrow Percentage of the Adjustment Amount (to be allocated among the UK Rollover Investors in accordance with the UK Share Purchase Agreement); and (ii) the parties shall jointly instruct the Escrow Agent in writing to pay (x) to the Exchange Agent (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the shares of Company Stock held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the Adjustment Escrow Amount, multiplied by (B) the Aggregate Stock Escrow Percentage, (y) to the Surviving Corporation (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the Vested Options held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the Adjustment Escrow Amount, multiplied by (B) the Aggregate Option Escrow Percentage and (z) to the UK Rollover Investors an amount in cash equal to the UK Escrow Percentage of the Adjustment Escrow Amount (to be allocated among the UK Rollover Investors in accordance with the UK Share Purchase Agreement).

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(e)          If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) the parties shall jointly instruct the Escrow Agent in writing to pay, from the Adjustment Escrow Amount to Newco an amount equal to the Deficit Amount, and (y) if any of the Escrow Funds remain after such payment to Newco, (I) to the Exchange Agent (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the shares of Company Stock held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the remaining Adjustment Escrow Amount, multiplied by (B) the Aggregate Stock Escrow Percentage, and (II) to the Surviving Corporation (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the Vested Options held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the remaining Adjustment Escrow Amount, multiplied by (B) the Aggregate Option Escrow Percentage and (III) to the UK Rollover Investors an amount in cash equal to the UK Escrow Percentage of the remaining Adjustment Escrow Amount (to be allocated among the UK Rollover Investors in accordance with the UK Share Purchase Agreement).

(f)          Notwithstanding the foregoing, any distributions by the Company or any of its Subsidiaries in respect of any Vested Options pursuant to this Agreement, including pursuant to Section 3.4(d) or this Section 3.4(f) to Pre-Closing Holders who are current or former employees of the Company or its Subsidiaries shall be subject to Section 3.8 below. In no event shall the Holder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such holder’s allocable share of the Escrow Funds. In no event shall Newco be entitled to payment pursuant to this Section 3.4(f) of any amount in excess of the Escrow Funds.

3.5        Holder Representative Expense Amount. On the Closing Date, Newco shall pay to the Holder Representative the Holder Representative Expense Amount or to such other persons (and in such amounts) as may be designated by the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least two (2) Business Days prior to the Closing Date, in immediately available funds. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Representative Expense Amount. The Holder Representative shall retain the Holder Representative Expenses Amount for the purpose of paying any fees, costs, expenses and Taxes incurred, or that may in the future be incurred, by the Holder Representative in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby.

3.6         Exchange Agent. Following the date which is one year after the Concrete Effective Time, Newco may instruct the Exchange Agent to deliver to Newco all cash, Certificate(s) and other documents in its possession relating to the transactions contemplated hereby, and if so elected by Newco the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder may deliver a Concrete Merger Letter of Transmittal (and surrender any Certificate(s), if applicable) to Newco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Newco shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.

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3.7         Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, any shares of Company Stock held by Persons who object to the Concrete Merger and comply with the provisions of the DGCL concerning the rights of holders of Company Stock to dissent from the Concrete Merger and require appraisal of their shares of Company Stock (“Dissenting Shares” and such Persons, “Dissenting Stockholders”) shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share or Preferred Share (as applicable) immediately prior to the Concrete Effective Time and converted, as of the Concrete Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder). The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Concrete Effective Time pursuant the DGCL that relates to such demand and Newco shall have the opportunity to participate in, but not control any, negotiations and proceedings with respect to such demands. Without the prior written consent of Newco (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Concrete Effective Time, no stockholder of the Company who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Company Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Company Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Concrete Effective Time).

3.8         Withholding. Newco, the Company, the Holder Representative, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement to any Person such amounts (if any) that Newco, the Company, the Holder Representative, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under applicable Law; provided, however, that no amounts will be withheld (other than payroll withholding in respect of the Vested Options) from any payments in respect of Preferred Shares, Common Shares or Dissenting Shares so long as the Company delivers the certificate referred to in Section 8.6(h). To the extent that amounts are so withheld, and duly and timely deposited with the appropriate Governmental Authority, by Newco, the Company, the Holder Representative, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.9         Industrea Merger.

(a)          At the Industrea Effective Time, by virtue of the Industrea Merger and without any further action on the part of any stockholder of Newco, Industrea or Industrea Merger Sub, each share of Industrea Stock held by Newco, Concrete Parent, Concrete Merger Sub or the Company in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Industrea Cancelled Shares”).

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(b)          Without in any way limiting the effect of the provisions in the Expense Reimbursement Letter, at the Industrea Effective Time, by virtue of the Industrea Merger and without any action on the part of any holder of Industrea Stock, (i) each share of Industrea Stock (a “Industrea Share”) that is issued and outstanding immediately prior to the Industrea Effective Time (other than Industrea Cancelled Shares and shares of Industrea Stock redeemed for cash under the terms of Industrea’s certificate of incorporation) shall thereupon be canceled and converted into and become the right to receive one Newco Common Share as follows: each share of Industrea Class A Common Stock will be exchanged into one share of Newco Common Stock and each share of Industrea Class B Common Stock will also be exchanged into one share of Newco Common Stock and (ii) all shares of Newco capital stock held by Industrea as of immediately prior to the Industrea Effective Time shall be automatically cancelled and retired for no consideration.

(c)          At the Industrea Effective Time, by virtue of the Industrea Merger and without any action on the part of Industrea or Industrea Merger Sub, each share of common stock, par value $0.01 per share, of Industrea Merger Sub shall be converted into one share of common stock, par value $0.0001 per share, of the Industrea Surviving Corporation.

(d)          At and as of the Industrea Effective Time, in accordance with the terms of the Warrant Agreement, each issued and outstanding Warrant will become exercisable for one share of Newco Common Stock at the same exercise price per share and on the same terms in effect immediately prior to the Industrea Effective Time, and the rights and obligations of Industrea under the Warrant Agreement will be assigned and assumed by Newco, pursuant to the terms of a customary assumption agreement in form and substance reasonably acceptable to the Company.

(e)          Exchange Procedure.

(i)          Prior to Closing, Newco, Industrea and the Exchange Agent shall enter into an exchange agent agreement, in a form reasonable acceptable to Newco and Industrea.

(ii)         As soon as reasonably practicable following the date hereof, Industrea shall (x) deposit with the Exchange Agent in trust for the benefit of the holders of shares of Industrea Stock prior to the Closing, certificates representing the Newco Common Shares issuable pursuant to Section 2.3(b) hereof (or appropriate alternative arrangements shall be made if such securities will be issued in book-entry form) and (y) cause the Exchange Agent to mail or otherwise deliver to each holder of shares of Industrea Stock (each, a “Industrea Stockholder”) (1) a letter of transmittal in customary form provided by the Exchange Agent and (2) instructions for use in surrendering the certificates representing shares of Industrea Stock (the “Industrea Certificates”) and receiving the Newco Common Shares issuable in respect of the shares of Industrea Stock represented thereby or otherwise held by such Industrea Stockholder. After the Industrea Effective Time, each Industrea Stockholder, upon surrender of an Industrea Merger Letter of Transmittal, shall be entitled to receive from the Exchange Agent in exchange therefor such number and type of Newco Common Shares as described in the Industrea Closing Exchange Schedule. Notwithstanding the foregoing, in the event that, prior to the Closing Date, an Industrea Stockholder delivers an Industrea Merger Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, such Industrea Stockholder shall be entitled to receive from the Exchange Agent in exchange therefor at the Closing such Newco Common Shares as described in the immediately preceding sentence. In the event that any Industrea Stockholder’s shares of Industrea Stock are certificated, such Industrea Stockholder shall be required to surrender and deliver to the Exchange Agent all Industrea Certificates, or a duly completed affidavit of loss (in form and substance reasonably acceptable to Newco) with respect to any lost, stolen, or destroyed Industrea Certificate, together with such Industrea Stockholder’s Industrea Merger Letter of Transmittal, before such Industrea Stockholder shall be entitled to receive payment of its applicable portion of the Newco Common Shares pursuant to this Section 3.9(e)(ii). Pending such surrender of an Industrea Stockholder’s Industrea Certificate(s), such Industrea Certificate(s) shall be deemed for all purposes to evidence such Industrea Stockholder’s right to receive the Newco Common Shares into which such shares of Industrea Stock shall have been converted as a result of the Industrea Merger.

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(f)          From and after the Industrea Effective Time, (i) Industrea Stockholders shall cease to have any rights as stockholders of Industrea and (ii) the consideration paid pursuant to this Section 3.9 upon the delivery of the Industrea Merger Letters of Transmittal (and surrender of Industrea Certificates, if any) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Industrea Stock, subject to the continuing rights of Industrea Stockholders under this Agreement. At the Industrea Effective Time, the transfer books of Industrea shall be closed and no transfer of shares of Industrea Stock shall be made thereafter.

(g)          Newco may cause the Exchange Agent to return any Newco Common Shares remaining unclaimed 180 days after the Industrea Effective Time, and thereafter each remaining record holder of outstanding shares of Industrea Stock shall be entitled to look to Newco (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to such shares and warrants and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

(h)          The Industrea Parties shall, at or prior to the Industrea Effective Time, cause any lockup agreements to which Industrea is a party to be assigned to and assumed by Newco and such lockup agreement shall, from and after the Industrea Effective Time, govern the Newco Common Shares issued in exchange for the applicable Industrea Shares.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Industrea Parties as of the date of this Agreement and as of the Closing Date as follows:

4.1         Corporate Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company, as currently in effect, previously made available in the electronic data room by the Company to Industrea or its representatives are true and complete, and the Company is not in default under or in violation of any provision thereof. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

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4.2         Subsidiaries.

(a)          The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own or lease their respective properties and assets and to conduct their respective businesses as now being conducted.

(b)          The Company has previously provided to Industrea or its representatives true and complete copies of the organizational documents of its Subsidiaries, as currently in effect, and no Subsidiary is in default under or in violation of any provision thereof. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing (or equivalent thereof) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3         Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate expressly contemplated hereby (the “Transaction Documents”) to which it is a party (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Transaction Documents (other than the Written Consent). This Agreement has been, and each of the Transaction Documents to which the Company is a party has been or will be at or prior to Closing, duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Industrea and Concrete Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4         No Conflict. Except as set forth on Schedule 4.4 and except as may result from any facts or circumstances relating solely to Industrea or any of its Affiliates, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, as of the Closing, indirectly or directly, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with, result in a breach or violation of or constitute a default under any of the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of, result in a breach of, require a consent under, terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under any Contract listed on Schedule 4.12 or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination, right or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority.

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4.5         Governmental Consents. Except as may result from any facts or circumstances relating solely to Industrea or any of its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any applicable foreign competition Law, (b) compliance with any applicable requirements of the securities Laws, (c) as otherwise disclosed on Schedule 4.5 and (d) the filing of the Certificate of Merger in accordance with the DGCL.

4.6         Capitalization of the Company.

(a)          The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, par value of $0.001 per share, of the Company, of which 7,686,789 shares are issued and outstanding as of the date of this Agreement and (ii) 2,423,711 shares of preferred stock, par value $.001 per share, of the Company, of which 2,342,265 shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. Upon the consummation of the Closing, Concrete Parent will be the beneficial owner of the entire equity interest of the Company, free and clear of all Liens other than any restrictions on sales of securities under applicable securities Laws.

(b)          Schedule 4.6(b) sets forth, as of the date hereof, a true, correct and complete list of each outstanding Option, including the name of the holder of each such Option, the number of shares of Common Stock subject to each such Option, and the exercise price per share of each such Option.

(c)          Other than the outstanding Options and except as set forth on Schedule 4.6(c), the Company has no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock, (ii) other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, and (iii) agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement and as set forth on Schedule 4.6(c), there is no voting trust, proxy or other agreement or understanding with respect to the voting of the shares of Company Stock. Other than the outstanding Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar equity awards with respect to the Company. No holder of indebtedness of the Company has any right to convert or exchange such indebtedness for any equity securities of the Company or any of its Subsidiaries.

4.7         Capitalization of Subsidiaries.

(a)          The outstanding shares of capital stock of (or other equity interests in) each of the Subsidiaries set forth on Schedule 4.2 have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable. Except as set forth on Schedule 4.7(a), the Company or one or more of its Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of (or other equity interests in) such Subsidiaries free and clear of any Liens other than (i) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar organizational documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws and (iii) Permitted Liens.

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(b)          Except as set forth on Schedule 4.7(b), there are no (i) outstanding options, warrants, calls, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock of (or other equity interests in) such Subsidiaries, (ii) any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), or (iii) any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar equity awards with respect to any of the Subsidiaries. No holder of indebtedness of any Subsidiary has any right to convert or exchange such indebtedness for any equity securities of the Company or any Subsidiary.

(c)          Except for the equity interests of the Subsidiaries set forth on Schedule 4.2 and as set forth on Schedule 4.7(c), neither the Company nor any of its Subsidiaries owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interest in any other Person.

4.8         Financial Statements. Attached as Schedule 4.8 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries, as of and for the twelve-month periods ended October 31, 2017 and October 31, 2016, respectively, together with the auditor’s report thereon, including, in each case, any notes thereto, (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the six (6)-month period ended April 30, 2018 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements (including the notes thereto) are true, correct and complete, are consistent with the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

4.9         Undisclosed Liabilities; Indebtedness.

(a)          Except as set forth on Schedule 4.9(a), there is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of Law, Governmental Order, Permit or any Action), or (c) incurred in connection with the transactions contemplated by this Agreement.

(b)          Schedule 4.9(b) sets forth, as of July 31, 2018, a true, correct and complete accounting of the Funded Debt of the Company and its Subsidiaries. The Company and each of its Subsidiaries have performed in all material respects all of its obligations required to be performed by it under each document evidencing its Funded Debt.

(c)          Except as set forth on Schedule 4.9(c), neither the Company nor any Subsidiary has any outstanding liability, including, without limitation, amounts owing as deferred purchase price, including all seller notes and “earn-out” payments, in respect of the acquisition of any business or division, equity interests or all or a material portion of the assets of any Person.

4.10       Litigation and Actions. Except (a) as set forth on Schedule 4.10 and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22), there are no pending or, to the knowledge of the Company, threatened, material Actions at law or in equity or, to the knowledge of the Company, investigations, against the Company or any of its Subsidiaries or any officer, director, employee, or manager of the Company or any of its Subsidiaries with respect to such Person’s capacity as such. To the knowledge of the Company, all liabilities or Losses suffered or incurred in connection with matters set forth on Schedule 4.10 are fully covered by insurance policies maintained by the Company or its Subsidiaries, subject to applicable deductibles, retentions and other policy limitations, and no claims in respect thereof have been denied or disputed by any applicable insurer. There is no material unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries.

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4.11       Compliance with Laws. Except with respect to (a) matters set forth on Schedule 4.11, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22) and (c) compliance with Laws related to employment of labor (as to which certain representations and warranties are made pursuant to Section 4.14), the Company and its Subsidiaries are in compliance, in all material respects, with and, during the three (3) year period prior to the date hereof, have complied in all material respects with, all applicable Laws or judgments applicable to it or the conduct of its business or the ownership or use of any of its properties or assets.

4.12       Contracts; No Defaults.

(a)          Schedule 4.12(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xxii) below to which the Company or any of its Subsidiaries is a party or by which or any of their respective properties or assets is bound or affected or pursuant to which the Company or any of its Subsidiaries is an obligor or beneficiary (other than Company Benefit Plans and Contracts relating to insurance policies set forth on Schedule 4.17). True, correct and complete copies of the Contracts listed on Schedule 4.12(a), including all written amendments, modifications and supplements to or waivers thereunder, have been made available in the electronic data room to Industrea or its representatives.

(i)          Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $1,000,000 annually;

(ii)         Each mortgage, note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries or security agreement or other Contract or instrument that grant any Lien on any material asset of the Company or any of its Subsidiaries;

(iii)        Each Contract (A) for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing and (B) for the acquisition of any property or Person or any business division thereof with amounts owing as deferred purchase price, including all seller notes and “earn-out” payments;

(iv)        Each lease, rental or occupancy agreement, real property license, installment or conditional sale agreement or other Contract that, in each case, provides for the ownership, leasing or occupancy of any Leased Real Property or Owned Real Property with annual required payments in excess of $100,000;

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(v)         Each lease or sublease of any personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any personal property (other than leases or subleases for personal property and conditional sales agreements with annual required payments of less than $100,000);

(vi)        Each joint venture Contract, partnership Contract, limited liability company Contract, strategic alliance Contract or other Contract with a third party involving any joint conduct or sharing of any business, venture or enterprise or sharing of profits, losses, costs or liabilities pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vii)       Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $200,000;

(viii)      Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area;

(ix)         Each Contract pursuant to which the Company or any of its Subsidiaries licenses or otherwise grants a right to any Person to (A) manufacture or reproduce any products, services or technology of the Company or its Subsidiaries or (B) sell or distribute any products, services or technology of the Company or its Subsidiaries;

(x)          Each Contract granting to any person (other than the Company) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries;

(xi)         Each Contract granting any “most favored nations” or similar rights;

(xii)        Each Contract relating to the development, registration, ownership or enforcement of any Intellectual Property that is material to the business of the Company or any of its Subsidiaries;

(xiii)       Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property from or to a third party, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance and support fees less than $10,000 per year and (B) nonexclusive licenses granted by the Company or any of its Subsidiaries to its customers in the ordinary course of business consistent with past practice;

(xiv)      Each Contract for financial management services, financial advisory services or other similar financial consulting services;

(xv)       Each Contract which provides for a loan or advance of any amount to any director or officer of the Company or any of its Subsidiaries, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(xvi)      Each power of attorney granted by or on behalf of the Company or any of its Subsidiaries;

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(xvii)     Each warranty, indemnification, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business; provided, that the “ordinary course of business” shall include such warranties, guaranties or other similar undertakings as may be extended in connection with concrete pumping and concrete waste disposal, containment and recycling services performed by the Company and its Subsidiaries as well as sales of spare parts and inventory;

(xviii)    Each Contract which involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any of its Subsidiaries;

(xix)       Each employment, severance, retention, or independent contractor Contract with any employee or independent contractor pursuant to which such employee or independent contractor is eligible to receive annual cash compensation in excess of $100,000;

(xx)        Each collective bargaining agreement, works council, agreement, or other similar Contract with any labor union or employee representatives;

(xxi)       Each settlement agreement with respect to any pending or threatened Action entered into within twelve (12) months prior to the date of this Agreement, other than (A) releases entered into with former employees or independent contractors of the Company or any of its Subsidiaries in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by the Company or any of its Subsidiaries or (B) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xxii)      Each Contract for a charitable or political contribution; and

(xxiii)     Each Contract for the purchase or supply of gasoline or fuel requiring annual payments in excess of $200,000.

(b)          Except as set forth on Schedule 4.12(b) all of the Contracts set forth on Schedule 4.12(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or its applicable Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (y), neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13       Company Benefit Plans.

(a)          Schedule 4.13(a) sets forth a true, correct and complete list of each Company Benefit Plan. “Company Benefit Plan” means each Plan providing compensation or benefits to any director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries, which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent obligation or liability. Any Company Benefit Plan in which any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries who resides outside of the United States participates is a “Foreign Benefit Plan,” and each Foreign Benefit Plan in which any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries who resides in the United Kingdom participates is a “UK Benefit Plan.”

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(b)          With respect to each Company Benefit Plan, the Company has made available, in the electronic data room or otherwise, to Industrea copies of (i) such Company Benefit Plan document and any amendments thereto and, with respect to any unwritten Company Benefit Plan, a written description of the material terms of such plan, (ii) the most recent summary plan description (if any), (iii) the most recent annual report on Form 5500s and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent nondiscrimination testing results, if applicable, (v) the most recent audited financial statements, if applicable, (vi) the most recent determination, advisory, or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan, if applicable, and (vii) any material correspondence with the Internal Revenue Services, the U.S. Department of Labor, or any other Governmental Authority within the past twelve (12) months. With respect to each Multiemployer Plan, the Company and its Subsidiaries have made available, in the electronic data room or otherwise, to Industrea true, correct and complete copies of (A) contribution reports for the last five (5) plan years; (B) all currently-effective participation agreements for the Company and its Subsidiaries; (C) funding notices for the last three (3) years; (D) any notices of endangered or critical status; (E) any notices of funding improvement or rehabilitation plans; (F) any notices of a complete or partial withdrawal, including any estimates of withdrawal liability; and (G) all material correspondence between the Multiemployer Plan and the Company or any of its Subsidiaries relating to funding deficiencies, reorganization, insolvency or termination, in each case, of such Multiemployer Plan.

(c)          With respect to each Company Benefit Plan, including any Foreign Benefit Plan: (i) such Company Benefit Plan has been maintained, funded, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions and premiums required to be made with respect to such Company Benefit Plan have been made or, to the extent not yet due, accrued on the Company’s financial statements, and (iii) if such Company Benefit Plan is intended to be qualified within the meaning of Section 401(a) of the Code, such Company Benefit Plan has received a favorable determination, advisory or opinion letter as to the form of such plan and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan.

(d)          Except as set forth on Schedule 4.13(d), (i) if intended to qualify for special Tax treatment under applicable non-U.S. Laws, each Foreign Benefit Plan meets all requirements for such treatment, (ii) if required to be registered under applicable non-U.S. Laws, each Foreign Benefit Plan has been registered and has been maintained in good standing with the applicable Governmental Authorities, and (iii) each Foreign Benefit Plan does not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable Laws and accounting standards.

(e)          Except for the Multiemployer Plans set forth on Schedule 4.13(e), no Company Benefit Plan is, and neither the Company nor any of its Subsidiaries, nor its or their respective ERISA Affiliates sponsors or contributes to, or has, within the past six (6) years, sponsored, contributed to or been required to contribute to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), (ii) any other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(f)          Except as set forth on Schedule 4.13(f), with respect to each Multiemployer Plan: (i) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (pursuant to Part I of Subtitle E of Title IV of ERISA) under any such plan which has not been satisfied in full; (ii) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has received any notification that any such plan is in reorganization pursuant to Section 4241 of ERISA, has been terminated pursuant to Section 4041A of ERISA or is insolvent pursuant to Section 4245 of ERISA; and (iii) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the Company, its Subsidiaries or any of their respective ERISA Affiliates incurring any “withdrawal liability” (pursuant to Part I of Subtitle E of Title IV of ERISA) under any such plan (including any contingent liability incurred on account of Seller or any of its ERISA Affiliates). To the knowledge of the Company, each Multiemployer Plan primarily covers employees in the building and construction industry and satisfies the requirements as a “building and construction industry” plan, in each case, within the meaning of Section 4203(b) of ERISA.

(g)          No Company Benefit Plan provides health, life, death or disability benefits to any officer, director or employee of the Company or its Subsidiaries following retirement or other termination of employment, other than as required by Section 4980B of the Code, or similar applicable law, or for continued coverage through the end of the month in which such retirement or termination occurs.

(h)          With respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries. The Company and its Subsidiaries have, for purposes of each Company Benefit Plan and for purposes of Tax withholding, correctly classified all individuals performing services for any such entity as employees and independent contractors, as applicable.

(i)          Neither the Company nor any Subsidiary of the Company has any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code.

(j)          Except as set forth in Schedule 4.13(j), neither the Company’s execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance or benefit becoming due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation, severance, or benefits payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, or benefit due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, or (iv) result in any payment that, individually or in combination with any other payment, would, as of the Closing, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(k)          Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained in all material respects in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, and no participant has incurred or would reasonably be expected to incur income acceleration or Taxes under Section 409A of the Code with respect to any payment to be made under any such Company Benefit Plan.

(l)          With respect to each UK Benefit Plan, (i) no contribution notice or financial support direction under the United Kingdom Pensions Act 2004 has been issued to the Company or any Subsidiary of the Company in respect of any UK Benefit Plan and there is no fact or circumstance reasonably likely to give rise to any such notice or direction; (ii) the Company and each of its Subsidiaries, to the extent applicable, has complied with its automatic enrollment obligations as required by the United Kingdom Pensions Act 2008 and associated legislation; and (iii) no UK Benefit Plan is a defined benefit pension plan or scheme.

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4.14       Labor Relations.

(a)          Except as set forth on Schedule 4.14(a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other similar agreement for the representation of employees. With respect to the Company and its Subsidiaries, there is no labor strike, slowdown, work stoppage, picketing or other labor disruption pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. No union or labor representative organizing activities are taking place or have taken place in the past two (2) years at any of the locations operated by the Company or its Subsidiaries.

(b)          To the extent permitted by applicable Law, Schedule 4.14(b) sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries including each employee’s title, location, employing entity, current annual rate of compensation or hourly wage, current target bonus opportunity, status (full-time or part-time, exempt or non-exempt, and active or on leave), and date of hire. All United States employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(c)          To the extent permitted by applicable Law, Schedule 4.14(c) sets forth a true, correct and complete list of each independent contractor, temporary employee, and consultant providing services to the Company or its Subsidiaries, including the present rate of compensation payable by the Company or its Subsidiaries to each such independent contractor, temporary employee, and consultant.

(d)           The Company and its Subsidiaries are and, in the past three (3) years, have been in compliance in all material respects with all applicable Laws relating to employment, wages and hours, immigration, plant closings and layoffs under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and other similar applicable Laws, unemployment insurance, workers’ compensation, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards wages and hours, affirmative action, civil rights, background checks, hiring practices, and occupational health and safety. There are no Actions pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries by or on behalf of any current or former employee of the Company or its Subsidiaries related to any labor or employment matter.

(e)          The Company and its Subsidiaries have not, within the last three years, (i) taken any action that constitutes a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or similar state, local, or foreign Laws, or (ii) incurred any liability under the WARN Act or similar state, local, or foreign Laws that remains unsatisfied.

(f)          The Company and its Subsidiaries have paid in full (i) to their respective employees and former employees, any wages, salaries, bonuses, commissions, overtime, cash-outs of accrued and unused vacation or paid time off, leave or severance amounts, and any other compensation due and payable to such Persons, and (ii) to their respective independent contractors, consultants, and temporary employees, any fees for services due and payable to such Persons.

(g)          The Company and its Subsidiaries have provided or made available, in the electronic data room or otherwise, to Industrea current and complete copies of forms of the non-competition and non-solicitation Contracts entered into between the Company or any Subsidiary and the employees, consultants, independent contractors and temporary employees thereof. The Company and its Subsidiaries have not sought to enforce any noncompetition or non-solicitation Contract covering a former employee of the Company or any Subsidiary of the Company in the past three (3) years.

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(h)          In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the employees or any other persons engaged in the business of the Company or any of its Subsidiaries. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

4.15       Taxes. Except as set forth on Schedule 4.15:

(a)          All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects.

(b)          The Company and its Subsidiaries have timely paid all material Taxes which are due and payable by the Company and its Subsidiaries.

(c)          All material Taxes required to be withheld by the Company and its Subsidiaries have been timely and properly withheld and paid over to the appropriate Governmental Authority.

(d)          No audit or other proceeding by any Governmental Authority is in progress, pending, or to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries with respect to any Taxes due from the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns or pay Taxes. Neither the Company nor any Subsidiary of the Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction relating to any material Taxes that has not been fully resolved or settled.

(e)          There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for a material Tax liability of any Person that is neither the Company nor one of its Subsidiaries, other than commercial agreements or arrangements that do not relate primarily to Taxes. Neither the Company nor any Subsidiary of the Company is liable for Taxes of any other Person (other than the Company or any Subsidiary of the Company) as a result of successor liability, transferee liability, or joint or several liability under Law (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws).

(f)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g)          Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” (or a substantially similar transaction) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(h)           The aggregate unpaid Taxes of the Company and each Subsidiary of the Company do not materially exceed the reserves for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the most recent balance sheet. Since the date of the most recent balance sheet, neither the Company nor any Subsidiary of the Company has (i) incurred any material Taxes outside the ordinary course of business, (ii) changed a material method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any material Tax matter, (iv) surrendered any right to a material Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended material Tax Return, or (vii) changed or revoked any material Tax election.

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(i)          There are no material Liens for Taxes on any assets of the Company or any Subsidiary of the Company, other than Permitted Liens.

(j)          Neither the Company nor any Subsidiary of the Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company or another Affiliated Group the only members of which were the Company and/or one or more of its Subsidiaries).

(k)          Neither the Company nor any Subsidiary of the Company has a request for a private letter ruling, a request for technical advice, or another similar request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any material Tax that is still in effect.

(l)          Neither the Company nor any Subsidiary of the Company is required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws), (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws), (iii) any prepaid amounts received or paid on or prior to the Closing or deferred revenue realized on or prior to the Closing, (iv) a change in method of accounting made before the Closing Date with respect to a Pre-Closing Tax Period, or (v) a Tax agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company has made an election (including a protective election) pursuant to Code Section 108(i). Neither the Company nor any Subsidiary of the Company currently uses the cash method of accounting for Income Tax purposes. Neither the Company nor any Subsidiary of the Company has made an election under Section 965(h) or Section 965(n) of the Code.

(m)          Other than the Subsidiaries listed on Schedule 4.2 that are organized in a non-U.S. jurisdiction or the Subsidiaries set forth on Schedule 4.15(m), neither the Company nor any Subsidiary of the Company owns an interest in any Flow-Thru Entity.

(n)          Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 4.13 and in this Section 4.15 shall be the only representations or warranties of the Company in this Agreement with respect to Tax matters. Nothing in this Section 4.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) any Tax positions that Industrea or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Tax period (or portion thereof) beginning after the Closing Date.

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4.16       Brokers’ Fees. Except for Robert W. Baird & Co. or its Affiliate (the fees and expenses of which incurred by the Company pursuant to its engagement in connection with the transactions contemplated hereby shall constitute Transaction Expenses hereunder), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Industrea, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

4.17       Insurance.

(a)          Schedule 4.17(a)(i) contains a true, correct and complete list of all certificates, binders and policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. For each such certificate of insurance, binder and policy so listed, Schedule 4.17(a)(i) also sets forth: (A) all applicable binder or policy numbers, (B) the name and address of the insurance carrier, (C) the identity of the names insured, (D) the annual premium and the policy or binder period, and (E) the coverable liability limits (including any deductible or retention, if any). True and complete copies of such insurance policies have been made available in the electronic data room to Industrea or its representatives. The historical insurance programs of the Company and its Subsidiaries are commercially reasonable and there are no historical gaps in coverage. Except as set forth in Schedule 4.17(a)(ii), (A) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (B) all premiums on such insurance policies due and payable have been paid in full.

(b)          There are no outstanding claims which have been denied or disputed by the insurer. The Company and its Subsidiaries maintain, and at all times during the past three (3) years have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company and its Subsidiaries against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. Except as set forth on Schedule 4.17(b), none of the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

4.18       Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have obtained and are in material compliance with, all of the material licenses, approvals, consents, registrations, waivers, exemptions and permits (collectively, “Permits”) necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority. All such Permits are renewable by their terms or in the ordinary course of business. Since January 1, 2015, (i) there has not occurred any default under any material Permit by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority relating to the revocation or modification of any material Permit or with respect to any failure by the Company or any of its Subsidiaries to have any material Permit required in connection with the operation of their businesses and no material violations have been recorded in respect of any material Permits, and (iii) to the knowledge of the Company, there have been no threatened claims, actions, suits or other proceedings or investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such Permit that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

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4.19       Business Equipment and Other Tangible Personal Property.

(a)          Schedule 4.19(a) contains a true, correct and complete list of the Business Equipment owned by the Company or its Subsidiaries as of July 31, 2018.

(b)          Except as set forth on Schedule 4.19(b), the Company or one of its Subsidiaries owns and has good title to all Business Equipment and all other material machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All such Business Equipment and other material machinery, equipment and other tangible personal property, taken as a whole, is in all material respects in good working order and condition, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used by the Company and has been maintained substantially in accordance with normal industry practice.

4.20       Real Property.

(a)          Schedule 4.20(a)(i) sets forth a true, correct, and complete list of all Owned Real Property and identifies the record owner thereof. Except as set forth on Schedule 4.20(a)(ii), the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens. For each parcel of Owned Real Property, the Company has delivered to Industrea copies of all current vesting deeds, title insurance policies, surveys for the Owned Real Property, in each case, to the extent in the Company’s possession. There are no outstanding options, rights of first refusal, rights of first offer or other agreements for the purchase of all or any portion of any of the Owned Real Property. For each parcel of Owned Real Property, the Company has delivered to Industrea copies of all current leases, licenses, and other occupancy agreements entered into by the Company or any of its Subsidiaries as landlord, licensor or owner of the Owned Real Property collectively, the “Company Leases”). All Company Leases including all amendments, modifications, supplements thereto have been made available in the electronic data room to Industrea. The Company and its Subsidiaries have performed and observed in all material respects all covenants, conditions and agreements required to be performed or observed by the applicable Company or its Subsidiaries in connection with the Company Leases. Neither the Company nor its Subsidiaries are in default under any of the Company Leases and, to the knowledge of the Company, no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries. To the knowledge of the Company, no tenant, licensee or other occupant is in default under any of the Company Leases and no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default by the tenant, licensee or occupant. The Company has made available in electronic data room to Industrea a true, correct and complete copy of all Company Leases.

(b)          Schedule 4.20(b)(i) sets forth a true, correct and complete list of (a) each Leased Real Property and (b) all leases, subleases, licenses and other agreements allowing for the lease, use or occupancy of such Leased Real Property by the Company or its Subsidiaries (along with all amendments, modifications and supplements thereto) (collectively, the “Leases”) and the parties to each such Lease that, with respect to subsection (b), require aggregate annual rental payments in excess of $100,000. Except as set forth on Schedule 4.20(b)(ii), (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exceptions and any Permitted Liens and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any lessor, licensor or other counterparty of such Leased Real Property of, nor does the Company or any of its Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any party to the Leases. The Company has made available in electronic data room to Industrea a true, correct and complete copy of all Leases.

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(c)          The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) within any improvements of the Owned Real Property or Leased Real Property are in good working condition and repair and sufficient for the operation of the business by Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice of (i) any condemnation, eminent domain or similar proceedings affecting any parcel of Owned Real Property or Leased Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Authority, or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Owned Real Property or Leased Real Property. There are no recorded or unrecorded agreements, easements, or encumbrances that materially interfere with the continued operation of the business as currently conducted on all Owned Real Property and Leased Real Property.

(d)          All water, gas, electrical, stream, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Owned Real Property and, to the Company’s knowledge, Leased Real Property are sufficient for the continued operation of the business of the Company and its Subsidiaries as currently conducted in all material respects.

(e)          No portion of the Owned Real Property or the Leased Real Property has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(f)          Neither the Company nor any of its Subsidiaries has received any written notice from any insurance company of defects or inadequacies in the Owned Real Property or Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment (including material increase of premiums).

(g)          The Owned Real Property and the Leased Real Property constitutes all of the real property used in the operation of the Company’s business.

4.21       Intellectual Property.

(a)          Schedule 4.21(a)(i) sets forth a true, correct and complete list of all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. The Company or one of its Subsidiaries is the sole and exclusive owner of all Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, all Registered Intellectual Property, excluding applications for registrations, is valid and enforceable. Except as set forth on Schedule 4.21 (a)(ii), to the knowledge of the Company, the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted. No loss or expiration of any material Owned Intellectual Property is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees).

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(b)          Except as set forth on Schedule 4.21, the Company, the conduct of the business and all products and services of the Company and each of the its Subsidiaries and the use thereof have not infringed or otherwise violated, and do not infringe or otherwise violate, any Intellectual Property rights of any Person in any material respect. Neither the Company nor any of its Subsidiaries is the subject of any pending Action that (i) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person, and no such claim has been asserted or threatened against the Company or any of its Subsidiaries at any time during the past three (3) years or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property. During the past three (3) years, no Person has notified the Company or any of its Subsidiaries that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Company or any of its Subsidiaries in any material respect or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights in order for the Company or any of its Subsidiaries to continue activities that are material to the business as currently conducted or as proposed to be conducted.

(c)          To the knowledge of the Company, the material IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and software support, maintenance and trained personnel which are at a commercially reasonable level for the current and anticipated future needs of business. The Company and its Subsidiaries have taken commercially reasonable measures to implement disaster recovery and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards for the field of business to safeguard the availability, security and integrity of the material IT Assets and all data and information stored thereon, including from unauthorized access and code such as from material bugs, errors, disabling codes, spyware, Trojan horses, worms or other malicious code intended to cause any unauthorized disrupting or disabling of the operation of, or provision of unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Company or one of its Subsidiaries has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all software, with respect to the material IT Assets. To the Company’s knowledge, the IT Assets have not suffered any security breach or material failure within the past three (3) years.

(d)          To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Within the past three (3) years, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property of the Company.

(e)          The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of the Company and its Subsidiaries (and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). No trade secrets or any other material confidential information of the Company or any of its Subsidiaries or of any Person to whom the Company or any of its Subsidiaries owes a duty of confidentiality has been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person. No current or former founder, officer, director, shareholder, member, employee, contractor, or consultant of the Company or any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company and its Subsidiaries have obtained from all Persons (including all current and former founders, officers, directors, shareholders, members, employees, contractors, consultants and agents) involved in the development of any Intellectual Property for Company or any of its Subsidiaries valid and enforceable written assignments of any such Intellectual Property to the Company or a Subsidiary of the Company or such Intellectual Property has been assigned to the Company by operation of law, except in each case where the failure to do so would not adversely affect the Company and its Subsidiaries in any material respect. To the knowledge of the Company, no such Person has contested the ownership of any material Intellectual Property by the Company.

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4.22       Environmental Matters. Except as set forth on Schedule 4.22, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws and no unresolved material liability has arisen under such Environmental Laws. Except as set forth on Schedule 4.22, the Company and its Subsidiaries have timely obtained, maintain in full force and effect, hold, and are in material compliance with all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets, Owned Real Property and Leased Real Property (collectively, the “Environmental Permits”) in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.22, there are no written claims, notices of violation or Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law or Environmental Permit. No Governmental Order arising under or issued pursuant to any Environmental Law or Environmental Permit is presently pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, or released, owned or operated any property or facility contaminated by, exposed any Person to, or manufactured, distributed or sold any Hazardous Material (including at, on, under or from any Owned Real Property, Leased Real Property or any real property formerly owned or leased by the Company or any of its Subsidiaries during the time that the Company and its Subsidiaries owned or leased such real property), in each case in a manner that has not been in compliance in all material respects with applicable Environmental Laws or that has given or would reasonably be expected to give rise to liabilities for the Company or any of its Subsidiaries pursuant to applicable Environmental Laws. The Company has made available to Industrea all material environmental audits, assessments, and reports, including Phase I environmental site assessment reports and Phase II reports, in the Company’s or any of its Subsidiary’s possession or control. This Section 4.22 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

4.23       Absence of Changes.

(a)          Except as set forth on Schedule 4.23(a), from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

(b)          Except as set forth on Schedule 4.23(b) or as expressly contemplated by this Agreement, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have (i) conducted their respective businesses and operated their properties in the ordinary course of business consistent with past practice in all material respects and (ii) not taken any action which, if taken after the date hereof, would require the consent of Industrea under Section 6.1.

4.24       Affiliate Matters. Except (a) as set forth on Schedule 4.24, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 4.14(a), and (d) contracts between or among the Company and any of its Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract with any (i) present or former officer or director of the Company or any of its Subsidiaries or (ii) Affiliate of the Company.

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4.25       Anti-Corruption Laws.

(a)          Neither the Company nor any of its Subsidiaries, nor of its or their respective directors, managers, officers, employees, or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses that go beyond what is reasonable and customary, to (i) an executive, official, employee or agent of a Governmental Authority, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company or its Subsidiaries or to secure any improper advantage for the Company of its Subsidiaries in each case in violation of applicable Anti-Corruption Laws.

(b)          The Company, its Subsidiaries, and their respective directors, managers, officers, employees, and agents are in compliance with Anti-Corruption Laws applicable to the Company and its Subsidiaries. No part of the consideration to be paid in connection with the transactions contemplated by this Agreement shall be used for any purpose that would constitute a violation of any Anti-Corruption Law.

(c)          Neither the Company nor any of its Subsidiaries has made any contribution or expenditure, whether in the form of money, products, services, facilities or discounts, for any election for political office or to any public official, except to the extent permitted by applicable Law.

4.26       Suppliers.

(a)          Schedule 4.26(a) sets forth a true, correct and complete list of the ten (10) largest suppliers of raw materials, supplies, merchandise and other goods and services (collectively, the “Goods”) to the Company and its Subsidiaries during the fiscal years ending October 31, 2016 and October 31, 2017 (measured in each case by dollar volume of purchases during the applicable fiscal year of the Company) (the “Key Suppliers”) and the dollar amount for which each such Key Supplier invoiced the Company or its Subsidiaries during such period.

(b)          The Company and its Subsidiaries have not experienced, and to the knowledge of the Company there do not exist, any material quality control deficiencies with the products currently being supplied or on order from any of the Key Suppliers.

(c)          Since January 1, 2018, no Key Supplier has (A) canceled, terminated, or materially modified (in a manner adverse to the Company), or threatened to cancel, terminate or materially modify (in a manner adverse to the Company), its Contract, if any, with the Company or any of its Subsidiaries, (B) refused, or threatened in writing to refuse, to supply Goods to the Company or any of its Subsidiaries, (C) breached its obligations to the Company or any of its Subsidiaries in any material respect, or (D) failed to comply with the quality, quantity or delivery standards of the Company or any of its Subsidiaries in any material respects.

4.27       Bank Accounts. Schedule 4.27 sets forth an accurate and complete list of the names of all banks and financial institutions in which the Company or any of its Subsidiaries has an account, deposit, safe deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable.

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4.28       Accounts and Notes Receivable. The accounts and notes receivable shown in the most recent balance sheet included in the Financial Statements (the “Accounts Receivable”) represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed in the ordinary course of business. All such Accounts Receivable relate solely to the sale of goods or services to bona fide customers of the Company or its Subsidiaries, none of whom are Affiliates of the Company or its Subsidiaries.

4.29       Information Supplied. None of the information supplied by the Company for inclusion in the Registration Statement will, in the case of the definitive proxy statement/prospectus included therein (and any amendment or supplement thereto), at the date of mailing of such definitive proxy statement/prospectus (and any amendment or supplement thereto) and at the time of Industrea Stockholder Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of Industrea Stockholder Meeting and at the Concrete Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company expressly for inclusion in any of the filings made by Industrea with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant whatsoever with respect to any information supplied by the Industrea Parties which is contained in the Registration Statement, the proxy statement/prospectus included therein, or any filings made by Industrea with the SEC.

4.30       No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Industrea or Concrete Merger Sub or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE INDUSTREA PARTIES

Except as set forth in the Schedules, Industrea Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.1         Organization. Each of Industrea Parties has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Industrea Parties is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on such Industrea Party. Newco owns, beneficially and of record, all of the outstanding shares of capital stock of Concrete Parent and Industrea Merger Sub, free and clear of all Liens. Concrete Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Concrete Merger Sub, free and clear of all Liens.

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5.2         Due Authorization. Each of Industrea Parties has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.13) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Industrea Parties and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors (or equivalent governing body) of Industrea Parties, and no other organizational proceeding on the part of Industrea Parties is necessary to authorize this Agreement (other than (A) the adoption of this Agreement by Concrete Parent in its capacity as the sole stockholder of Concrete Merger Sub and (B) the adoption of this Agreement by Newco in its capacity as the sole stockholder of Industrea Merger Sub, each of which adoption has occurred concurrently with the execution of this Agreement by each of Concrete Merger Sub and Industrea Merger Sub). This Agreement has been duly and validly executed and delivered by each of Industrea Parties and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and Holder Representative) constitutes a legal, valid and binding obligation of each of Industrea Parties, enforceable against Industrea Parties in accordance with its terms, subject to the Remedies Exception.

5.3         No Conflict. The execution and delivery of this Agreement by Industrea Parties and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which such Industrea Party is subject or by which any property or asset of such Industrea Party is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of Newco, Industrea or Concrete Parent or any Subsidiary of such Industrea Party, or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which such Industrea Party is a party or by which such Industrea Party may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of such Industrea Party or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien.

5.4         Litigation and Actions. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Industrea, investigations, pending before or by any Governmental Authority or, to the knowledge of Industrea, threatened, against Industrea Parties which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on Industrea Parties. There is no unsatisfied judgment or any open injunction binding upon Industrea Parties which would reasonably be expected to have a Material Adverse Effect on Industrea Parties.

5.5         Capitalization.

(a)          Capitalization of Newco.

(i)          As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock.

(ii)         All outstanding shares of the Newco Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Newco or any Contract to which Newco is a party or otherwise bound. All outstanding warrants of Newco have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Newco or any Contract to which Newco is a party or otherwise bound.

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(iii)        Other than (A) the warrants of Newco set forth in Schedule 5.5, and (B) the UK Put/Call Agreement, the Rollover Agreements and the Subscription Agreements, each dated as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Newco is a party or is bound obligating Newco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Newco.

(b)          Capitalization of Industrea.

(i)          The authorized capital stock of Industrea consists of (A) 220,000,000 shares of Industrea Common Stock including (1) 200,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Industrea Class A Common Stock”) and (2) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Industrea Class B Common Stock”) and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Industrea Preferred Stock”). The issued and outstanding shares of Industrea’s capital stock consist of (x) 23,000,000 shares of Industrea Class A Common Stock, (y) 5,750,000 shares of Industrea Class B Common Stock and (z) no shares of Industrea Preferred Stock. Industrea owns all of the issued and outstanding capital stock of Newco and Concrete Merger Sub. To the knowledge of Industrea, except for the Argand Subscription Agreement, and those certain letter agreements among the Company and its officers and directors dated July 19, 2017, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of the capital stock of Industrea.

(ii)         All outstanding shares of Industrea Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Industrea or any Contract to which Industrea is a party or otherwise bound. All outstanding warrants of Industrea have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Industrea or any Contract to which Industrea is a party or otherwise bound.

(iii)        Other than (A) Industrea Class B Common Stock, (B) the warrants of Industrea set forth in Schedule 5.5, and (C) the Subscription Agreements, each dated as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Industrea or Concrete Merger Sub is a party or by which any of them is bound obligating Industrea or Concrete Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Industrea or Concrete Merger Sub.

(iv)        Each holder of any of the shares of Industrea Common Stock initially issued to the Argand Investor or its Affiliate prior to Industrea’s initial public offering (A) is obligated to vote all of such shares of Industrea Common Stock in favor of adopting this Agreement and approving the Mergers and (B) is not entitled to elect to redeem any of such shares of Industrea Common Stock pursuant to Industrea’s certificate of incorporation, as amended.

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5.6         Subsidiaries.

(a)          Except for Newco, Concrete Parent, Concrete Merger Sub, and Industrea Merger Sub, Industrea does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business or other Person.

(b)          Except for (i) Concrete Parent, Concrete Merger Sub, and Industrea Merger Sub, Newco does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other Person and (ii) Concrete Merger Sub, Concrete Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other Person.

5.7         No Undisclosed Liabilities. Except as set forth in Schedule 5.7:

(a)          The accountants of Industrea and its Subsidiaries have not notified Industrea or any of its Subsidiaries of any deficiencies in the design or operation of the internal controls of Industrea or any of its Subsidiaries in connection with the audits of the financial statements of Industrea and its Subsidiaries.

(b)          None of Industrea’s Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)          Industrea and its Subsidiaries do not now conduct and have never conducted any business or operations and have not engaged in any other material transaction other than valuation and pursuit of transactions such as the Mergers and any related transactions.

(d)          Neither Industrea nor any of its Subsidiaries has any liabilities of any nature, other than (i) liabilities incurred in connection with the transactions contemplated hereby and (ii) liabilities described in the Industrea Financial Statements and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material impact on Industrea.

5.8         Absence of Certain Developments. Since the date of Industrea’s incorporation, (i) there has not been any event, condition or change that, individually or in the aggregate, has had (or would reasonably be expected to have) a material impact on Industrea and (ii) there has not been any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 7.7.

5.9         Material Contracts. Except as set forth on Schedule 5.9, none of Industrea or any of its Subsidiaries is party to any Contract that would be required to be included or incorporated by reference as an exhibit to Industrea’s Annual Report on Form 10-K for the year ended December 31, 2018 (each, an “Industrea Material Contract”).

5.10       Benefit Plans. None of the Industrea Parties nor any of their respective Subsidiaries maintains, sponsors or contributes to, or have any actual or contingent obligation or liability under, any Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does any Industrea Party nor any Subsidiary have any obligation or commitment to create or adopt any Plan. The Industrea Parties and their respective Subsidiaries do not have any liability arising under Title IV of ERISA by reason of any Industrea Party’s or any such Subsidiary’s affiliation with any of its ERISA Affiliates.

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5.11       Compliance with Laws. Each of the Industrea Parties has at all times since its incorporation or organization, as applicable, been and is in compliance in all material respects with all Laws and orders applicable to its businesses or operations. Industrea has not received any written notice or, to the knowledge of Industrea, oral notice to the effect that a Governmental Authority has claimed or alleged that an Industrea Party was not in compliance in all material respects with all Laws and orders applicable to its business or properties.

5.12       Affiliate Transactions. Except as set forth on Schedule 5.12, no Contract between Industrea, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Industrea (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.13       Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Industrea or Concrete Merger Sub with respect to Industrea’s or Concrete Merger Sub’s execution or delivery of this Agreement or the consummation by Industrea or Concrete Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law and (b) compliance with any applicable securities Laws.

5.14       Financial Ability. On the Closing Date, Industrea and Concrete Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds to make the Closing Date Payments. Industrea has delivered to the Company true and complete copies of the executed Debt Commitment Letters (provided, that provisions in any fee letter stating the amounts of the fees and the “market flex” terms (none of which affect the amount, availability or conditionality of the Debt Financing) may be redacted). Neither Debt Commitment Letter has been amended or modified in any manner prior to the date hereof. Neither Industrea nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Closing Date Payments or transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters and the fee letters related thereto. Subject only to the satisfaction or waiver of the Financing Conditions, the proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient together with the Rollover, the UK Rollover Investment, the funds in the Trust Account, the amounts to be funded pursuant to the Third Party PIPE Investment and the Argand Equity Investment, to consummate the transactions contemplated hereby, including the making of all Closing Date Payments on the Closing Date. The commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. Each Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Industrea, Concrete Merger Sub and, to the knowledge of Industrea, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the Remedies Exception. Industrea has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date hereof in connection with the Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Industrea or, to the knowledge of Industrea, any other party thereto under the Debt Commitment Letters. Industrea has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letters. The only conditions precedent related to the funding of the Debt Financing on the Closing Date shall be the Financing Conditions contained in the Debt Commitment Letters. Industrea has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Industrea on the Closing Date. Industrea understands and acknowledges that under the terms of this Agreement, Industrea’s obligation to consummate the Closing is not in any way contingent upon or otherwise subject to Industrea’s consummation of any financing arrangements, Industrea’s obtaining of any financing or the availability, grant, provision or extension of any financing to Industrea.

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5.15       Brokers’ Fees. Except for fees described on Schedule 5.15 (which fees shall be the sole responsibility of Industrea), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Industrea or any of its Affiliates.

5.16       Solvency; Concrete Surviving Corporation After the Concrete Merger. Neither Industrea nor Concrete Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) and after giving effect to the Concrete Merger, at and immediately after the Concrete Effective Time, each of Industrea and the Concrete Surviving Corporation and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will not have incurred and does not presently plan to incur debts beyond its ability to pay as they mature or become due.

5.17       No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Industrea and Concrete Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Industrea nor Concrete Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Industrea or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Industrea or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article V.

5.18       Acquisition of Interests for Investment. Each of Newco, Industrea and Concrete Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Mergers. Each of Newco, Industrea, and Concrete Merger Sub confirms that the Company has made available to Newco, Industrea and Concrete Merger Sub and Newco’s, Industrea’s and Concrete Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Newco, Industrea and Concrete Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Newco is acquiring the stock of the Concrete Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Concrete Surviving Corporation. Newco understands and agrees that stock of the Concrete Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

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5.19       SEC Filings. The Industrea has since June 29, 2017 timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Industrea SEC Reports”). Each of Industrea SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder applicable to Industrea SEC Reports. As of the respective date of its filing or most recent amendment, no Industrea SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Industrea SEC Reports. Except for information supplied by the Company (as to which Industrea makes no representation), none of the information supplied by the Industrea Parties for inclusion in the Registration Statement will, in the case of the definitive proxy statement/prospectus included therein (and any amendment or supplement thereto), at the date of mailing of such definitive proxy statement/prospectus (and any amendment or supplement thereto) and at the time of Industrea Stockholder Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of Industrea Stockholder Meeting and at the Concrete Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.20       Listing; Financial Statements.

(a)          The Industrea has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of Industrea Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of Industrea threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister Industrea Common Stock or prohibit or terminate the listing of Industrea Common Stock on NASDAQ. The Industrea has not taken any action that is designed to terminate the registration of Industrea Common Stock under the Exchange Act.

(b)          The Industrea SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2017, and the related statements of operations, cash flows and changes in shareholders’ equity of Industrea for the year ended December 31, 2017, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of June 30, 2018, and the related statements of operations, cash flows and changes in shareholders’ equity of Industrea for the six (6) month period ended June 30, 2018 ((i) and (ii) together, the “Industrea Financial Statements”). Except as disclosed in Industrea SEC Reports, Industrea Financial Statements (i) fairly present in all material respects the consolidated financial position of Industrea, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

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5.21       Trust Account.

(a)          As of the date hereof, Industrea has no less than $237,000,000 in the account established by Industrea for the benefit of its stockholders (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 26, 2017, between Industrea and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified.

(b)          The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. The description of the Trust Agreement in Industrea SEC Reports is accurate in all material respects, and prior to the Closing, no Person (other than stockholders of Industrea holding Industrea Class A Common Stock sold in Industrea’s initial public offering who shall have elected to redeem their shares of Industrea Class A Common Stock pursuant to Industrea’s certificate of incorporation) is entitled to any portion of the proceeds in the Trust Account except that funds held in the Trust Account may be released (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Industrea Class A Common Stock in accordance with the provisions of Industrea’s certificate of incorporation. There are no Actions pending or, to the knowledge of Industrea, threatened with respect to the Trust Account.

5.22       Industrea Vote Required. At the meeting of Industrea’s stockholders held to approve this Agreement (the “Industrea Stockholders Meeting”), the affirmative vote of a majority of the holders of the (a) issued and outstanding shares of Industrea Common Stock is required to approve this Agreement and the transactions contemplated hereby and (b) votes cast is required to approve the issuance of Industrea Common Stock pursuant to the Subscription Agreements for purposes of applicable NASDAQ rules (collectively, the “Industrea Stockholder Approval”). Other than Industrea Stockholder Approval, there are no other votes of the holders of Industrea Common Stock or of any other class or series of the capital stock of Industrea necessary with respect to the transactions contemplated hereby or any related matters.

5.23       Equity Investment. Industrea has delivered to the Company a true and correct copy of each Subscription Agreement. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Industrea Parties. Each Subscription Agreement is a legal, valid and binding obligation of the applicable Industrea Parties, and, to the knowledge of Industrea, the other parties thereto, except as limited by the Remedies Exception. There are no other agreements, side letters, or arrangements between any Industrea Party and Argand Investor relating to the Argand Subscription Agreement, that could adversely affect the obligation of the Argand Investor to contribute to Newco the Argand Equity Investment set forth in the Argand Subscription Agreement, and no Industrea Party knows of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Argand Subscription Agreement not being satisfied, or the Argand Equity Investment not being available to the Industrea Parties, on the Closing Date. There are no other agreements, side letters, or arrangements between any Industrea Party and the Third Party PIPE Investors relating to the Third Party PIPE Subscription Agreements, that could adversely affect the obligation of the Third Party PIPE Investors to contribute to Newco or Industrea, as applicable, the Third Party PIPE Investment set forth in the Third Party PIPE Subscription Agreements, and no Industrea Party knows of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Third Party PIPE Subscription Agreements not being satisfied, or the Third Party PIPE Investment not being available to the Industrea Parties, on the Closing Date. To the Industrea Parties’ knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Industrea Party under any material term or condition of any Subscription Agreement and, as of the date hereof, no Industrea Party has reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Except as set forth in the Argand Subscription Agreement, the Argand Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the Argand Investor to contribute to Newco the Argand Equity Investment set forth in the Argand Subscription Agreement on the terms therein. Except as set forth in the Third Party PIPE Subscription Agreements, the Third Party PIPE Subscription Agreements contains all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the Third Party PIPE Investors to contribute to Newco or Industrea, as applicable, the Third Party PIPE Investment set forth in the Third Party PIPE Subscription Agreements on the terms therein.

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5.24       Internal Controls; Listing; Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of Industrea’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), (i) Industrea has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Industrea, including its consolidated Subsidiaries, is made known to Industrea’s principal executive officer and its principal financial officer by others within those entities and (ii) since January 1, 2017, Industrea and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Industrea’s financial reporting and the preparation of Industrea’s financial statements for external purposes in accordance with GAAP.

(b)          To Industrea’s knowledge, each director and executive officer of Industrea has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Industrea has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.25       Investment Company Act; JOBS Act. Industrea is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Industrea constitutes an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE VI.
COVENANTS OF THE COMPANY

6.1         Conduct of Business.

(a)          From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.1, as contemplated by this Agreement or as consented to by Industrea in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to (i) operate its businesses in the ordinary course and substantially in accordance with past practice, (ii) preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it in the ordinary course of business consistent with past practice, (iii) maintain its assets, properties, books of account and records in the ordinary course of business consistent with its past practice, (iv) maintain its books and records in the ordinary course of business consistent with its past custom and practice and (v) otherwise preserve the goodwill and ongoing operations of its business. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Industrea in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

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(i)          (A) change or amend the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, or (B) authorize for issuance, issue, grant, sell, redeem, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries, except for issuances of Common Shares upon the exercise of existing Options;

(ii)          (A) effect any recapitalization or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (excluding issuances of Common Shares upon the exercise of existing Options) or (B) make, set-aside, declare or pay any dividend or other distribution (whether in securities or other property) to the stockholders of the Company, other than cash dividends prior to the Closing Date;

(iii)        materially amend, materially modify, terminate (excluding any expiration in accordance with its terms) or, except in the ordinary course of business, enter into any Contract of a type required to be listed on Schedule 4.12(a) or any material insurance policy required to be listed on Schedule 4.17;

(iv)        become legally committed to make any capital expenditures in excess of $1,000,000 in the aggregate, except for any capital expenditures contemplated in the capital expenditure budget provided to Industrea prior to the date hereof;

(v)         voluntarily grant any Lien on any material asset (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Liens;

(vi)        sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;

(vii)       except as required by Law, existing Company Benefit Plans or existing Contracts, (A) materially increase or accelerate the compensation or fees payable to any current or former director, officer, employee, or individual independent contractor who individually receive annual base compensation or fees that is at least $100,000 annually, or whose compensation or fees result in annual payments by the Company of at least $500,000 in the aggregate for such individuals, (B) hire or terminate the employment or engagement of any director, officer, employee, or individual independent contractor (other than terminations for cause) with annual base compensation of at least $100,000, or hire or terminate the employment or engagement of any group of such individuals whose annual base compensation is at least $500,000 in the aggregate for all such hired or terminated individuals, (C) adopt, enter into, terminate or materially amend any Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the date hereof), (D) enter into, terminate or amend any collective bargaining agreement, works council agreement, or other agreement for the labor representation of employees, (E) take any action that would reasonably be expected to result in the Company or its Subsidiaries incurring any “withdrawal liability” under any Multiemployer Plan (pursuant to Part I of Subtitle E of Title IV of ERISA) or (F) pay or agree to pay to any director, officer, employee or individual independent contractor any change of control or similar transaction bonuses in connection with the transactions contemplated herein in excess of $3,000,000 in the aggregate and not more than $1,000,000 with respect to any individual, provided, that, for the avoidance of doubt, any payments contemplated by this clause (F) shall constitute Transaction Expenses hereunder;

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(viii)     acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof in a single transaction or a series of related transactions;

(ix)        incur any indebtedness for borrowed money, except (A) ordinary course borrowings under existing credit facilities and (B) intercompany debt in the ordinary course of business consistent with past practice;

(x)         make any loans or advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(xi)        (A) enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any material Tax or material Tax Returns of the Company or any of its Subsidiaries, (B) surrender a right of the Company or any Subsidiary of the Company to a material Tax refund, (C) change an accounting period of the Company or any Subsidiary of the Company with respect to any material Tax, (D) file an amended material Tax Return, (E) make or rescind any material Tax election or, except as required or permitted by GAAP, make any material change to any Tax accounting principles, methods or practices, or (F) enter into any agreement to extend or waive the applicable statute of limitations with respect to any material Taxes;

(xii)       sell, license, transfer or otherwise dispose of, any material Intellectual Property of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(xiii)      change or modify in any material respect the Company’s or any of its Subsidiaries’ ordinary course credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables (whether or not past due), fail to pay or delay payment of payables or other liabilities in any material respect, or otherwise materially change the manner in which the Company or any of its Subsidiaries deals with customers, suppliers or vendors in the ordinary course of business;

(xiv)      settle any Action against the Company or any of its Subsidiaries for amounts not covered by then existing insurance policies in excess of $250,000; or

(xv)       enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(a).

(b)          Nothing contained in this Agreement shall give Industrea, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Industrea shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

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6.2         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Industrea and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, records and appropriate officers and employees of the Company and its Subsidiaries, in each case, as such representatives may reasonably request for the sole purpose of preparing consummating the transactions contemplated hereby or for the operation of the business of the Company and its Subsidiaries following the Closing; provided, that (i) such investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Industrea’s sole cost and expense; and (ii) Industrea and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by the Company or any of its Subsidiaries, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Industrea, Concrete Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement.

6.3         HSR Act.

(a)          In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly, but in no event later than five (5) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and make all further filings pursuant thereto that may be necessary (including resubmit filings that are rejected for any reason whatsoever by the relevant Governmental Authority) and (ii) use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and to obtain such other approvals, consents and clearances as may be required under any foreign antitrust or competition laws. The Company shall use its reasonable best efforts to comply with any Antitrust Information or Document Requests made of the Company or any of its Affiliates and to participate in or defend against any Action or litigation as set forth in Section 7.1 herein.

(b)          The Company shall exercise its reasonable best efforts to (i) furnish to Industrea all information reasonably required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Industrea’s prior filings) and (ii) otherwise reasonably cooperate with Industrea in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority.

(c)          The Company and the Holder Representative shall promptly furnish to Industrea copies of any notices or written communications received or given by them or any of their Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company and the Holder Representative shall permit counsel to Industrea an opportunity to review in advance, and the Company and the Holder Representative shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or the Holder Representative or their respective Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. The Company and the Holder Representative agree to provide Industrea and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or the Holder Representative and any of their respective Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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6.4         Financing Cooperation.

(a)          The Company agrees to use reasonable best efforts to provide such assistance (and to cause its Subsidiaries and its and their respective personnel, representatives and advisors to provide such assistance) with the Debt Financing and marketing efforts to current and prospective equity investors as is reasonably requested by Industrea that is customary and in connection with the arrangement and consummation of the Debt Financing and the reduction or minimization of redemptions of Industrea Common Stock, as applicable. Such assistance shall include, without limitation, the following: (i) as promptly as reasonably practicable, furnishing Industrea, its Affiliates and its Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Industrea and specifically identified in the Debt Commitment Letters, (ii) reasonably assisting with the preparation of lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the Debt Financing and otherwise reasonably cooperating with the marketing efforts of Industrea and Financing Sources for any portion of the Debt Financing, as applicable, including providing the business description to be contained therein and providing and executing customary authorization letters with respect thereto (it being understood and agreed that such documents shall contain customary language exculpating the Company and the Industrea Parties with respect to any liability related to the use of the contents thereof or any related marketing material by the recipients thereof), (iii) participating in a reasonable number of meetings, drafting sessions, due diligence meetings and presentations with prospective lenders and/or equity investors, and sessions with ratings agencies, in each case upon reasonable notice and at mutually agreeable dates and times (including a reasonable number of customary one-on-one meetings), (iv) delivering to Industrea the payoff letters contemplated by Section 3.2(d)(iii) and the Lien releases contemplated by Section 3.2(d)(xiii), (v) preparing and furnishing to Industrea and the lenders as promptly as practicable all Required Financial Information, (vi) delivering to Industrea, within the time periods specified in the Debt Commitment Letters all documentation and other information relating to the Company and its Affiliates required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information is requested by the lenders within the time periods specified in the Debt Commitment Letters, (vii) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the assets and properties of the Company and its Subsidiaries for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing) (including obtaining for delivery at or immediately following the Closing the certificates representing equity interests constituting collateral) and (viii) executing and delivering as of (but not before) the Closing definitive financing documents (which will not be effective before the Closing), including credit agreements, intercreditor agreements, guarantee agreements, pledge and security documents (including intellectual property filings with respect to intellectual property constituting collateral) or documents (including a solvency certificate executed by the chief financial officer of the Company in the form attached to the Debt Commitment Letters and any customary backup officer’s certificate required for a legal opinion), to the extent reasonably requested by the Industrea Parties and otherwise using commercially reasonable efforts to facilitate the granting or perfection of collateral to secure any portion of the financings contemplated by the Debt Commitment Letters (or any permitted replacement thereof), including obtaining for delivery at or immediately following the Closing any certificates representing equity interests constituting collateral. Such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement. The Company will, upon reasonable written request of Industrea, use its reasonable best efforts to update any Required Financial Information (to the extent it is available) to be included in any offering document to be used in connection with the Debt Financing to assist Industrea in ensuring that such Required Financial Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

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(b)          The Company shall take all commercially reasonable actions necessary to issue, upon a timely request by Industrea, in accordance with the terms and conditions of the Existing Notes and the Existing Notes Indentures, a notice of redemption to redeem the aggregate principal amount of each series of Existing Notes outstanding as of the Closing Date pursuant to Section 3.07 of each Existing Notes Indenture (the “Existing Notes Redemptions”), and the Company shall take all commercially reasonable actions necessary to cause the Existing Notes Redemptions to occur substantially simultaneously with the Closing.

(c)          In each case of this Section 6.4, the Company’s cooperation shall be at Industrea’s written request with reasonable prior notice and at Industrea’s sole cost and expense. The Company shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing. The Company will consent to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Without limiting the Company’s representations and warranties set forth in Section 4.8, none of the Company nor any of its Subsidiaries nor any of their respective Affiliates and their respective representatives shall have any liability to any Industrea Parties or their respective Affiliates in respect of any financial statements, other financial documents or data or other information provided pursuant to this Section 6.4 actual (not constructive) fraud by the Company or its Subsidiary. All information provided by the Company, its Subsidiaries, the Holder Representative or any of their respective Affiliates or any of their respective representatives pursuant to this Section 6.4 shall be kept confidential in accordance with the Confidentiality Agreement except that Industrea shall be permitted to disclose on a confidential basis such information to the Financing Sources, rating agencies and prospective lenders in connection with the Debt Financing. Each of the Industrea Parties agrees and acknowledges that the Company shall not be considered to have breached this Section 6.4 unless the Company shall have knowingly, intentionally and materially breached this Section 6.4 and which breach shall have caused the Closing not to occur. Industrea shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing and the Equity Financing or any assistance or activities provided in connection therewith, except to the extent suffered or incurred as a result of the knowing, intentional and material breach of this Section 6.4 or the actual (not constructive) fraud of, any of them.

6.5         Termination of Affiliate Agreements. On or prior to the Closing Date, the Company shall take all actions necessary to terminate, and shall cause to be terminated, all Affiliate Agreements (including the MSA (other than the indemnification and other provisions thereof that expressly survive any such termination)) set forth on Schedule 6.5.

6.6         Exclusivity.  Until the first to occur of the Closing or the earlier termination of this Agreement pursuant to Article X, the Company will not, and will cause its respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, (c) furnish to any person any non-public information or grant any person access to its properties, assets, books, contracts, personnel or records, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other contract, or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case relating to an Acquisition Proposal. “Acquisition Proposal” means any offer or proposal regarding a business combination transaction involving the Company or any of its Subsidiaries or any other transaction to acquire all or any material part of the business, properties or assets of the Company or any of its Subsidiaries or any amount of the capital stock of the Company or any of its Subsidiaries (whether or not outstanding), whether by merger, acquisition of assets, purchase of equity, tender offer or other similar transactions, other than with Industrea. The Company will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or contracts (to the extent unilaterally terminable by the Company without the counterparty’s consent and without penalty) (other than with Industrea) with respect to the foregoing and will immediately (but in any event within five (5) business days after the date of this Agreement) terminate any access of the type referenced in clause (c) above.

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ARTICLE VII.

COVENANTS OF THE INDUSTREA PARTIES

7.1         HSR Act.

(a)          In connection with the transactions contemplated by this Agreement, Industrea shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly, but in no event later than five (5) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings or start pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Industrea shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Requests made of Industrea or any of its Affiliates.

(b)          Industrea shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws, in each case, as soon as practicable (but in any event prior to the Termination Date), (ii) furnish to the Company all information reasonably required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Industrea’s prior filings), and (iii) otherwise reasonably cooperate with the Company in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act, any antitrust or applicable foreign competition Law, Industrea shall use its reasonable best efforts to contest and resist any such Action, including to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and initiate and exhaust all appeals, and post bonds in connection therewith) necessary to have vacated, lifted, reversed or overturned as soon as practicable (but in any event prior to the Termination Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, unless, by mutual agreement, Industrea and the Company decide that litigation is not in their respective best interests. Industrea shall not, without the written consent of the Company, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval from the Company with respect to any filing made with any Antitrust Authority.

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(c)          Industrea shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received or given by Industrea or any of its Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Industrea shall permit counsel to the Company an opportunity to review in advance, and Industrea shall consider in good faith the views of such counsel in connection with, any proposed written communications by Industrea and its Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. Industrea agrees to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Industrea and any of its Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d)          Industrea shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement. Each party shall bear its own legal or advisor fees in connection with any filings, Actions or litigation under this Section 7.1.

7.2         Indemnification and Insurance.

(a)          From and after the Concrete Effective Time, Newco agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Concrete Effective Time, whether asserted or claimed prior to, at or after the Concrete Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Newco shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Concrete Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)          The Company, at its sole cost and expense (which, to the extent unpaid as of the Closing, shall be deemed a Transaction Expense), shall cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Concrete Effective Time. The aggregate amount actually paid to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium”.

(c)          The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.2 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Newco hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Newco hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time from and after the Closing, to an Indemnified Person by Newco, the Concrete Surviving Corporation or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 7.2, and Newco, the Concrete Surviving Corporation and its Subsidiaries shall be at all times the indemnitors of first resort (i.e., Newco’s, the Concrete Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary).

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(d)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Concrete Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Newco and the Concrete Surviving Corporation. In the event that Newco or the Concrete Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Newco or the Concrete Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

(e)          Newco shall assume, and be jointly and severally liable with the Company and its Subsidiaries for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

7.3         Employment Matters.

(a)          For a period of no less than one (1) year following the Closing Date, Newco shall, or shall cause the Concrete Surviving Corporation and its Subsidiaries to, provide to each employee of the Company and its Subsidiaries who continues in employment with the Concrete Surviving Corporation or any of their Subsidiaries following the Closing Date (the “Continuing Employees”) with (i) at least the same base salary or wage rate, as applicable, and annual cash incentive opportunity (excluding, for the avoidance of doubt, equity compensation, phantom equity compensation, and retention or transaction bonuses), if any, as those provided to such Continuing Employee immediately prior to the Closing and (ii) provide other employee benefits (including tax-qualified retirement, health, welfare and severance, but excluding equity compensation, phantom equity compensation, and retention or transaction bonuses) which are no less favorable, in the aggregate, than those provided to the Continuing Employees immediately prior to the Closing.

(b)          For purposes of determining eligibility, vesting, participation and benefit accrual (other than for purposes of benefit accrual under any defined benefit pension, retiree health or welfare, deferred compensation or supplemental retirement plan) under Newco’s and its Subsidiaries’ plans and programs providing employee benefits to Continuing Employees after the Closing Date (the “Industrea Benefit Plans”). Newco shall (or shall cause one of its Subsidiaries to) credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries (and their predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under Company Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Newco shall (or shall cause one of its Subsidiaries to) use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Industrea Benefit Plans, (ii) each Industrea Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits, all pre-existing condition exclusions and actively-at-work requirements of such Industrea Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans), and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Industrea Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

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(c)          This Section 7.3 is for the sole benefit of the parties hereto and shall not, and shall not be construed so as to, (i) create any third-party right in any Person, including any Continuing Employee, (ii) confer upon any Person the right to employment or continued employment for any period of time, or any right to any particular term or condition of employment, (iii) constitute an amendment or modification of any employee benefit plan, or (iv) obligate Newco, the Company or any of their respective Subsidiaries to adopt or maintain any compensatory or benefits plan, agreement arrangement or prevent Newco, the Company or any of their respective Subsidiaries from modifying or terminating any such plan, program or other arrangement.

7.4         Financing Efforts.

(a)          The Industrea Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing as promptly as practicable following the date hereof and to consummate the Debt Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Debt Commitment Letters; (ii) causing the Argand Equity Investment to be consummated upon satisfaction of the Financing Conditions contained in the Argand Subscription Agreement; (iii) satisfying on a timely basis all Financing Conditions; (iv) negotiating, executing and delivering definitive agreements and other documentation (“Debt Financing Documents”) that reflect the terms contained in the Debt Commitment Letters (including any “market flex” provisions related thereto); (v) enforcing its rights under the Debt Commitment Letters in the event of a Financing Failure Event and (vi) in the event that the conditions set forth in Sections 9.1 and 9.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, cause the financing providers to fund the full amount of the Financing. Industrea shall give the Company prompt notice of any breach, repudiation, or threatened or anticipated breach or repudiation, by any party to a Debt Commitment Letter of which Industrea or its Affiliates becomes aware. Without limiting the Industrea Parties’ other obligations under this Section 7.4, if a Financing Failure Event occurs the Industrea Parties shall (x) promptly notify the Company of such Financing Failure Event and the reasons therefor, (y) in consultation with the Company, obtain alternative financing from alternative financing sources, in an amount sufficient to make the Closing Date Payments and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) obtain, and when obtained, provide the Company with a copy of, a new financing commitment, subject only to the Financing Conditions, that provides for such alternative financing. Neither Industrea nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace a Debt Commitment Letter or any Debt Financing Document except for (a) substitutions and replacements pursuant to the immediately preceding sentence; or (b) if such amendment, modification, supplement, restatement, assignment, substitution or replacement (i) does not contain additional conditions, modified conditions or other contingencies, in each case to the funding of the debt financing relative to those contained in Debt Commitment Letters for the debt financing as in effect on the date of this Agreement, (ii) or is otherwise not reasonably likely to (x) impair or materially delay the funding of the Debt Financing or (y) impair or materially delay the Closing and (iii) does not reduce the aggregate amount of the Debt Financing as of the date of this Agreement; provided, that, notwithstanding the foregoing, it is hereby understood and agreed that the Industrea Parties may amend either Debt Commitment Letter to (A) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date hereof and provide such lenders, lead arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the financings contemplated by such Debt Commitment Letter to the extent that the commitments in the aggregate of the lenders to provide the financings contemplated by such Debt Commitment Letter are not reduced as a result of any such amendment and (B) implement any “market flex” provisions contained in a Debt Commitment Letter. Upon any such amendment, supplement, modification or replacement of a Debt Commitment Letter or Debt Financing Document in accordance with this Section 7.4(a), the term “Debt Commitment Letter” shall include such “Debt Commitment Letter” as so amended, supplemented, modified or replaced. Upon the request of the Company, Industrea will confirm (a) with its Financing Sources their intent and ability to perform, and the availability of the Debt Financing, under the Debt Commitment Letters, subject only to satisfaction or waiver of the Financing Conditions, and (b) that neither it nor its Financing Sources are aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition. “Financing Failure Event” shall mean any of the following (A) the commitments with respect to all or any portion of the Financing expiring or being terminated, (B) for any reason, all or any portion of the Financing becoming unavailable, (C) a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to a Debt Commitment Letter, or (D) it becoming reasonably foreseeable that any of the events set forth in clauses (A) through (C) shall occur, or (E) any party to a Debt Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (A) through (C) has occurred.

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(b)          The Industrea Parties shall take all reasonable actions necessary to cause the Existing Notes Redemptions to occur substantially simultaneously with the Closing. The Industrea Parties shall provide all funds necessary to consummate the Existing Notes Redemptions at the Closing.

(c)          The Industrea Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, any Subscription Agreement or Rollover Agreement without the consent of the Company if such amendment, modification or waiver (i) reduces the aggregate amount of the Equity Financing or the Rollover, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Equity Financing in a manner that would reasonably be expected to (x) delay or prevent the Closing, (y) materially impair or delay the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) or (z) adversely affect the ability of Newco to enforce its rights against the other parties to the Subscription Agreements, the Rollover Agreements or any of the definitive agreements with respect thereto or (iii) adds or changes in any material respect any economic or governance rights or benefits granted to any investor participating in the Equity Financing (including the Argand Investor). The Industrea Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the applicable Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its reasonable best efforts to (i) satisfy on a timely basis all conditions and covenants applicable to the Industrea Parties in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the applicable Subscription Agreement (other than conditions that Newco or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the applicable Subscription Agreement at or prior to Closing and (iii) enforce their rights under the applicable Subscription Agreement in the event that all conditions in the applicable Subscription Agreement (other than conditions that Newco or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause, as applicable, (x) the Argand Investor to consummate the Argand Equity Investment at or prior to the Closing, and (y) the Third Party PIPE Investors to consummate the Third Party PIPE Investment at or prior to the Closing to be consummated at or prior to the Closing. Without limiting the generality of the foregoing, Industrea shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment), (B) of any known breach or default (or any known event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (D) if the Industrea Parties do not expect to receive all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreement contains all of the conditions precedent to the obligations of the investors party thereto to contribute to Newco the Equity Financing on the terms therein.

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7.5         Retention of Books and Records. Newco shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After such seven (7)-year or longer period, before Newco, the Concrete Surviving Corporation or any of its Subsidiaries may dispose of any such books and records, Newco shall give at least ninety (90) days’ prior written notice of such intention to dispose to the Holder Representative, and the Holder Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect.

7.6         Contact with Customers and Vendors. Until the Closing Date, Industrea shall not, and shall cause its Affiliates and representatives not to, contact or communicate with the employees, customers, vendors or suppliers of the Company or any of the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or any of the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Holder Representative.

7.7         Conduct of Business.

(a)          From the date of this Agreement through the Closing, each of the Industrea Parties shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.7, as contemplated by this Agreement or as consented to by the Holder Representative in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to (i) operate its businesses in the ordinary course and substantially in accordance with past practice, (ii) preserve and protect its business organization and employment relationships, (iii) maintain its assets, properties, books of account and records consistent with its past practice, (iv) maintain its books and records consistent with its past custom and practice and (v) to not take any action or fail to take any action that would reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied or that would otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement in any material respect. Without limiting the generality of the foregoing, except as set forth on Schedule 7.7 or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Industrea Parties shall not, and shall cause their respective Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i)          (A) change or amend its certificate of incorporation or bylaws or equivalent organizational documents, or (B) authorize for issuance, issue, grant, sell, redeem, deliver, dispose of, pledge or otherwise encumber any equity securities;

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(ii)         (A) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (B) make, set-aside, declare or pay any dividend or other distribution (whether in securities or other property) to its stockholders;

(iii)        except in the ordinary course of business, materially adversely amend, modify or terminate (excluding any expiration in accordance with its terms) any Industrea Material Contract;

(iv)       become legally committed to make any capital expenditures except pursuant to the terms of this Agreement;

(v)        sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties;

(vi)       make any loans or advances of money to any Person (other than Industrea Parties and their Subsidiaries), except for advances to employees or officers of the Industrea Parties or their respective Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(i)          (A) incur any material Taxes outside of the ordinary course of business, (B) enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any material Tax or material Tax Returns of Industrea or any of its Subsidiaries, (C) surrender a right of Industrea or any Subsidiary of Industrea to a material Tax refund, (D) change an accounting period of Industrea or any Subsidiary of Industrea with respect to any material Tax, (E) file an amended material Tax Return outside the ordinary course of business, or (F) make or rescind any material Tax election or, except as required by GAAP, make any material change to any Tax accounting principles, methods or practices;

(vii)      settle any Action; or

(viii)     enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.7(a).

(b)          Nothing contained in this Agreement shall give the Company or the Holder Representative, directly or indirectly, any right to control or direct the operations of Industrea Parties and their Subsidiaries prior to the Closing. Prior to the Closing, each of the Industrea Parties shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

7.8         R&W Insurance Policy. Industrea has obtained and bound coverage under a representations and warranties insurance in the form attached hereto as Annex J (such policy, the “R&W Insurance Policy”); provided, that all premiums, underwriting fees and brokers’ commissions related to such R&W Insurance Policy shall be borne fifty percent (50%) by Industrea or such Affiliate and fifty percent (50%) shall be a Transaction Expense. Subject to the foregoing proviso, prior to the Closing, the Company shall provide commercially reasonable assistance to Industrea, if applicable, to the extent required to maintain bound coverage under the R&W Insurance Policy. Industrea shall not amend, terminate or otherwise modify the R&W Insurance Policy in a manner adverse to the Pre-Closing Holders without the Holder Representative’s consent.

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7.9         Registration Statement; Industrea Stockholder Approval.

(a)          As soon as practicable after the execution of this Agreement (provided, that the Company has provided to Industrea all of the information described in Section 7.9(d) hereof, including such financial statements and other information of the Company and its Subsidiaries to be delivered to Industrea by the Company or its auditors and required to be included in the Registration Statement), Industrea shall prepare and cause Newco to file with the SEC a registration statement on Form S-4 that will include the proxy statement/prospectus to be sent to the stockholders of Industrea relating to Industrea Stockholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Registration Statement”) for the purpose of soliciting proxies from Industrea stockholders to vote at Industrea Stockholders Meeting in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby, (ii) the Newco Charter & Bylaws Amendment and (iii) all such other proposals the approval of which Industrea and the Company mutually deem necessary or desirable to consummate the transactions contemplated by this Agreement (collectively, the “Transaction Proposals”). In addition to the foregoing, Industrea shall prepare and cause Newco to file with the SEC the Registration Statement on or prior to September 11, 2018; provided, that Industrea’s obligation to prepare and cause Newco to file the Registration Statement on or prior to such date shall be specifically contingent upon the Company’s satisfaction of all Filing Requirements. Industrea shall use reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC. Industrea also agrees to use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action. Promptly after the SEC advises Industrea that the SEC staff has completed its review of the Registration Statement, Industrea shall set a record date (which date shall be mutually agreed with the Company) (the “Industrea Record Date”) for determining the stockholders of Industrea entitled to attend Industrea Stockholders Meeting. Industrea will cause the Registration Statement to be mailed to each stockholder who was a stockholder of Industrea as of Industrea Record Date promptly after the SEC advises Industrea that the SEC staff has completed its review of the Registration Statement. Promptly after the SEC advises Industrea that the SEC staff has completed its review of the Registration Statement, Industrea shall duly call, give notice of, convene and hold Industrea Stockholders Meeting for the purpose of obtaining Industrea Stockholder Approval, which meeting shall be held not more than 45 days after the date on which Industrea mails the Registration Statement to its stockholders.

(b)          Industrea will advise the Company, promptly after Industrea receives notice thereof, of the time when the Registration Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any other document each time before any such document is filed with the SEC, and Industrea shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Industrea shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Industrea or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Industrea to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

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(c)          Each of the Company and Industrea shall use their respective reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the date it is first mailed to the stockholders of Industrea and at the time of Industrea Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company, Industrea or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Industrea that is required to be set forth in an amendment or supplement to the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Industrea.

(d)          The Company acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Company, its officers, directors and stockholders, and its business, management, operations and financial condition. Accordingly, the Company agrees to use commercially reasonable efforts to provide Industrea with such information regarding the Company or its Subsidiaries that is required to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of Industrea to the SEC or NASDAQ in connection with the transactions contemplated hereby.

(e)          Industrea shall use its reasonable best efforts to obtain Industrea Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking Industrea Stockholder Approval. Industrea shall, through Industrea board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Industrea Board Recommendation”) and Industrea shall include Industrea Board Recommendation in the Registration Statement. The board of directors of Industrea shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, Industrea Board Recommendation (a “Change in Recommendation”); provided, that the Industrea board of directors may make a Change in Recommendation if it determines in good faith that a failure to do so would constitute a breach of its fiduciary duties under applicable Law.

(f)          Industrea shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to enforce its rights under the Industrea Letter Agreement in furtherance of obtaining the Industrea Stockholder Approval and to cause Industrea Alexandria and the Industrea Insiders (including by maintaining in effect the Industrea Letter Agreement and seeking an order of specific performance or other equitable relief or other enforcement actions against Industrea Alexandria and the Industrea Insiders) to (a) vote all shares of Industrea Common Stock held by them in favor of the Mergers and the other transactions contemplated hereby and (b) not redeem any shares of Industrea Common Stock owned by any of them in connection with the Industrea Stockholder Approval.

7.10       Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Industrea shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Industrea (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to stockholders holding shares of Industrea Class A Common Stock sold in Industrea’s initial public offering who shall have previously validly elected to redeem their shares of Industrea Class A Common Stock pursuant to Industrea certificate of incorporation, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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7.11       Exclusivity. Until the first to occur of the Closing or the earlier termination of this Agreement pursuant to Article X, Industrea will not, and will cause its respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, (c) furnish to any person any non-public information or grant any person access to its properties, assets, books, contracts, personnel or records, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other contract, or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case relating to an Industrea Acquisition Proposal. “Industrea Acquisition Proposal” means any offer, proposal, request, inquiry regarding a business combination transaction involving Industrea or any of its Subsidiaries or any other transaction involving Industrea or any of its Subsidiaries to acquire all or any material part of the business, properties or assets of any other entity or any amount of the capital stock of any other entity, whether by merger, purchase of assets, purchase of equity, tender offer or other similar transactions, other than with the Company. For the avoidance of doubt, the provisions of this Section 7.11 shall not apply to any transaction that does not involve (directly or indirectly) Industrea and its subsidiaries, including any transaction solely involving Argand Partners L.P. or its other Affiliates (including any portfolio companies) (the “Argand Parties”) or any activities by such Argand Parties in furtherance thereof. Industrea will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or contracts (to the extent unilaterally terminable by Industrea without the counterparty’s consent and without penalty) (other than with the Company) with respect to the foregoing.

ARTICLE VIII.
JOINT COVENANTS

8.1         Support of Transaction. Without limiting any covenant contained in Article VI or
Article VII, Industrea and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Industrea, the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Mergers pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.

8.2         Escrow Agreement. Each of the Holder Representative and Newco shall execute and deliver to one another and the Escrow Agent, at the Closing, the Escrow Agreement in the form attached hereto as Annex F (the “Escrow Agreement”).

8.3         Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will furnish, or cause to be furnished, upon request to each other such further information, execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the transactions contemplated herein.

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8.4         [Reserved.]

8.5         Section 280G. Prior to the Closing, the Company shall use reasonable endeavors to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company or its Subsidiaries who may receive payments and/or benefits that could constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code) in connection with the transactions contemplated by this Agreement a waiver of any such payments or benefits, such that after giving effect to all waivers, the Company, its Subsidiaries, and, if applicable, Industrea shall not have made or provided, nor shall be required to make or provide, any payments or benefits that would not be deductible under Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code (the waived payments and benefits waived shall be collectively referred to as the “Section 280G Waived Payments”). On or prior to the Closing Date, the Company shall use commercially reasonable efforts to submit, accompanied by adequate disclosure, for equityholder approval all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the U.S. Treasury Regulations thereunder. If equityholder approval is obtained, the Company shall promptly, but in all events prior to the Closing, deliver to Industrea evidence reasonably satisfactory to Industrea of such approval. Prior to the Closing Date and prior to solicitation of equityholder approval, the Company shall provide Industrea with (i) drafts of any waivers and equityholder disclosure documents relating to the waiver and vote prepared by the Company in connection with this Section 8.5; and (ii) reasonable documentation regarding the determination of the Section 280G Waived Payments. The Company shall consider in good faith any comments made by Industrea prior to obtaining the waivers and soliciting the vote.

8.6         Tax Matters.

(a)          Newco agrees that (i) Newco and Concrete Parent will file a consolidated federal income Tax Return with the Company and its applicable Subsidiaries starting on the day following the Closing Date, causing the taxable year of the Company and its applicable Subsidiaries to end on the Closing Date for federal income tax purposes, (ii) any gains, income, deductions, losses or other items resulting from any transactions outside the ordinary course of business occurring on the Closing Date, but after the Closing, shall not be treated as occurring on the Closing Date and Newco and the Company shall utilize (and cause their Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting such items on the applicable Tax Returns, (iii) no election will be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any other similar provision of foreign, state or local Law) for the Company or any of its Subsidiaries to ratably allocate items in connection with the transactions contemplated by this Agreement, and (iv) no election will be made under Section 336 of the Code or Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(b)          Tax Returns.

(i)          The Company, at its sole cost and expense, shall (A) prepare and timely file all Tax Returns of the Company and each Subsidiary of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (“Company Prepared Returns”) and (B) timely pay all Taxes that are due and payable (after taking into account all appropriate extensions) on or prior to the Closing Date with respect to the Company Prepared Returns. Unless otherwise required by Law, all Company Prepared Returns shall be prepared in a manner consistent with existing practices and accounting methods of the Company and its Subsidiaries.

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(ii)         Newco shall cause the Company and each Subsidiary of the Company to prepare and timely file all Tax Returns of the Company and each Subsidiary of the Company due after the Closing Date (the “Newco Prepared Returns”). To the extent that a Newco Prepared Return relates to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, such Tax Return shall be prepared in a manner consistent with existing practices and accounting methods of the Company and its Subsidiaries, unless otherwise required by Law. To the extent a Newco Prepared Return relates to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, at least twenty (20) days before filing any Newco Prepared Return, Newco shall deliver a draft copy of such Newco Prepared Return to the Holder Representative for the Holder Representative’s review, comment and approval. Newco shall cause any comments provided in writing within ten (10) days of receipt of such Newco Prepared Return by the Holder Representative to be reflected in such Newco Prepared Return, to the extent consistent with existing practices and accounting methods of the Company and its Subsidiaries and with applicable Law. For the avoidance of doubt, any Tax deductions arising out of fees, expenses and bonuses paid or accrued by the Company, any of its Subsidiaries or any Affiliated Group of which the Company is a member (including any Tax deductions with respect to the Option Consideration or otherwise with respect to the Vested Options) shall be treated as accruing on or before the Closing Date and reported on a Tax Return of the Company (or the Affiliated Group of which the Company is the common parent) for a Pre-Closing Tax Period.

(iii)        Notwithstanding the foregoing provisions of this Section 8.6(b), no Company Prepared Return or Newco Prepared Return shall include an election under Section 965(h) or Section 965(n) of the Code.

(c)          Apportionment of Taxes. For purposes of determining the amount of Taxes that are attributable to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the parties agree as follows:

(i)          In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, that in the case of any such Taxes that are imposed in arrears, the amount of such Taxes for the entire Straddle Period shall be based on the amount of such Taxes that were actually imposed for the immediately preceding period.

(ii)         In the case of Taxes in the form of interest or penalties, all such Taxes shall be (x) treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) if and to the extent that such interest or penalties relate to a Company Prepared Return or otherwise to a breach of this Agreement by the Holder Representative or (prior to the Closing) by the Company and (y) treated as attributable to a Post-Closing Tax Period (or the portion of the Straddle Period beginning after the Closing Date) if and to the extent that such interest or penalties relate to a Newco Prepared Return or otherwise to a breach of this Agreement by Newco or its Affiliates (including Industrea, Concrete Parent, Concrete Merger Sub or (after the Closing) the Company and its Subsidiaries).

(iii)        In the case of Taxes (other than Taxes imposed under Section 965 of the Code) imposed on the Company or any Subsidiary of the Company or on Newco or any Affiliate of Newco, in each case, as a result of income from any Flow-Thru Entity directly or indirectly owned by the Company that is realized by the Flow-Thru Entity prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the Company or a Subsidiary of the Company for a Pre-Closing Tax Period.

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(iv)        In the case of all other Taxes for a Straddle Period (including Income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(d)          Tax Contests. Newco shall promptly notify the Holder Representative of any audit, assessment, investigation or other proceeding relating to Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”). The Holder Representative shall be entitled to control the conduct of any such Tax Contest; provided, however, that Newco, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and the Holder Representative shall not resolve any such Tax Contest without Newco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Newco shall be entitled to control the conduct of any other Tax Contest.

(e)          Cooperation. To the extent reasonably requested in writing (and at the requesting party’s expense), and subject to the other provisions of this Section 8.6, Newco, the Company and the Holder Representative shall, and shall cause their Affiliates to, (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary of the Company, (ii) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary of the Company (whether or not a Tax Contest), (iii) make available any information, records, or other documents reasonably relating to any Taxes or Tax Returns of the Pre-Closing Holders, the Holder Representative, the Company or any Subsidiary of the Company (except to the extent such information, records or other documents are reasonably deemed to be confidential or privileged), (iv) provide any information reasonably necessary or reasonably requested to allow the Pre-Closing Holders, the Holder Representative, Newco, the Company, or any Subsidiary of the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(f)          Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Company pursuant to this Agreement (collectively, “Transfer Taxes”) shall be paid one-half by Newco, Concrete Parent and Industrea, on the one hand, and one-half by the Pre-Closing Holders (solely through a claim for indemnification pursuant to clause (c) of the definition of “Indemnified Taxes”), on the other hand. The parties shall use their commercially reasonable efforts to cooperate to the extent reasonably requested to mitigate the amount of any such Transfer Taxes, to the extent permitted by applicable Law.

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(g)          Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) relating to a Pre-Closing Tax Period or a portion of a Straddle Period ending on or before the Closing Date (a “Tax Refund”) shall be for the sole benefit of the Pre-Closing Holders. To the extent that Newco or any of its Affiliates (including the Company or any of its Subsidiaries) receives or utilizes any Tax Refund, within ten (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be, (x) Newco shall promptly pay or cause its applicable Subsidiaries to pay, through payroll to each Pre-Closing Holder of Vested Options, subject to any applicable withholding, an amount equal to the product of (A) the amount of such Tax Refund net of any incremental Taxes payable by the Company or any Subsidiary as a result of the receipt thereof and net of any other expenses that Newco, the Company, or any Subsidiary or any of their Affiliates incur (or has or will incur) with respect to such Tax Refund (and related interest), and (B) such Pre-Closing Holder’s Option Pro-Rata Share over the sum of all Pre-Closing Holders’ Option Pro-Rata Shares, provided, that to the extent any amounts under this clause (x) would be payable after the fifth (5th) anniversary of the Closing, no Pre-Closing Holder of Vested Options shall have any legally binding right to such amounts and the Company shall have the sole discretion to determine whether to pay any such amounts to any Pre-Closing Holder of Vested Options and the time(s) and terms and conditions of any such payments, and (y) Newco shall pay or cause to be paid to the Exchange Agent (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Fully-Diluted Percentage in respect of its shares of Company Stock) the excess of (i) the amount described in the foregoing clause (x)(A), less (ii) the aggregate amount payable to Pre-Closing Holders of Vested Options pursuant to clause (x) above (disregarding any reduction of the amount payable to Pre-Closing Holders of Vested Options resulting from the operation of the proviso to such clause). The parties hereto agree that Tax Refunds for any taxable period beginning on or before the Closing Date and ending after the Closing Date shall be allocated using the methodologies set forth in Section 8.6(c). Newco and its Affiliates shall, and shall cause the Company or any of its Subsidiaries to, promptly take all actions (including those actions reasonably requested by the Holder Representative) to file for and obtain any Tax Refund. Newco shall, upon request, permit the Holder Representative to participate in the prosecution of any proceedings relating to a Tax Refund claim and shall not settle or otherwise resolve any such proceeding without the prior written consent of the Holder Representative. Nothing in this Section 8.6(g) shall require that Newco make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Newco, the Company, and its Subsidiaries) to the extent it is (i) a refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period (or portion of any Straddle Period beginning after the Closing Date), (ii) any refund for Tax that is reflected as a Current Asset (or offset to a Current Liability) in the Net Working Capital, as finally determined, or (iii) any refund for Tax that gives rise to a corresponding dollar-for-dollar payment obligation by the Company or any Subsidiary of the Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Company (or any Subsidiary of the Company) on or prior to the Closing Date, but only if such payment obligation is not indemnifiable under this Agreement and was not reflected as a Current Liability (or offset to a Current Asset) in Net Working Capital, as finally determined.

(h)          At or prior to the Closing, the Company shall deliver to Concrete Parent a certificate substantially in the form of Annex H; provided, that Newco’s and Concrete Parent’s sole remedy if the Company fails to deliver such certificate shall be to make an appropriate withholding of Tax to the extent required pursuant to Section 1445 of the Code (and the Treasury Regulations promulgated thereunder).

(i)          Following the Closing, except as required by law, Newco shall not, and shall cause its Affiliates (including Concrete Parent, Concrete Merger Sub and (after the Closing) the Company and its Subsidiaries) not to, (i) make any Tax election that would have a retroactive effective to any Pre-Closing Tax Period or a portion of a Straddle Period beginning on or before the Closing Date, (ii) amend any Tax Return relating to any Pre-Closing Tax Period or a portion of a Straddle Period beginning on or before the Closing Date, (iii) take any action outside the ordinary course of business that would increase the Tax liability of the Company or any of its Subsidiaries (or the Pre-Closing Holders) with respect to any Pre-Closing Tax Period or a portion of a Straddle Period beginning on or before the Closing Date or (iv) make any voluntary Tax disclosure, Tax amnesty filing or other similar filing relating to any Pre-Closing Tax Period or a portion of a Straddle Period ending on or before the Closing Date.

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(j)          Tax Treatment. For U.S. federal and applicable state income Tax purposes, the parties agree that the Rollover, taken together with the Industrea Merger, the Argand Equity Investment, the Third Party PIPE Investment, the UK Rollover Investment and any other relevant contributions to Newco, is intended to be a contribution of property qualifying under Section 351 of the Code. The parties further agree to file all Tax Returns in a manner consistent with the foregoing, to the greatest extent permitted by applicable Law, and not to knowingly take any actions that would cause the Rollover not to so qualify. Without limiting the generality of the foregoing, from the date hereof through and including the end of the taxable year in which the Closing occurs, Industrea shall not, and Newco shall cause Industrea not to, convert, liquidate, dissolve, wind up or take any similar action.

8.7         Confidentiality. Industrea and the Company shall comply with, and shall cause of their Affiliates and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to comply with the terms of that certain Confidentiality Agreement, dated as of April 17, 2018, between Industrea and the Company (the “Confidentiality Agreement”) which Industrea and the Company acknowledge remains in full force and effect and that all confidential information disclosed to Industrea or its Restricted Persons is and shall continue to be governed by the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Beginning on the date of this Agreement until the termination of this agreement in accordance with Article X, neither the Company nor any Restricted Person will waive any right under any other nondisclosure agreement previously entered into by the Company and any other Person with respect to the evaluation of the sale of the Company without the prior written consent of Industrea. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms set forth therein. In the event of the termination of this Agreement for any reason, Industrea shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material (as defined in the Confidentiality Agreement), subject to the terms and conditions set forth in the Confidentiality Agreement.

8.8         Notification of Certain Matters. Prior to the Closing, Industrea, on the one hand, and the Company, on the other hand, shall reasonably promptly notify each other in writing of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause any condition set forth in Section 9.2 or Section 9.3, as applicable, to not be satisfied, (ii) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of Industrea or to the knowledge of the Company, threatened against Industrea, the Company or any of its Subsidiaries, as the case may be, or (iii) any written notice or other written material communication from any Governmental Authority in connection with the transactions contemplated hereby; provided, that a party’s good-faith failure to comply with this Section 8.8 shall not provide the other party the right not to consummate the Closing or to effect the transactions contemplated by this Agreement.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1         Conditions to the Obligations of Industrea Parties and the Company. The obligations of Industrea Parties and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)          All waiting periods under the HSR Act applicable to the Mergers shall have expired or been terminated.

(b)          There shall not be in force any Law, injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Mergers.

(c)          The Industrea Stockholder Approval shall have been obtained.

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9.2         Conditions to the Obligations of Industrea Parties. The obligations of the Industrea Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Industrea Parties:

(a)          Each of the representations and warranties of the Company set forth in Sections 4.1 (Organization), 4.2(a) (Subsidiaries) 4.3 (Due Authorization), 4.4(b) (No Conflict), 4.6 (Capitalization), 4.7 (Capitalization of Subsidiaries) and 4.16 (Brokers’ Fees) (collectively, the “Company Fundamental Representations”), shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date. Each of the other representations and warranties of the Company contained in Article IV (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)          Each of the covenants of the Company and the Holder Representative to be performed at or prior to the Closing shall have been performed in all material respects.

(c)          The Company shall have delivered to Industrea a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled. The Company shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 3.2(d).

(d)          Since the date of this Agreement, there shall not have occurred a Material Adverse Effect of the Company.

(e)          The Company shall have delivered to Industrea the Written Consent within two (2) Business Days after the date hereof.

9.3         Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          Each of the representations and warranties of Industrea Parties set forth in Sections 5.1 (Organization), 5.2 (Due Authorization), 5.3(b) (No Conflict), 5.5 (Capitalization), 5.15 (Brokers’ Fees), 5.16 (Solvency; Concrete Surviving Corporation After the Concrete Merger), 5.22 (Industrea Vote Required) (collectively, the “Industrea Fundamental Representations”) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date. Each of the other representations and warranties of Industrea Parties contained in Article V (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on Industrea Parties.

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(b)          Each of the covenants of Industrea Parties to be performed at or prior to the Closing shall have been performed in all material respects.

(c)          The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          The Newco Common Shares to be issued in connection with the consummation of the Rollover shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(e)          The Industrea Parties shall have delivered or caused to be delivered a true and correct copy of the notice delivered of the Trustee required to terminate the Trust Account with instructions to pay the funds in the Trust Account (less any amounts attributable to redeemed shares of Industrea Class A Common Stock) to make the payments contemplated by Section 3.2.

(f)          Industrea shall have delivered to the Company a certificate signed by an officer of Industrea, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(g)          The Industrea Parties shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 3.2(d) other than any payments to be made pursuant thereto, which payments shall be made at the Closing.

(h)          The Industrea Parties shall have delivered or caused to be delivered to the Company evidence of the approval and adoption of this Agreement and the Mergers and the other transactions contemplated hereby by the sole stockholder of Industrea Merger Sub and the sole stockholder of Concrete Merger Sub within two (2) Business Days after the date hereof.

9.4         Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Concrete Effective Time. None of the Company, Industrea Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Industrea Parties, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1       Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)          by written consent of the Holder Representative and Industrea;

(b)          by written notice to the Company from Industrea if:

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(i)           there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Industrea of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 10.1(b)(i) if, as of such time, any Industrea Party is in material breach of any of its covenants or other obligations hereunder;

(ii)         the Closing has not occurred on or before the date that is 180 days following the date hereof (subject to Sections 10.1(b)(i) and 13.14), the “Termination Date”), unless Industrea Parties’ willful breach is the primary reason for the Closing not occurring on or before such date; or

(iii)        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless Industrea Parties’ willful breach is the primary reason for such injunction or prohibition; or

(c)          by written notice to Industrea from the Company if:

(i)          (A) there is any breach of any representation, warranty, covenant or agreement on the part of Industrea Parties set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Industrea Breach”), except that, if any such Terminating Industrea Breach is curable by Industrea through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Industrea of notice from the Company of such breach, but only as long as Industrea continues to exercise such reasonable best efforts to cure such Terminating Industrea Breach (the “Industrea Cure Period”), such termination shall not be effective and the Termination Date shall automatically be extended until the end of Industrea Cure Period, and such termination shall become effective only if the Terminating Industrea Breach is not cured within Industrea Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 10.1(c)(i)(A) if, as of such time, the Company is in material breach of any of its covenants or other obligations hereunder, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) Industrea Parties have failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;

(ii)         the Closing has not occurred on or before the Termination Date (subject to Sections 10.1(c)(i) and 13.14, unless the Company’s willful breach is the primary reason for the Closing not occurring on or before such date;

(iii)        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless the Company’s willful breach is the primary reason for such injunction or prohibition;

(iv)        at any time prior to the receipt of Industrea Stockholder Approval, if the board of directors of Industrea shall have (i) failed to recommend to its stockholders that Industrea Stockholder Approval be given or failed to include Industrea Board Recommendation in the Registration Statement, or (ii) effected a Change in Recommendation; or

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(v)         if Industrea Stockholder Approval shall not have been obtained at Industrea Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

10.2       Effect of Termination.

(a)          Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, subject to the immediately succeeding sentence and other than liability of the Company, Industrea Parties, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination. The provisions of Sections 10.2, Article XI and Article XIII, and the Confidentiality Agreement shall survive any termination of this Agreement.

(b)          Without limiting or otherwise affecting in any way the remedies available to the Company hereunder, in the event of a termination of this Agreement by the Company pursuant to Sections 10.1(c)(i), 10.1(c)(iv) or 10.1(c)(v) the Argand Investor shall within three (3) Business Days of the date of such termination, pay to the Company in cash by wire transfer of immediately available funds an amount equal to the documented out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby pursuant to the terms of and subject to the limitations set forth in the Expense Reimbursement Letter.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1       Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Company Stock and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated PGP Investors, LLC as the initial Holder Representative, and approval of this Agreement by the holders of Company Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Shares immediately prior to the Concrete Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Stock or any of the holders of Options.

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11.2       Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the Holder Representative Expense Amount and to pay the Holder Representative Expense Amount in accordance with Section 3.5, (ii) retain counsel and to incur such fees, costs and expenses as the Holder Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby, (iii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders and (iv) with respect to any claims for indemnification made pursuant to Section 12.2, exercise all rights granted to the Holder Representative under Article XII. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Industrea Parties, the Company or any holder of Company Stock or Options with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.5 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5, released from the Escrow Funds for the benefit of Pre-Closing Holders or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 exceed the aggregate amount of fees, costs, expenses and Taxes incurred, or that may in the future be incurred, by the Holder Representative in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Pre-Closing Holders as Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Industrea Parties. The Industrea Parties shall be able to rely conclusively on the instructions and decisions of the Holder Representative as to the settlement of any claims for indemnification of Industrea Parties pursuant to the Escrow Agreement or Article XII below or any other actions, consents, approvals, agreements and decisions required or permitted to be taken, given or made by the Holder Representative hereunder, and no Pre-Closing Holder shall have any cause of action against Industrea Parties to the extent that Industrea Parties has relied upon the instructions or decisions of the Holder Representative. The Holder Representative shall have the right, but not the obligation, exercisable in its sole discretion, to distribute to the Pre-Closing Holders at any time such Pre-Closing Holder’s Escrow Percentage of the Holder Representative Expenses Amount. Notwithstanding the foregoing, (A) there can be no assurances that any of the Holder Representative Expense Amount will be paid or disbursed to the Pre-Closing Holders and (B) no Pre-Closing Holder not be entitled to receive any interest on the Holder Representative Expense Amount.

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ARTICLE XII.

SURVIVAL; INDEMNIFICATION

12.1       Survival.

(a)          Each of the representations and warranties of the Company set forth in Article IV of this Agreement and the representations and warranties of the Industrea Parties set forth in Article V of this Agreement shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date (the “Cut-Off Date”).

(b)          Each of the covenants and other agreements of the parties set forth in this Agreement required to be performed or complied with prior to the Closing shall survive until the Cut-Off Date. The covenants and agreements of the parties set forth in this Agreement which contemplate performance after the Closing or that otherwise expressly by their terms survive the Closing, shall survive in accordance with their terms. Such covenants and agreements prior to their termination are referred to herein as the “Indemnified Covenants.”

(c)          If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 12.6 on or prior to the Cut-Off Date then the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

12.2       Indemnification by the Pre-Closing Holders. Subject to the limitations set forth herein, from and after the Closing Date, Industrea Parties, their respective Affiliates and their respective officers, directors, employees, equity holders, partners, controlling Persons, agents, fiduciaries and members (each, a “Industrea Indemnitee”), shall be indemnified from the Indemnity Escrow Fund from and against any and all Losses arising from any (a) breach of any representations and warranties of the Company contained in Article IV (other than the representations and warranties contained in Section 4.15), (b)(x) breach of any Indemnified Covenant made by the Company and required to be performed by the Company prior to the Closing and (y) breach of any Indemnified Covenant made by the Holder Representative, (c) any and all unpaid Transaction Expenses and Funded Debt, in each case, to the extent not actually included in the calculation of the final Merger Consideration, (d) amounts paid to Dissenting Stockholders, including any interest required to be paid thereon, to the extent that such amounts are in excess of what such holders would have received hereunder had such Dissenting Stockholders not been holders of Dissenting Shares, (e) all Indemnified Taxes and (f) any claim made by any Pre-Closing Holder that such Pre-Closing Holder is entitled to any amount in respect of such Pre-Closing Holder’s shares of Company Stock or Options other than (i) the applicable Merger Consideration or Option Consideration as determined in accordance with this Agreement and (ii) in respect of such other rights of the Pre-Closing Holders as may be specifically set forth herein.

12.3       Indemnification by Industrea Parties. Subject to the limitations set forth herein, from and after the Closing Date, the Industrea Parties shall, jointly and severally, indemnify and hold harmless the Holder Representative, the Pre-Closing Holders, their respective Affiliates and their respective officers, directors, employees, equity holders, partners, controlling Persons, agents, fiduciaries and members (each, an “Equityholder Indemnitee” and, together with the Industrea Indemnitees, collectively “Indemnitees” and each an “Indemnitee”), from and against any and all Losses arising from any (a) breach of any representations and warranties of any Industrea Party contained in Article V and (b) breach of any Indemnified Covenant made by an Industrea Party or to be performed by an Industrea Party, the Concrete Surviving Corporation or the Industrea Surviving Corporation from and after the Closing.

12.4       Limitations on Indemnification.

(a)          The maximum aggregate amount of indemnifiable Losses that may be recovered by the Industrea Indemnitees pursuant to Section 12.2 shall be the Indemnity Escrow Amount (the “Cap”) and all indemnifiable Losses pursuant to Section 12.2 shall be satisfied solely and exclusively from the then remaining amounts in the Indemnity Escrow Fund.

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(b)          No indemnification claims for Losses shall be asserted by any Industrea Indemnitee under Section 12.2(a) unless the aggregate amount of Losses that would otherwise be payable under Section 12.2(a) exceeds $1,525,000 (the “Deductible”), whereupon the Industrea Indemnitees shall be entitled to recover the entire amount of such Losses and not only amounts in excess of the Deductible.

(c)          No indemnification claims for Losses shall be asserted by any Equityholder Indemnitee under Section 12.3(a) unless the aggregate amount of Losses that would otherwise be payable under Section 12.3(a) exceeds the Deductible, whereupon the Equityholder Indemnitees shall be entitled to recover the entire amount of such Losses and not only amounts in excess of the Deductible.

(d)          In no event shall the Pre-Closing Holders be responsible for Losses pursuant to Section 12.2(a) in excess of the funds then available in the Indemnity Escrow Fund.

(e)          In no event shall Industrea’s indemnity obligations pursuant to Section 12.3 exceed an amount equal to the Cap.

(f)          No party shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing.

(g)          Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(h)          If the Closing Date occurs on or after November 1, 2018, then no indemnification claims for Losses shall be asserted by any Industrea Indemnitee, and none of the Pre-Closing Holders shall be responsible (including from the Indemnity Escrow Fund), for any Losses arising from any Income Taxes with respect to the taxable period of the Company or any of its Subsidiaries (or of an Affiliated Group of which one or more of them are members) that includes the date hereof; provided, for the avoidance of doubt, that if the Closing Date occurs on or before October 31, 2018, then this Section 12.4(h) shall be disregarded and shall not apply.

12.5       Indemnification Claim Process.

(a)          All claims for indemnification by an Indemnitee under this Article XII shall be asserted and resolved in accordance with Sections 12.5 and 12.6. With respect to any indemnification made by any Industrea Indemnitee pursuant to Section 12.3, any such claims shall be directed by the Indemnification Committee and the Holder Representative shall, on behalf of the Pre-Closing Holders, exercise all rights of the Indemnitor as set forth in this Article XII; provided, that the Holder Representative shall not have any liability as an Indemnitor to any Industrea Indemnitee pursuant to this Article XII.

(b)          If an Indemnitee intends to seek indemnification pursuant to this Article XII, the Indemnitee shall promptly notify, with respect to an Industrea Indemnitee, the Holder Representative, and with respect to an Equityholder Indemnitee, Newco, in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (a “Claims Notice”); provided, that any failure or delay on the part of the Indemnitee to deliver such a Claims Notice shall not relieve the applicable Indemnitors of their obligations under this Article XII, except if, and only to the extent, that such failure or delay prejudices such Indemnitors.

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(c)          With respect to any action, lawsuit, proceeding, investigation, demand or other claim against an Indemnitee by a third party (a “Third Party Claim”), the Indemnitors shall have ten (10) Business Days from the date on which the Claims Notice with respect to such Third Party Claim was delivered to Newco or the Holder Representative (as applicable) to notify the Indemnitee that the Indemnitor desires to assume control of the defense or prosecution of the Third Party Claim and any litigation resulting therefrom by advising the Indemnitee of such in writing that (i) it is obligated to indemnify, defend and hold harmless the Indemnitee under terms of their indemnification obligations hereunder (and subject to the limitations on the indemnification obligations set forth herein) and (ii) that it will undertake, conduct and control, through counsel of its own choosing (which counsel shall be reasonably satisfactory to the Indemnitee) and at its own expense, the settlement or defense thereof and in which event the Indemnitee shall cooperate with it in connection therewith. If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co-counsel at the Indemnitee’s sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money and the applicable Indemnitees receive an unconditional release with respect to such Third Party Claim. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto and shall keep each other reasonably informed with respect to the status thereof. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(d)          If the Indemnitor does not assume the defense of such Third Party Claim within ten (10) Business Days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (It being understood that Indemnitors shall remain liable to the extent such costs and expenses constitute a Loss for which the Indemnitee is entitled to indemnification pursuant to Article XII), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense.

(e)          Notwithstanding the foregoing, the Indemnitor shall not have the right to assume the defense of such Third Party Claim, if (i) the claim seeks an injunction or other equitable relief, (ii) the Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (iii) the Indemnitor fails to provide the Indemnitee with reasonable evidence that the Indemnitor has the financial wherewithal to pay for such defense, (iv) the Indemnitor shall not have assumed the defense of such Third Party Claim within the required time period, (v) such Third Party Claim is brought by the Indemnitee’s customers, suppliers, lenders, equityholders, employees or other business relationships, (vi) the Third Party Claim involves a criminal matter or (vii) with respect to claims under Section 12.2, if the potential Losses involved in such Third Party Claim exceed the amount remaining in the Indemnity Escrow Fund.

(f)          To the extent there is any inconsistency between this Section 12.5 and Section 8.6(d) as it relates to a Tax matter, the provisions of Section 8.6(d) shall govern.

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12.6       Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

12.7       Exclusive Remedy.

(a)          Notwithstanding anything to the contrary herein, from and after the Closing, except (i) in the case of an actual (not constructive) fraud claim based on inaccuracies in the representations and warranties expressly and specifically set forth in this Agreement and any certificate delivered pursuant hereto, as qualified by the Schedules, in each case solely against the Person who committed such fraud, (ii) any claims pursuant to any Transaction Document other than this Agreement (including for the avoidance of doubt, any Letter of Transmittal or Restrictive Covenant Agreement) or (iii) as otherwise provided in Section 13.14, the indemnification provisions of Article XII shall be the sole and exclusive remedy of the parties following the Closing for any and all claims arising under this Agreement or the transactions contemplated hereby, including any breach or alleged breach of the provisions hereof.

(b)          The Indemnity Escrow Amount and any interest accrued thereon (collectively, the “Indemnity Escrow Fund”) shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. The Indemnity Escrow Fund shall be held until the earlier of (x) the exhaustion of the Indemnity Escrow Fund and (y) the Cut-Off Date. Any portion of the Indemnity Escrow Fund remaining on the day following the Cut-Off Date shall be released to the Exchange Agent, less the sum of the aggregate amount, if any, claimed by the Industrea Indemnitees under Section 12.2 pursuant to claims (such claims, the “Outstanding Claims”) properly made against the Indemnity Escrow Fund in accordance with this Article XII and not fully resolved prior to the Cut-Off Date, which amount shall be retained by the Escrow Agent (such amount of the retained Indemnity Escrow Fund, as it may be further reduced after the Cut-Off Date by distributions to the Exchange Agent as set forth below and by recoveries by the Industrea Indemnitees pursuant to Section 12.2 and the Escrow Agreement, the “Retained Indemnity Escrow Amount”). In the event and to the extent that, after the Cut-Off Date, any Outstanding Claim made by any Industrea Indemnitee pursuant to Section 12.2 is resolved by the Holder Representative and the Industrea Indemnitee or finally determined by a court of competent jurisdiction (i) the Holder Representative and Newco shall jointly instruct the Escrow Agent to promptly release from the Indemnity Escrow Fund to the Exchange Agent, in accordance with payment instructions provided by the Holder Representative, an aggregate amount of the Retained Indemnity Escrow Amount equal to any amount of the Outstanding Claim resolved against such Industrea Indemnitee, and (ii) the Holder Representative and Newco shall jointly instruct the Escrow Agent to promptly release from the Indemnity Escrow Fund to Newco, in accordance with payment instructions provided by Newco, an aggregate amount of the Retained Indemnity Escrow Amount equal to any amount of the Outstanding Claim resolved in favor of such Industrea Indemnitee. All amounts released from the Indemnity Escrow Fund to or on behalf of the Pre-Closing Holders shall be paid to (x) to the Exchange Agent (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the shares of Company Stock held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the aggregate amount of such payment, multiplied by (B) the Aggregate Stock Escrow Percentage, (y) to the Surviving Corporation (for further delivery to each Pre-Closing Holder based on such Pre-Closing Holder’s Escrow Percentage in respect of the Vested Options held by such Pre-Closing Holder immediately prior to the Concrete Effective Time) an amount in cash equal to (A) the US Escrow Percentage of the aggregate amount of such payment, multiplied by (B) the Aggregate Option Escrow Percentage and (z) to the UK Rollover Investors an amount in cash equal to the UK Escrow Percentage of the aggregate amount of such payment (to be allocated among the UK Rollover Investors in accordance with the UK Share Purchase Agreement).

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(c)          Calculation of Losses; Limitations. The amount of any Loss for which indemnification is provided under this Article XII shall be (i) net of any amounts actually recovered by any Indemnitee under insurance policies (including any representation and warranty insurance policy maintained by or for the benefit of the Company or its Subsidiaries prior to the Closing (other than the R&W Insurance Policy)), from third parties or otherwise with respect to such Loss (net of direct collection expenses and any increase in premiums under insurance policies to the extent attributable to the recovery of such proceeds), (ii) net of amounts accrued on the Company or any Subsidiary’s balance sheet as of the Closing Date or included in Closing Date Net Working Capital with respect to such Loss, (iii) reduced to take account of any net Tax benefit actually realized by the Indemnitees arising from the incurrence or payment of any such Loss in the year the Loss is incurred in any of the next three (3) years or in a prior year and reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Loss in the year the Loss is incurred or in a prior year. With respect to any matter giving rise to a claim for indemnification in this Article XII, should an Indemnitee receive the amounts described in the preceding sentence after such time as the Indemnitor has made payment to the Indemnitee with respect to such matter, the Indemnitee shall promptly pay any such amounts to the Indemnitor. In the event any Indemnitee determines it is entitled to insurance proceeds (including proceeds under any representation and warranty insurance policy maintained by or for the benefit of the Company prior to the Closing (other than the R&W Insurance Policy)) or any other third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnitee is entitled to indemnification pursuant to this Article XII, such Indemnitee shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries. Notwithstanding any other provision in this Agreement to the contrary, no Indemnitor shall be liable to, or indemnify, any Indemnitee for any Losses (i) to the extent that such Losses result from or arise out of actions taken by such Indemnitee or any of its respective Affiliates from and after Closing, or (ii) that are punitive, or exemplary damages (except to the extent such damages are actually awarded in connection with a Third Party Claim).

12.8       Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the final Merger Consideration for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.

12.9       Determination of Breaches and Losses. For purposes of this Article XII, references to the terms “material,” “in all material respects,” Material Adverse Effect or any similar term or phrase contained in any representation or warranty (except for the representation and warranty in Section 4.12 and Section 4.23(a)) shall be disregarded for purposes of determining whether there has been any breach of any representation or warranty in this Agreement, and for purposes of determining the amount of Losses resulting therefrom.

12.10     Effect of Investigation. A claim for indemnity may be made by the Indemnitees under Section 12.2 or Section 12.3 despite the fact that such Indemnitee had actual knowledge prior to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, of the breach of, or of any facts or circumstances constituting or resulting in the breach of, such representation or warranty. In furtherance of the foregoing, each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, and the rights of Indemnitees under this Article XII shall not be affected, notwithstanding (i) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iii) the consummation of the Closing hereunder.

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ARTICLE XIII.

MISCELLANEOUS

13.1       Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. Notwithstanding anything to the contrary contained herein, this Section 13.1, Section 13.4, Section 13.10 and Section 13.17 (and any definition set forth in, or other provision of, this Agreement to the extent that a waiver of such definition or other provision would amend or modify the substance of this Section 13.1, Section 13.4, Section 13.10 and Section 13.17) may not be waived in a manner adverse to any Financing Source without the prior written consent of such Financing Source (and any such waiver without such prior written consent shall be null and void).

13.2       Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, solely if receipt is confirmed, addressed as follows:

(a)	If to Industrea or Concrete Merger Sub, to:

Industrea Acquisition Corp.

28 W. 44th Street, Suite 501

New York, New York 10036

Attention: Tariq Osman

Email: tosman@argandequity.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Dominick P. DeChiara, Bryan C. Goldstein

Email: ddechiara@winston.com, bgoldstein@winston.com

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(b)	If to the Company, prior to the Closing, to:

Concrete Pumping Holdings, Inc.

c/o Peninsula Pacific

10250 Constellation Blvd #2230

Los Angeles, CA 90067

Attention: Mary Ellen Kanoff, General Counsel

Email: mkanoff@peninsulapacific.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd #1100

Los Angeles, CA 90067

Attention: Jason Silvera, Sean Denvir

Email: jason.silvera@lw.com, sean.denvir@lw.com

(c)	If to the Holder Representative, to:

c/o Peninsula Pacific

10250 Constellation Blvd #2230

Attention: Mary Ellen Kanoff, General Counsel

Email: mkanoff@peninsulapacific.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd #1100

Los Angeles, CA 90067

Attention: Jason Silvera, Sean Denvir

Email: jason.silvera@lw.com, sean.denvir@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

13.3       Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that without such consent Industrea may assign all or a portion of its rights hereunder (a) to the provider of the R&W Insurance Policy obtained by Industrea and (b) to its Financing Sources (but, in each case, no such assignment will relieve Industrea of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4       Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons and Other Indemnitors (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Concrete Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and III, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, (iv) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 13.16 and (v) the Financing Sources shall be intended third-party beneficiaries of Section 13.1, this Section 13.4, Section 13.10 and Section 13.17.

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13.5       Expenses. Each party hereto, except as otherwise set forth herein and other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Accounting Referee, if any, shall be paid in accordance with Section 3.4; provided, further, that Industrea shall pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement in accordance with Section 7.1(d); provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Industrea shall pay all fees and expenses in connection with any financing arrangements, including the Debt Financing and Equity Financing, regardless of whether such fees and expenses were to be incurred by the Company or any of its Subsidiaries.

13.6       Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.7       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8       Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9       Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement, the Confidentiality Agreement and the Restrictive Covenant Agreements constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement, the Confidentiality Agreement and the Restrictive Covenant Agreements.

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13.10     Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Company Board to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under Section 251(d) of the DGCL. Notwithstanding anything to the contrary contained herein, Section 13.1, Section 13.4, this Section 13.10 and Section 13.17 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of Section 13.1, Section 13.4, this Section 13.10 and Section 13.17) may not be amended or modified in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source (and any such amendment or modification without such prior written consent shall be null and void).

13.11     Publicity. The parties hereto agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties and otherwise as a party may reasonably determine is necessary to comply with applicable Law (including under the Securities Act and the Exchange Act) or the requirements of any agreement to which the Company or any of its Subsidiaries is a party. Notwithstanding the foregoing, the Industrea Parties and the Company shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on the Closing Date. The Company and the Industrea Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law (including under the Securities Act and the Exchange Act) or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure). The Company and Industrea further acknowledge and agree that, PGP Investors, LLC and Argand Partners LP may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities.

13.12     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13     Jurisdiction; Waiver of Jury Trial.

(a)          Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13(a).

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(b)          Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.13(b).

13.14     Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action (it being understood that this Section 13.14 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Debt Commitment Letter (including the expiration or termination provisions thereof)).

13.15     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Industrea or Concrete Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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13.16     Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)          Conflicts of Interest. Industrea acknowledges that Latham & Watkins LLP, Ballard Spahr LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Holder Representative, one or more Pre-Closing Holders, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Industrea or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Industrea and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Industrea or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (i) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing Industrea, the Company or any of their respective Affiliates. Without limiting the foregoing, each of Industrea and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)          Attorney-Client Privilege. Each of Industrea and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Industrea, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Holder Representative, and shall not pass to or be claimed or used by Industrea or the Company, except as provided in the last sentence of this Section 13.16(b). Furthermore, each of Industrea and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Industrea or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative.

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(c)          Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Holder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company or any of its Subsidiaries. Absent the prior written consent of the Holder Representative, neither Industrea nor (following the Closing) the Company shall have a right of access to Privileged Materials.

(d)          This Section 13.16 shall be irrevocable, and no term of this Section 13.16 may be amended, waived or modified, without the prior written consent of the Holder Representative and its Affiliates and Prior Company Counsel affected thereby.

13.17     Certain Matters Regarding the Financing Sources.

(a)          Notwithstanding anything herein to the contrary, (i) each of the Holder Representative (on behalf of itself, the Pre-Closing Holders and its and their respective officers, directors, employees, members, managers, partners and controlling Persons), the Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether in contract or in tort, in Law, in equity or otherwise) involving or against a Financing Source that is in any way related to this Agreement, a Debt Commitment Letter, the financings contemplated thereby or any of the transactions contemplated hereby or thereby will be governed by and construed in accordance with the internal Laws of the State of New York without regard to the conflicts of Law principles that would require the application of any other Law, and (ii) each of the Holder Representative (on behalf of itself, the Pre-Closing Holders and its and their respective officers, directors, employees, members, managers, partners and controlling Persons), the Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto (A) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, a Debt Commitment Letter, the financings contemplated thereby or any of the transactions contemplated hereby or thereby in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) waives and hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (D) agrees that service of process, summons, complaint, notice or document or any other process that might be served in any action or proceeding may be made on any party by sending or delivering a copy of the process to such party to be served at the address of such party and in the manner provided for the giving of notices in Section 13.2 and shall be effective service of process against it for any such action brought in any such court, and (E) HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, A DEBT COMMITMENT LETTER, THE FINANCINGS CONTEMPLATED THEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO A DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, INCLUDING ANY ACTION OR PROCEEDING AGAINST ANY FINANCING SOURCE.

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(b)          Notwithstanding anything herein to the contrary, each of the Holder Representative (on behalf of itself, the Pre-Closing Holders and its and their respective officers, directors, employees, members, managers, partners and controlling Persons), the Company (on behalf of itself and its officers, directors, employees, members, managers, partners and controlling Persons) and each of the other parties hereto agrees that (i) none of it, its Affiliates and its and their respective officers, directors, employees, members, managers, partners and controlling Persons shall have any rights or claims against any Financing Source in connection with this Agreement, a Debt Commitment Letter, the financings contemplated thereby or any of the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise; provided, however, that the foregoing will not limit the rights of the parties to a Debt Commitment Letter or the definitive documentation for the financings contemplated thereby, and (ii) in no event will any Financing Source be liable for punitive, special, exemplary, indirect, consequential or incidental damages or liabilities, or damages or liabilities argued to be associated with lost profits or diminution in value or damages or liabilities based on any type of multiple or damages of a tortious nature in connection with this Agreement, a Debt Commitment Letter, the financings contemplated thereby or any of the transactions contemplated hereby or thereby, whether at Law or equity, in contract, in tort or otherwise.

13.18     Trust Account Waiver. The Company acknowledges that, as described in the Prospectus, dated June 26, 2017, Industrea established the Trust Account for the benefit of its public shareholders. The Company acknowledges that, prior to the Closing, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, including, without limitation, any claim for indemnification and hereby waives any claim for monies in the Trust Account it may have in the future as a result of, or arising out of, this Agreement, the Mergers and the other transactions contemplated hereby or any other transactions contemplated amongst the Company and Newco, Industrea, Concrete Parent, Concrete Merger Sub and Industrea Merger Sub prior to the Closing and, prior to the Closing, will not seek recourse against the Trust Account for any reason whatsoever.

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CONCRETE PUMPING HOLDINGS ACQUISITION CORP.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

INDUSTREA ACQUISITION CORP.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: Executive Vice President

CONCRETE PUMPING INTERMEDIATE ACQUISITION CORP.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

CONCRETE PUMPING MERGER SUB INC.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

INDUSTREA ACQUISITION MERGER SUB INC.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

CONCRETE PUMPING HOLDINGS, INC.

By:	/s/ Bruce Young
Name: Bruce Young
Title: President and Chief Executive Officer

PGP INVESTORS, LLC, solely in its capacity as the initial Holder Representative hereunder

By: PGP Manager, LLC, its Manager
By: PGP Advisors, LLC, its Manager

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Manager